Exhibit 10.1

AMENDED AND RESTATED CREDIT AGREEMENT

consisting of a

$25,000,000

Revolving Credit Facility,

and

$215,000,000

Tranche B Term Loan Facility

dated as of

April 28, 2006,

among

AGA Medical Corporation,

as Borrower

AGA Medical Holdings, Inc.

The Lenders Party Hereto from Time to Time

Lehman Brothers Inc. and Citigroup Global Markets Inc.,

as Joint Lead Arrangers and Joint Bookrunners

Citigroup Global Markets Inc.

as Syndication Agent

Lehman Commercial Paper Inc.,

as Administrative Agent

i

SCHEDULES:

Schedule 1.01	— Mortgaged Property
Schedule 2.01	— Commitments
Schedule 3.05	— Real Property
Schedule 3.12	— Subsidiaries
Schedule 3.13	— Insurance
Schedule 4.01 (h)	— Sources and Uses
Schedule 5.14	— Post-Closing Matters
Schedule 6.01	— Existing Indebtedness
Schedule 6.02	— Existing Liens
Schedule 6.04	— Existing Investments
Schedule 6.06	— Sale Leaseback Properties
Schedule 6.09	— Existing Transactions with Affiliates
Schedule 6.10	— Existing Restrictions

EXHIBITS:

Exhibit A	— Form of Assignment and Assumption
Exhibit B-l	— Form of Opinion of Ropes & Gray LLP
Exhibit B-2	— Form of Opinion of The Holstein Law Firm
Exhibit C	— Form of Collateral Agreement
Exhibit D	— Form of Perfection Certificate
Exhibit E	— Form of Borrowing Request
Exhibit F	— Form of Interest Election Request

v

This AMENDED AND RESTATED CREDIT AGREEMENT (the “Agreement”), dated as of April 28, 2006, among AGA MEDICAL CORPORATION, a Minnesota corporation, (the “Borrower”) AGA MEDICAL HOLDINGS, INC., a Delaware corporation (“Holdings”), LEHMAN COMMERCIAL PAPER INC., LEHMAN BROTHERS COMMERCIAL BANK, BANK OF AMERICA, N.A., CITICORP USA, INC., WACHOVIA BANK, NATIONAL ASSOCIATION, as lenders, and each of the other lenders party hereto from time to time (individually a “Lender”, and, collectively, the “Lenders”) LEHMAN BROTHERS INC. AND CITIGROUP GLOBAL MARKETS INC, as joint lead arrangers and joint bookrunners (in such capacity, the “Arrangers”), CITIGROUP GLOBAL MARKETS INC, as syndication agent (in such capacity, the “Syndication Agent”) and LEHMAN COMMERCIAL PAPER INC., as administrative agent (in such capacity, the “Administrative Agent”) amends and restates in its entirety the Existing Credit Agreement (as defined below).

W I T N E S S E T H:

WHEREAS, the Borrower, Holdings, Lehman Commercial Paper Inc., Citicorp USA, Inc., Deutsche Bank Trust Company Americas, Wachovia Bank, National Association, as lenders and the Administrative Agent are parties to the Credit Agreement, dated as of July 28, 2005 (as amended, supplemented or modified prior to the date hereof, the “Existing Credit Agreement”);

WHEREAS, the Borrower has requested that the Lenders amend and restate the Existing Credit Agreement to, among other things, add a new tranche B term loan thereto, increase the aggregate principal amount of available Revolving Credit Loans to $25,000,000 and amend the financial covenants (including deleting the maximum senior leverage ratio covenant). In connection therewith, the Borrower intends to (i) repay the Term Loans (as defined in the Existing Credit Agreement), together with accrued and unpaid interest thereon, outstanding under the Existing Credit Agreement, (ii) pay a dividend to Holdings (as defined herein), and (iii) pay fees and expenses incurred in connection with the foregoing (the transactions described in the foregoing being referred to collectively as the “Transactions”); and

WHEREAS, (a) this Agreement, on the terms and subject to the conditions set forth herein, shall amend and restate the Existing Credit Agreement in its entirety as of the Closing Date, (b) this Agreement shall not constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement or evidence payment of all or any of such obligations and liabilities or constitute a release of any of the liens or security interests granted in connection therewith and (c) from and after the Closing Date, the Existing Credit Agreement shall be of no further force or effect, except to evidence the Obligations (as defined therein) incurred, the representations and warranties made, liens and security interests granted and the actions or omissions performed or required to be performed thereunder prior to the Closing Date;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE I

Definitions

SECTION 1.01.  Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Lender” has the meaning set forth in Section 2.20.

“Additional Subordinated Debt” means unsecured Indebtedness of the Borrower (that may be guaranteed by those Subsidiaries that are Loan Parties) that (a) does not have a stated maturity date prior to the date that is 180 days after the Tranche B Term Loan Maturity Date, (b) does not require any scheduled payment of principal (including pursuant to a sinking fund obligation) or amortization prior to the date that is 180 days after the Tranche B Term Loan Maturity Date, (c) is (and all guarantees with respect thereto are) subordinated to the Obligations on terms (i) no less favorable to the Lenders than the terms of the Senior Subordinated Notes or (ii) in the case of high yield debt securities, customary for senior subordinated high yield debt securities or as are reasonably satisfactory to the Administrative Agent, (d) contains non-pricing terms (including covenants, events of default, remedies, redemption provisions and sinking fund provisions) (i) no less favorable to the Lenders than the terms of the Senior Subordinated Notes taken as a whole or (ii) customary for senior subordinated high yield debt securities and (e) bears a market rate of interest as determined by the Borrower’s Board of Directors.

“Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.

“Administrative Agent” means Lehman Commercial Paper Inc., in its capacity as administrative agent for the Lenders under the Loan Documents.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, any other Person that directly, or indirectly through one or more intermediaries, Controls, is Controlled by or is under common Control with the Person specified.

“Agents” means the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agreement” means the Existing Credit Agreement as amended and restated by this Amended and Restated Credit Agreement and as the same may be renewed, extended, modified, supplemented or amended from time to time.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Applicable Percentage” means, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments that occur thereafter.

“Approved Fund” has the meaning assigned to such term in Section 9.04(b).

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04) and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Available Amount” means, the sum, without duplication, of:

(a) the sum (determined on a cumulative basis and in no event less than zero) of the Borrower’s Portion of Excess Cash Flow for all fiscal years ending after January 1, 2006, plus

(b) the amount of Net Proceeds actually received by the Borrower from the issuance by Holdings of any Equity Interests (or capital contribution in respect thereof) after the Original Closing Date that was not (i) required to be applied to prepay Loans pursuant to Section 2.1l(c)(x) or (ii) used to pay non-recurring cash charges or expenses in an aggregate amount not to exceed $45,000,000 since the Original Closing Date incurred by the Borrower and its Subsidiaries, plus

(c) the amount of Net Proceeds actually received by the Borrower from the issuance after the Original Closing Date of Qualified Holdings Debt that was not used to pay non-recurring cash charges or expenses in an aggregate amount not to exceed $25,000,000 incurred by the Borrower and its Subsidiaries, plus

(d) an amount equal to any returns (including dividends, interest, distributions, returns of principal and profits on sale) actually received by the Borrower or any of the Subsidiaries in cash in respect of any Investments made after the Original Closing Date pursuant to Section 6.04(xvi), minus

(e) the sum, without duplication, of (i) the aggregate amount of Investments made after the Original Closing Date pursuant to Section 6.04(xvi), (ii) the aggregate amount of Restricted Payments made after the Original Closing Date pursuant to Section 6.08(a)(ix), (iii) the aggregate amount of Net Proceeds of an IPO used to prepay, redeem, defease, repurchase or otherwise retire the Senior Subordinated Notes and (iv) the aggregate amount of payments made after the Original Closing Date pursuant to Section 6.08(b)(iii) (other than such payments made with proceeds of any Additional Subordinated Debt permitted by Section 6.01).

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Borrower’s Portion of Excess Cash Flow” means, on any date from and after January 1, 2007, the portion of Excess Cash Flow for the immediately preceding full fiscal year of the Borrower for which financial statements have been delivered pursuant to Section 5.01 that has not been, or is not required to be, applied to prepay Loans pursuant to Section 2.1l(d).

“Borrowing” means (a) Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03, provided that a written Borrowing Request shall be substantially in the form of Exhibit E, or such other form as shall be approved by the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed, provided that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, for any period (and without duplication), (a) the additions to property, plant and equipment and other capital expenditures of the Borrower and any of the Subsidiaries that are (or would be) set forth in a consolidated statement of cash flows of the Borrower for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by the Borrower and the Subsidiaries during such period; provided that Capital Expenditures shall not include (i) expenditures to the extent they are made with the proceeds of the issuance by Holdings of Equity Interests (or capital contributions in respect thereof) after the Original Closing Date to the extent not Otherwise Applied, Additional Subordinated Debt or Qualified Holdings Debt, (ii) investments permitted under Section 6.04, including Permitted Acquisitions, (iii) expenditures that constitute a reinvestment of the Net Proceeds of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, to the extent permitted by Section 2.1l(c), and (iv) the purchase price of equipment purchased during such period to the extent the consideration therefor consists of any combination of (x) used or surplus equipment traded in at the time of such purchase and (y) the proceeds of a concurrent sale of used or surplus equipment.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change in Control” means:

(a) the acquisition of record ownership by any Person other than Holdings of any Equity Interests in the Borrower,

(b) prior to an IPO, the failure by the Permitted Investors to own, directly or indirectly, beneficially or of record, Equity Interests in Holdings representing a majority of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings,

(c) after an IPO, (i) the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the SEC thereunder as in effect on the date hereof) of Equity Interests in Holdings representing more than 35% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings and (ii) the ownership, directly or indirectly, beneficially or of record, by the Permitted Investors of Equity Interests in Holdings representing in the aggregate a lesser percentage of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests in Holdings than such Person or group,

(d) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of Holdings by Persons who were not (i) nominated by the Board of Directors of Holdings, (ii) appointed by directors so nominated or (iii) nominated by the Permitted Investors, or

(e) the occurrence of a “Change of Control”, as defined in any of the Senior Subordinated Notes Documents, any indenture or other instrument, agreement of other document evidencing or governing any Qualified Holdings Debt or any certificate of designations relating to the Qualified Preferred Stock.

“Change in Law” means (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.

“Charges” has the meaning set forth in Section 9.13.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans, Tranche B Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or a Tranche B Term Loan Commitment.

“CLO” has the meaning assigned to such term in Section 9.04(b).

“Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder, as amended from time to time.

“Collateral” means any and all “Collateral”, as defined in any applicable Security Document.

“Collateral Agent” means Lehman Commercial Paper Inc., in its capacity as collateral agent for the Lenders under this Agreement and any Security Document.

“Collateral Agreement” means the Guarantee and Collateral Agreement among the Loan Parties and the Collateral Agent, substantially in the form of Exhibit C.

“Collateral and Guarantee Requirement” means the requirement that:

(a) the Collateral Agent shall have received from each Loan Party either (i) a counterpart of the reaffirmation of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (ii) in the case of any Person that becomes a Loan Party after the Closing Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party;

(b) all outstanding Equity Interests of (i) the Borrower and (ii) each Subsidiary owned directly by any Loan Party shall have been pledged pursuant to the Collateral Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary) and the Collateral Agent shall have received all certificates or other instruments representing such Equity Interests, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;

(c) all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement, and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Collateral Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and perfect such Liens to the extent required by the Collateral Agreement, shall have been executed, filed, registered or recorded or delivered to the Collateral Agent for filing, registration or recording;

(e) the Collateral Agent shall have received (i) counterparts of a Mortgage (or, if applicable, an amendment thereto) with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first-priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Collateral Agent or the Required Lenders may reasonably request, and such surveys, appraisals, legal opinions and other documents as the Collateral Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and

(f) each Loan Party shall have obtained all material consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.

Notwithstanding anything to the contrary in this Agreement or any Security Document, no Loan Party shall be required to pledge or grant security interests in particular assets if, in the reasonable judgment of the Administrative Agent or the Collateral Agent, the costs of creating or perfecting such pledges or security interests in such assets (including any mortgage, stamp, intangibles or other tax) are excessive in relation to the benefits to the Lenders therefrom.

“Commitment” with respect to any Lender, each of the Tranche B Term Loan Commitment, Revolving Credit Commitment and any Commitment in respect of an Incremental Extension of Credit or any combination thereof (as the context requires).

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus

(a) without duplication and to the extent deducted in determining such Consolidated Net Income for such period, the sum of: (i) (A) consolidated interest expense of the Borrower and its subsidiaries for such period and (B) interest expense of Holdings to the extent paid or payable in cash during such period and financed by a Restricted Payment by the Borrower to the extent permitted hereunder and funded from consolidated operating cash flow of the Borrower, (ii) (A) consolidated income tax expense of the Borrower and its subsidiaries for such period and (B) income tax expense of Holdings for such period to the extent paid in such period using the proceeds of Restricted Payments made by the Borrower pursuant to clause (v) of Section 6.08(a), (iii) all amounts attributable to depreciation and amortization expense of the Borrower and its subsidiaries for such period, (iv) any non-cash charges for such period (but excluding (A) any non-cash charge in respect of an item that was included in Consolidated Net Income in a prior period and (B) any non-cash charge that relates to the write-down or write-off of inventory), (v) any fees and expenses made or incurred by Holdings, the Borrower and its subsidiaries in connection with the Original Transactions and/or the Transactions that are paid, accrued or reserved for within 180 days of the consummation of the Original Transactions or the Transactions, as applicable, (vii) any non-recurring fees, cash charges and other cash expenses (A) made or incurred by the Borrower and its subsidiaries in connection with any Permitted Acquisition, including severance, relocation and facilities closing costs, that are paid, accrued or reserved for within 180 days of such transaction or (B) incurred in connection with the issuance of Equity Interests or Indebtedness or the extinguishment of Indebtedness, (viii) other cash expenses incurred during such period in connection with a Permitted Acquisition to the extent that such expenses are reimbursed in cash during such period pursuant to indemnification provisions of any agreement relating to such transaction, (ix) fees paid to any Sponsor or Sponsor Affiliate under Section 6.09(h), (viii) Consolidated Net Income attributable to minority interests of a subsidiary (less the amount of any mandatory cash distribution with respect to any minority interest other than in connection with a proportionate discretionary cash distribution with respect to the interest held by the Borrower or any subsidiary), (x) cash expenses incurred during such period in connection with extraordinary casualty events to the extent such expenses are reimbursed (or reasonably anticipated to be reimbursed) in cash by insurance during such period (or in a subsequent period) and (xi) non-recurring cash charges or expenses incurred by the Borrower and its Subsidiaries, minus

(b) without duplication and to the extent included in determining such Consolidated Net Income, (i) any cash payments made during such period in respect of non-cash charges described in clause (a)(iv) taken in a prior period and (ii) any non-cash items of income for such period, all determined on a consolidated basis in accordance with GAAP, and

(c) (without duplication) plus unrealized losses and minus unrealized gains in each case in respect of Swap Agreements, as determined in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income or loss of the Borrower and its subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded from Consolidated Net Income (a) the income of any subsidiary to the extent that the declaration or payment of dividends or other distributions by such subsidiary of that income is not at the time permitted by a Requirement of Law or any agreement or instrument applicable to such subsidiary, except to the extent of the amount of cash dividends or other cash distributions actually paid to the Borrower or any subsidiary during such period (unless the income of any subsidiary receiving such dividend or distribution would be excluded from Consolidated Net Income pursuant to this proviso), and (b) any gains or losses attributable to sales of assets out of the ordinary course of business and any extraordinary losses or gains. Notwithstanding the foregoing, (1) the income of any Permitted Joint Venture that is not a subsidiary shall be included in Consolidated Net Income during any four quarter period only to the extent of the amount of cash dividends or other cash distributions of such income actually paid to the Borrower or any subsidiary prior to the date financial statements are required to be delivered pursuant to Section 5.01 (a) or (b) for the most recent fiscal period (unless the income of the subsidiary receiving such dividend or distribution would be excluded from Consolidated Net Income pursuant to this definition) and (2) for purposes of calculating the “Available Amount”, Consolidated Net Income shall be increased (without duplication) by the amount of cash dividends or other cash distributions actually paid to the Borrower or any subsidiary (unless the income of the subsidiary receiving such dividend or distribution would be excluded from Consolidated Net Income pursuant to this definition) since the Original Closing Date, to the extent not previously included therein.

“Contribution and Exchange Agreement” means the Contribution and Exchange Agreement, dated as of July 28, 2005, among Holdings, the Borrower and the shareholders of the Borrower listed on the signature pages thereto.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Default” means any event or condition that constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Environmental Laws” means all laws (including the common law), rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, preservation or reclamation of natural resources, the presence, management, Release or threatened Release of any Hazardous Material, or to health and safety matters.

“Environmental Liability” means liabilities, obligations, damages, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and medical monitoring, investigation or remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person, and any warrants, options or other rights entitling the holder thereof to purchase or acquire any such equity interest from the issuer thereof.

“ERISA” means the Employee Retirement Income Security Act of 1974 and the regulations promulgated thereunder, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived, (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan, (d) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan, (e) the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any

Plan, (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan or (g) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, for any fiscal year, the sum (without duplication) of:

(a) Consolidated Net Income for such fiscal year, adjusted to exclude any gains or losses attributable to Prepayment Events; plus

(b) depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining such Consolidated Net Income for such fiscal year; plus

(c) the amount, if any, by which Net Working Capital decreased during such fiscal year (except as a result of reclassification of items from short-term to long-term); minus

(d) the sum of (i) any non-cash gains or non-cash items of income included in determining Consolidated Net Income for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year (except as a result of reclassification of items from long-term to short-term); minus

(e) the amount of Capital Expenditures of the Borrower and its subsidiaries in such fiscal year (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long-Term Indebtedness); minus

(f) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by the Borrower and its subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit (unless there is a corresponding reduction in the aggregate Revolving Commitments), (ii) Tranche B Term Loans prepaid pursuant to Section 2.11 (a), (c) or (d), and (iii) repayments or prepayments of Long-Term Indebtedness financed by the incurrence of other Long-Term Indebtedness by a Parent or any Loan Party or the issuance of Equity Interests (or capital contributions in respect thereof) after the Original Closing Date to the extent not Otherwise Applied; minus

(g) the amount of Restricted Payments made by a Loan Party in such fiscal year pursuant to clauses (iii), (iv), (v), (vii), (viii), (x), (xi), (xiii) and (xv) of Section 6.08(a); minus

(h) to the extent not deducted in the calculation of Consolidated Net Income, the amount of Investments made by a Loan Party in such fiscal year pursuant to clauses (i), (iv)(B), (v)(B), (xv) and (xvii) of Section 6.04; minus

(i) cash Taxes paid in such fiscal year that did not reduce Consolidated Net Income for such fiscal year; minus

(j) cash payments made during such fiscal year in respect of non-cash charges that increased Excess Cash Flow in any prior fiscal year.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in. which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above, (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19 (b)), any withholding tax that is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), and (d) any withholding tax that is attributable to a Foreign Lender’s failure to comply with Section 2.17(e).

“Existing Credit Agreement” as defined in the recitals hereto.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Board of Directors, chief executive officer or chief financial officer of the Borrower.

“FCPA” means the Foreign Corrupt Practices Act and the regulations promulgated thereunder, as amended from time to time.

“FCPA Claims” means all claims, damages, liabilities, obligations, losses, penalties, actions, judgments and suits of any kind or nature that are asserted against, paid or payable by any Loan Party or any Subsidiary thereof, in connection with non-compliance with FGPA and any other related, applicable statute.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of the Borrower, in each case in his or her capacity as such.

“Financial Performance Covenants” means the covenants of the Borrower set forth in Sections 6.12 and 6.13.

“Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is located. For purposes of this definition, the United States of

America, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party or applicant in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation, provided that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Guarantee of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which the Guarantee is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee.

“Hazardous Materials” means all explosive, radioactive, infectious, chemical, biological, medical, hazardous or toxic materials, substances, wastes or other pollutants, including petroleum or petroleum byproducts, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas and all other materials, substances or wastes of any nature regulated pursuant to any Environmental Law.

“Holdings” has the meaning set forth in the preamble to this Agreement.

“Inactive Subsidiary” means a Subsidiary that (a) conducts no business operations, (b) has total assets with a fair market value of not more than $500,000 individually and not more than $1,000,000 in the aggregate for all Inactive Subsidiaries and (c) has no Indebtedness outstanding.

“Incremental Extensions of Credit” has the meaning set forth in Section 2.20.

“Incremental Facility Amendment” has the meaning set forth in Section 2.20.

“Incremental Facility Closing Date” has the meaning set forth in Section 2.20.

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding trade accounts payable and accrued obligations incurred in the ordinary course of business), (f) all obligations of others secured by (or for which the holder of such obligations has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but limited, in the event such secured obligations are nonrecourse to such Person, to the fair value of such property, (g) all Guarantees by such Person of the obligations of any other Person, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party or applicant in respect of letters of credit and letters of guaranty and (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, the term “Indebtedness” shall not include post-closing payment adjustments, earn-outs or non-compete payments to which the seller in any Permitted Acquisition is or may become entitled or amounts that any member of management, the employees or consultants of Holdings, the Borrower or any of the Subsidiaries may become entitled to under any cash incentive plan in existence from time to time.

“Indemnified Taxes” means Taxes other than Excluded Taxes.

“Indemnitee” has the meaning set forth in Section 9.03(b).

“Information” has the meaning set forth in Section 9.12.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or a Tranche B Term Loan Borrowing in accordance with Section 2.07, provided that a written Interest Election Request shall be substantially in the form of Exhibit F, or such other form as shall be approved by the Administrative Agent.

“Interest Expense Coverage Ratio” has the meaning set forth in Section 6.12.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or nine or twelve months thereafter if, at the time of the relevant Borrowing, all Lenders participating therein agree to make an interest period of such duration available), as the Borrower may elect, provided that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“IPO” means a bona fide underwritten initial public offering of Equity Interests of Holdings after the Closing Date.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice (or such later version thereof as may be in effect at the time of Issuance).

“Issuer Document” means all applications for Letters of Credit by the Borrower and all documents between the Issuing Bank and the Borrower related to the issuance of such Letters of Credit.

“Issuing Bank” means Lehman Brothers Bank, FSB or a Lender designated by the Borrower with the consent of the Administrative Agent and the Borrower (which consent shall not be unreasonably withheld) and such Lender or such other Lender designated as an “Issuing Bank” pursuant to Section 2.05(k). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“LC Advance” has meaning set forth in Section 2.05(c).

“LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. For purposes of computing the amount available to be drawn under any Letter of Credit, the amount of such Letter of Credit shall be determined in accordance with Section 1.06. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the ISP, such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining to be drawn. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time, “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption or an Incremental Facility Amendment, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement.

“Letter of Credit Expiration Date” means the date that is five Business Days prior to the Revolving Maturity Date then in effect (or if such day is not a Business Day, the next preceding Business Day).

“Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness on such date to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters of the Borrower ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of the Borrower most recently ended prior to such date).

“LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Telerate Page 3750 (or on any successor or substitute page of such service, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits for a comparable amount and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset or other arrangement to provide priority or preference with respect to such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party (other than customary rights of first refusal and tag, drag and similar rights in joint venture agreements (other than any such agreement in respect of any Subsidiary)) with respect to such securities.

“Loan Documents” means this Agreement, the promissory notes, if any, executed and delivered pursuant to Section 2.09 (e), any Incremental Facility Amendment, the Collateral Agreement and the other Security Documents.

“Loan Parties” means Holdings, the Borrower, the Subsidiary Loan Parties and each Permitted Joint Venture Loan Party.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement or an Incremental Facility Amendment.

“Long-Term Indebtedness” means any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, whether or not covered by insurance, (b) the ability of any Loan Party to perform any obligation under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.

“Material Disposition” means the sale by the Borrower or any Subsidiary of assets (including the capital stock of a Subsidiary or a business unit) for aggregate consideration (including amounts received in connection with post-closing payment adjustments, earn-outs and noncompete payments) of at least $5,000,000.

“Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Swap Agreements of any one or more of Holdings, the Borrower and the Subsidiaries in an aggregate principal amount exceeding $10,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of the Borrower or any

Subsidiary in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that the Borrower or such Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Maximum Rate” has the meaning set forth in Section 9.13.

“Moody’s” means Moody’s Investors Service, Inc.

“Mortgage” means a mortgage, deed of trust, assignment of leases and rents, leasehold mortgage or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be reasonably satisfactory in form and substance to the Collateral Agent.

“Mortgaged Property” means, initially, each parcel of real property and the improvements thereto owned by a Loan Party and identified on Schedule 1.01 and includes each other parcel of real property owned by a Loan Party and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12 or 5.13.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but excluding any interest payments), but only as and when received, (ii) in the case of a casualty, insurance proceeds and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event and (iii) the amount, of all taxes paid (or reasonably estimated to be payable) and the amount of any reserves established to fund liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that no net proceeds calculated in accordance with the foregoing of less than $500,000 realized in a single transaction or series of related transactions shall constitute Net Proceeds.

“Net Working Capital” means, at any date, (a) the consolidated current assets of the Borrower and its subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of the Borrower and its subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Non-Consenting Lender” has the meaning set forth in Section 9.02(b).

“Obligations” has the meaning assigned to such term in the Collateral Agreement.

“Original Closing Date” means July 28, 2005.

“Original Transaction Documents” means the Stock Purchase Agreement, the Contribution and Exchange Agreement, the Settlement Agreement, the Research Agreement, the Stockholders Agreement and the other agreements to be entered into in connection with the Original Transactions, all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of any of the foregoing or entered into in connection therewith.

“Original Transactions” means “Transactions” as defined in the Existing Credit Agreement.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies of the United States or any political subdivision thereof arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or from the filing or recording of or otherwise with respect to the exercise by the Administrative Agent or the Lenders of their rights under, any Loan Document.

“Otherwise Applied” means, with respect to any Net Proceeds, the amount of such Net Proceeds that was (i) required to prepay the Loans pursuant to Section 2.11 or (ii) otherwise previously applied under the Loan Documents.

“Parent” means any direct or indirect parent of which Holdings is a wholly owned subsidiary.

“Participant” has the meaning set forth in Section 9.04(c).

“Patriot Act” has the meaning set forth in Section 9.14.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.

“Permitted Acquisitions” means any acquisition by the Borrower or any Subsidiary Loan Party at least 80% of all outstanding Equity Interests (other than directors’ qualifying shares or shares issued to foreign nationals to the extent required by applicable law) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) such acquisition was not preceded by, or consummated pursuant to, a hostile offer (including a proxy contest), (b) no Default has occurred and is continuing or would result therefrom, (c) after giving effect to such acquisition, the Borrower and the Subsidiary Loan Party shall have aggregate unused and available Revolving Commitments and unrestricted cash and Permitted Investments of not less than $3,000,000, (d) such acquisition and all transactions related thereto are consummated in accordance in all material respects with all applicable laws, (e) all actions required to be taken with respect to such acquired or newly formed Subsidiary (if a Domestic Subsidiary) or assets (if held by a Domestic Subsidiary) to cause such Person to become a Loan Party under Sections 5.12 and 5.13 shall have been taken (or shall be taken promptly thereafter), (f) the Borrower and the Subsidiaries are in compliance on a Pro Forma Basis with the Financial Performance Covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available, and (g) the Borrower has delivered to the Administrative Agent an officer’s certificate to the effect set forth in clauses (a), (b), (c), (d), (e) and (f) above, together with all relevant financial information for the Person or assets to be acquired.

“Permitted Encumbrances” means:

(a) Liens imposed by law for taxes that are not yet due or are being contested in compliance with Section 5.05;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;

(c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;

(d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature;

(e) judgment liens in respect of judgments that do not constitute an Event of Default under paragraph (k) of Section 7.01;

(f) easements, zoning restrictions, rights-of-way, minor defects or irregularities of title and other similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not either detract from the value of the affected property or interfere with the ordinary conduct of business of the Borrower or any Subsidiary, in each case in any material respect;

(g) landlords’ and lessors’ and other like Liens in respect of rent not in default;

(h) any Liens shown on the title insurance policies in favor of the Collateral Agent insuring the Liens of the Mortgages; and

(i) leases or subleases which are subordinate to the Lien of any Mortgage, provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.

“Permitted Investments” means:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) investments in commercial paper maturing within 365 days from the date of acquisition thereof and having, at such date of acquisition, a credit rating from S&P or Moody’s of at least’A2 or P2, respectively;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within 365 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above; and

(e) investments in money market funds that comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above.

“Permitted Investors” means, collectively, (A) Welsh, Carson, Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P. and its Sponsor Affiliates and (B) (i) Franck Gougeon and each of the other directors, officers and employees of the Borrower who owned capital stock of Holdings on the first date the Borrower became a wholly owned subsidiary of Holdings; (ii) the spouses, ancestors, siblings, descendants (including children or grandchildren by adoption) and the descendants of any of the siblings of the Persons referred to in clause (i); (iii) in the event of the incompetence or death of any of the Persons described in clauses (i) or (ii), such Person’s estate, executor, administrator, committee or other personal representative, in each case who at any particular date shall be the beneficial owner or have the right to acquire, directly or indirectly, capital stock of the Borrower or Holdings (or any other direct or indirect parent company of the Borrower); (iv) any trust created for the benefit of the Persons described in any of clauses (i) through (iii) or any trust for the benefit of any such trust; or (v) any Person Controlled by any of the Persons described in any of clauses (i) through (iv).

“Permitted Joint Venture” means any investment by which the Borrower or any Subsidiary Loan Party acquires at least 10% but not more than 80% of the Equity Interests of any Person.

“Permitted Joint Venture Loan Party” means any Permitted Joint Venture which (x) is a subsidiary of the Borrower or any Subsidiary Loan Party and (y) satisfies the terms of the Collateral and Guarantee Requirement.

“Permitted Security” means (a) common stock of Holdings or (b) Qualified Preferred Stock, in each case (x) issued to the Permitted Investors for cash or (y) issued to any other Person that made a direct or indirect equity investment in the Borrower in connection with the Original Transactions.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan subject to the provisions of Title IV or Section 302 of ERISA or Section 412 of the Code, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prepayment Event” means:

(a) any sale, transfer or other disposition (excluding pursuant to a sale and leaseback transaction permitted under Section 6.06) of any property or asset of Holdings, the Borrower or any Subsidiary in excess of $2,000,000 in any fiscal year, other than dispositions described in clauses (a), (b), (c) and (d) of Section 6.05; or

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any Subsidiary with a fair value immediately prior to such event equal to or greater than $1,000,000; or

(c) the issuance by Holdings, the Borrower or any Subsidiary of any Equity Interests, or the receipt by Holdings, the Borrower or any Subsidiary of any capital contribution, other than (i) Permitted Securities or any other capital contribution to Holdings by holders of Permitted Securities (so long as such capital contribution is not made in exchange for Equity Interests that are not Permitted Securities), (ii) any issuance of directors’ qualifying shares, (iii) any issuance by the Borrower or any Subsidiary of common Equity Interests to, or receipt of any such capital contribution from, Holdings, the Borrower or any other Subsidiary, (iv) any issuance to management, employees or consultants of Holdings, the Borrower or any of the Subsidiaries under any employment or similar agreement, stock option or stock purchase plan or benefit plan in existence from time to time; (v) any issuance, the proceeds of which are used to fund a Permitted Acquisition, (vi) any issuance, the proceeds of which are used to pay non-recurring cash charges or expenses incurred by the Borrower and its Subsidiaries in an aggregate amount not to exceed $45,000,000 since the Original Closing Date, (vii) an IPO or any follow-on public offering or issuance or (viii) any issuance of Qualified Preferred Stock, the proceeds of which are used to prepay, redeem, defease, repurchase or otherwise retire any Senior Subordinated Notes or any Sponsor Preferred Stock; or

(d) the incurrence by Holdings, the Borrower or any Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01 or permitted by the Required Lenders pursuant to Section 9.02.

“Prime Rate” means the prime lending rate as set forth on the British Banking Association Telerate Page 5 (or such other comparable page as may, in the opinion of the Administrative Agent, replace such page for the purpose of displaying such rate), as in effect from time to time; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually available.

“Pro Forma Basis” means, for purposes of calculating the Leverage Ratio or the Interest Expense Coverage Ratio for any period, that any Specified Transaction that has been consummated in such period and the following transactions in connection therewith shall be deemed to have occurred as of the first day of such period:

(a) income statement items (whether positive or negative) attributable to the property or Person subject to such Specified Transaction, in the case of a Permitted Acquisition,

(b) any retirement of Indebtedness, and

(c) any Indebtedness incurred or assumed by Holdings, the Borrower or any of their subsidiaries in connection therewith (or in any Specified Transaction) and if such Indebtedness has a floating or formula rate, it shall have an implied rate of interest for the applicable period for purposes of this definition determined by utilizing the rate which is or would be in effect with respect to such Indebtedness as at the relevant date of determination;

provided that the foregoing pro forma adjustments may be applied to any such test solely to the extent that such adjustments are consistent with the definition of “Consolidated EBITDA” and give effect to events (including cost savings) to the extent they (i) have been certified by an officer of the Borrower (with reasonably detailed supporting calculations) as (1) reasonably attributable to, or made possible by, the transaction and (2) reasonably expected to have a continuing impact on Holdings and its Subsidiaries or the Borrower and its Subsidiaries, as applicable; (ii) are supportable and quantifiable by good faith assumptions believed to be reasonable at the time made or (iii) for all purposes other than determining the

“Revolving Loan Applicable Rate” or the “Term Loan Applicable Rate”, as applicable, relate to the business that is the subject of such Specified Transaction, and are reasonably determined by the Borrower to be probable based upon specifically identifiable actions to be taken within 12 months after the date of such Specified Transaction, and, in each case are certified by a Financial Officer (accompanied by reasonably detailed supporting evidence).

“Proposed Change” has the meaning set forth in Section 9.02(b).

“Qualified Holdings Debt” means unsecured Indebtedness of Holdings or a Parent issued to Permitted Investors, including additional unsecured Subordinated Indebtedness that (a) is not subject to any Guarantee by the Borrower or any Subsidiary Loan Party, (b) does not mature prior to the date that is 180 days after the Tranche B Term Loan Maturity Date, (c) has no scheduled amortization or payments of principal prior to such 180th day, (d) does not require any payments in cash of interest or other amounts in respect of the principal thereof for at least four (4) years from the date of issuance or incurrence thereof, and (e) has subordination provisions and other non-pricing terms and conditions that are (i) no less favorable to the Lenders than the analogous provisions of the Senior Subordinated Notes Documents or (ii) customary for senior high yield debt securities.

“Qualified Preferred Stock” means any Sponsor Preferred Stock and any other preferred stock of Holdings that (a) does not require the payment of cash dividends (it being understood that cumulative dividends shall be permitted), (b) is not mandatorily redeemable pursuant to a sinking fund obligation or otherwise prior to the date that is 180 days after the Tranche B Term Loan Maturity Date (other than upon an event of default or change in control, provided that any such payment is subordinated (whether by contract or pursuant to the charter of Holdings or the certificate of designations of such preferred stock) in right of payment to the Obligations on the terms set forth in the certificate of incorporation of Holdings in existence on the Closing Date or such other terms reasonably satisfactory to the Administrative Agent), (c) contains no maintenance covenants, other covenants materially adverse to the Lenders or remedies (other than voting rights and rights relating to the constitution of the board of directors) and (d) is convertible only into common equity of Holdings or securities that would constitute Qualified Preferred Stock.

“Ratings Condition” means the Borrower shall have, as of the most recent applicable determination date, a Moody’s corporate family rating of B1 or better (with a stable outlook or better) and a S&P corporate credit rating of BB- or better (with a stable outlook or better).

“Register” has the meaning set forth in Section 9.04(b).

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents, trustees and advisors of such Person and such Person’s Affiliates.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Tranche B Term Loans, Loans in respect of Incremental Extensions of Credit, if any, and unused Commitments representing more than 50% of the aggregate Revolving Exposures, outstanding Tranche B Term Loans, outstanding Loans in respect of Incremental Extensions of Credit, if any, and unused Commitments at such time.

“Requirement of Law” means, with respect to any Person, (i) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (ii) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Research Agreement” means the Interim Research Agreement, dated as of May 6, 2005, between the Borrower, Amplatz Research Agreement, Co. and Dr. Kurt Amplatz.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any Subsidiary, or any payment thereon (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings, the Borrower or any Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any Subsidiary.

“Revolving Available Credit” means, at any time, (a) the then effective Revolving Commitments minus (b) the aggregate Revolving Exposure at such time.

“Revolving Availability Period” means the period from and including the Original Closing Date to but excluding the earlier of (a) the Revolving Maturity Date and (b) the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The aggregate amount of the Lenders’ Revolving Commitments on the Closing Date is $25,000,000.

“Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loan” means a Loan made pursuant to clause (c) of Section 2.01.

“Revolving Loan Applicable Rate” means, for any day with respect to (a) any Revolving Loan that is an ABR Loan or Eurodollar Loan or (b) the commitment fees payable hereunder in respect of the Revolving Commitments, the applicable rate per annum set forth below under the caption “ABR Spread”, “Eurodollar Spread” or “Commitment Fee Rate”, as applicable, in each case, based upon the Leverage Ratio as of the most recent determination date, provided that prior to the date of delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s fiscal quarter ended June 30, 2006, the “Revolving Loan Applicable Rate” for purposes of clauses (a) and (b) above shall be the applicable rate per annum set forth below in Category 1.

Leverage Ratio	ABR Spread	Eurodollar Spread	Commitment Fee Rate
Category 1 > 4.50x	150 bps	250 bps	50 bps
Category 2 > 4.00x and < 4.50x	125 bps	225 bps	50 bps
Category 3 > 3.00x and < 4.00x	100 bps	200 bps	37.5 bps
Category 4 < 3.00x	75 bps	175 bps	37.5 bps

For purposes of the foregoing, (a) the Leverage Ratio shall be determined on a Pro Forma Basis as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01 (a) or (b), and (b) each change in the Revolving Loan Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio, for purposes of determining the Revolving Loan Applicable Rate, shall be deemed to be in Category 1 (i) at any time that an Event of Default, has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Revolving Maturity Date” means July 28, 2011.

“S&P” means Standard & Poor’s Ratings Group, Inc.

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Securities Purchase Agreement” means the Securities Purchase Agreement dated as of July 28, 2005, among the Borrower, the Subsidiaries listed therein and WCAS Capital Partners IV, L.P. in respect of the Senior Subordinated Notes.

“Security Documents” means the Collateral Agreement, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.12 or 5.13 to secure any of the Obligations.

“Senior Subordinated Notes” means the 10% Senior Subordinated Notes due 2012 issued by the Borrower on July 28, 2005 in the aggregate principal amount of $50,000,000 and the Indebtedness represented thereby.

“Senior Subordinated Notes Documents” means the Securities Purchase Agreement and all other instruments, agreements and other documents evidencing or governing the Senior Subordinated Notes or providing for any Guarantee or other right in respect thereof.

“Settlement Agreement” means the Confidential Settlement and Mutual Release Agreement, dated as of April 20, 2005, among Franck L. Gougeon, Michael Afremov and Kurt Amplatz.

“Specified Interests” means any Equity Interests of Holdings beneficially owned by Franck Gougeon and, solely with respect to Franck Gougeon, Permitted Investors described in clauses (B)(ii), (iii), (iv) and (v) of the definition thereof.

“Specified Property” means the property and improvements thereon owned by the Borrower as of the Closing Date located at 682 Mendelssohn Avenue, Golden Valley, Minnesota 55427.

“Specified Transactions” means (a) any Permitted Acquisition, (b) any Material Disposition and (c) any proposed incurrence of Indebtedness in respect of which the Interest Expense Coverage Ratio or the Leverage Ratio is by the terms of this Agreement required to be calculated on a Pro Forma Basis.

“Sponsor” means Welsh, Carson, Anderson & Stowe IX, L.P.

“Sponsor Affiliate” means (i) each Affiliate of the Sponsor that is neither an operating company nor a company controlled by an operating company, (ii) each partner, officer, director, principal or member of the Sponsor or any Sponsor Affiliate and (iii) any spouse, parent or lineal descendant (including by adoption) of any of the foregoing who are natural persons and any trust for the benefit of such persons.

“Sponsor Preferred Stock” means all preferred Equity Interests of Holdings held by the Sponsor and any Sponsor Affiliate as of the Closing Date, together with any accumulation, accretion or other increase in the amount thereof pursuant to the terms thereof or the charter of Holdings.

“Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the bank serving as the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Stock Purchase Agreement” means the Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005, among the Sponsor, the co-investors of the Sponsor listed on the signature pages thereto, Franck L. Gougeon and the Borrower.

“Stockholders Agreement” means the Stockholders Agreement, dated as of July 28, 2005, among the Sponsor, Franck L. Gougeon and the Borrower.

“Subordinated Indebtedness” means, Indebtedness of the Borrower or any Subsidiary that is contractually subordinated to the Obligations.

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower, other than any Permitted Joint Venture that is not a Permitted Joint Venture Loan Party.

“Subsidiary Loan Party” means any Domestic Subsidiary (other than any Inactive Subsidiary for which the Borrower has not satisfied the Collateral and Guarantee Requirement).

“Supermaiority Lenders” means Lenders having Revolving Exposures, Tranche B Term Loans, Loans in respect of Incremental Extensions of Credit, if any, and unused Commitments representing more than 75% of the aggregate Revolving Exposures, outstanding Tranche B Term Loans, outstanding Loans in respect of Incremental Extensions of Credit, if any, and unused Commitments at such time.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions, provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of the Borrower or the Subsidiaries shall be a Swap Agreement.

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means Lehman Commercial Paper Inc., in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Loan Applicable Rate” means, for any day with respect to any Tranche B Term Loan that is an ABR Loan or Eurodollar Loan, the applicable rate per annum set forth below under the caption “ABR Spread” or ‘‘Eurodollar Spread”, as applicable, in each case, based upon the Leverage Ratio as of the most recent determination date, provided that prior to the date of delivery to the Administrative Agent, pursuant to Section 5.01, of the Borrower’s consolidated financial information for the Borrower’s fiscal quarter ended June 30, 2006, the “Term Loan Applicable Rate” for purposes of the foregoing shall be the applicable rate per annum set forth below in Category 1.

Leverage Ratio	ABR Spread	Eurodollar Spread
Category 1 >4.50x	125 bps	225 bps
Category 2 >3.00x and < 4.50x	100 bps	200 bps
Category 3 < 3.00x (and satisfaction of the Ratings Condition)	75 bps	175 bps

For purposes of the foregoing, (a) the Leverage Ratio shall be determined on a Pro Forma Basis as of the end of each fiscal quarter of the Borrower based upon the Borrower’s consolidated financial statements delivered pursuant to Section 5.01(a) or (b), and (b) each change in the Term Loan Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of such consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change, provided that the Leverage Ratio, for purposes of determining the Term Loan Applicable Rate, shall be deemed lo be in Category 1 (i) at any time that an Event of Default has occurred and is continuing or (ii) at the option of the Administrative Agent or at the request of the Required Lenders if the Borrower fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.

“Total Indebtedness” means, as of any date, an amount equal to (a) aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries at such date minus (b) cash and Cash Equivalents owned by the Loan Parties on such date in an aggregate amount not to exceed $25,000,000, determined on a consolidated basis in accordance with GAAP.

“Tranche B Term Loan”: as defined in Section 2.01.

“Tranche B Term Loan Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Tranche B Term Loan to the Borrower hereunder in a principal amount not to exceed the amount set forth under the heading “Tranche B Term Loan Commitment” opposite such Lender’s name on Schedule 1 to the Lender Addendum delivered by such Lender, or, as the case may be, in the Assignment and Acceptance pursuant to which such Lender became a party hereto, as the same may be changed from time to time pursuant to the terms hereof. The original aggregate amount of the Tranche B Term Loan Commitments is $215,000,000.

“Tranche B Term Loan Lender”: each Lender that has a tranche B Term Loan Commitment or is the holder of a Tranche B Term Loan.

“Tranche B Term Loan Maturity Date”: means April 28, 2013; provided, that notwithstanding the foregoing, the Tranche B Term Loan Maturity Date will be January 28, 2012 if both the Senior Subordinated Notes and the Sponsor Preferred Stock have been not been repaid, redeemed, repurchased, defeased (on terms and conditions satisfactory to the Administrative Agent) or otherwise retired in full in one or more transactions otherwise permitted under this Agreement on or prior to January 28, 2012.

“Tranche B Term Loan Percentage”: as to any Tranche B Term Loan Lender at any time, the percentage which such Lender’s Tranche B Term Loan Commitment then constitutes of the aggregate Tranche B Term Loan Commitments (or, at any time after the Closing Date, the percentage which the aggregate principal amount of such Lender’s Tranche B Term Loans then outstanding constitutes of the aggregate principal amount of the Tranche B Term Loans then outstanding).

“Transactions” has the meaning set forth in the preamble to this Agreement.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.

“Unreimbursed Amount” means all unpaid and matured reimbursement or repayment obligations of the Borrower to the Issuing Bank with respect to amounts drawn under Letters of Credit.

“wholly owned” means with respect to any Person, a subsidiary of such Person all the outstanding Equity Interests of which (other than (x) directors’ qualifying shares and (y) shares issued to foreign nationals to the extent required by applicable law) are owned by such Person and/or by one or more wholly owned subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in ER1SA.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights and (f) any reference herein to a Tranche B Term Loan shall be construed to include the “Term Loans” (as defined in the Existing Credit Agreement) to the extent such reference relates to the period prior to the Closing Date.

SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP as in effect from time to time, provided that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definition) hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision (including any definition) hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Specified Transactions. Notwithstanding anything to the contrary herein, solely for purposes of determining the Interest Expense Coverage Ratio and the Leverage Ratio, with respect to any period during which any Specified Transaction occurs, such ratios shall be calculated with respect to such period and such Specified Transaction (and all other Specified Transactions that have been consummated during such period) on a Pro Forma Basis.

SECTION 1.06. Letter of Credit Amounts. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE II

The Credits

SECTION 2.01. Loans and Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make term loans to the Borrower on the Closing Date (each, a “Tranche B Term Loan”) in a principal amount not exceeding such Lender’s Tranche B Term Loan Commitment and (b)(i) on the Closing Date all Revolving Loans under (and as defined in) the Existing Credit Agreement shall be deemed to be Revolving Loans outstanding under this Agreement, (ii) the Revolving Commitments shall be increased from $15,000,000 to $25,000,000 and (iii) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Tranche B Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b) Subject to Section 2.14, each Revolving Borrowing and Tranche B Term Loan Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith, provided that all Borrowings made on the Closing Date must be made as ABR Borrowings. Each Swingline Loan shall be an ABR Loan.

(c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $250,000 and not less than $500,000. Borrowings of more than one Type and Class may be outstanding at the same time. There shall not at any time be more than a total of 10 Eurodollar Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or Swingline Loan may be in an aggregate amount (i) that is equal to the entire unused balance of the aggregate Revolving Commitments or (ii) that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).

(d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or the Tranche B Term Loan Maturity Date, as applicable.

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Tranche B Term Loan Borrowing, the Borrower shall notify the Administrative Agent of such request in writing (a) in the case of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of the proposed Borrowing, provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each written Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)        whether the requested Borrowing is to be a Revolving Borrowing or a Tranche B Term Loan Borrowing;

(ii)       the aggregate amount of such Borrowing;

(iii)      the date of such Borrowing, which shall be a Business Day;

(iv)      whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;

(v)       in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and

(vi)      the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section 2.03, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $5,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow; prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request in writing, not later than 2:00 p.m., New York City time, on the day of a proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

SECTION 2.05. Letters of Credit.

(a) (i) General. On the Closing Date (i) all Letters of Credit under the Existing Credit Agreement shall continue to be Letters of Credit outstanding under this Agreement and (ii) subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account (or for the account of any of its subsidiaries so long as the Borrower is a co-applicant), in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.

(ii) The Issuing Bank shall not issue any Letter of Credit, if:

(A) the expiry date of such requested Letter of Credit would occur more than one year after the date of issuance, unless the Required Lenders have approved such expiry date; provided, however, that any Letter of Credit with a one-year term may provide for the renewal thereof for additional one-year periods (which in no event shall extend beyond the expiry date referred to in (B) below); or

(B) the expiry date of such requested Letter of Credit would occur after the Letter of Credit Expiration Date, unless all the Lenders have approved such expiry date.

(iii) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(A) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain the Issuing Bank from issuing such Letter of Credit, or any law applicable to the Issuing Bank or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over the Issuing Bank shall prohibit, or request that the Issuing Bank refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon the Issuing Bank with respect to such Letter of Credit any restriction, reserve or capital requirement (for which the Issuing Bank is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon the Issuing Bank any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which the Issuing Bank in good faith deems material to it;

(B) except as otherwise agreed by the Administrative Agent and the Issuing Bank, such Letter of Credit is in an initial stated amount less than $25,000, in the case of a standby Letter of Credit; or

(C) such Letter of Credit is to be denominated in a currency other than Dollars.

(D) a default of any Lender’s obligations to fund under Section 2.05(c) exists or any Lender is at such time a Defaulting Lender hereunder, unless the L/C Issuer has entered into satisfactory arrangements with the Borrower or such Lender to eliminate the L/C Issuer’s risk with respect to such Lender

(iv) The Issuing Bank shall not amend any Letter of Credit if the Issuing Bank would not be permitted at such time to issue such Letter of Credit in its amended form under the terms hereof.

(v) The Issuing Bank shall be under no obligation to amend any Letter of Credit if:

(A) the Issuing Bank would have no obligation at such time to issue such Letter of Credit in its amended form under the terms hereof, or

(B) the beneficiary of such Letter of Credit does not accept the proposed amendment to such Letter of Credit.

(b) Notice of Issuance, Amendment. Renewal. Extension: Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section 2.05), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the LC Exposure shall not exceed $10,000,000 and (ii) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments.

Promptly after receipt of any letter of credit application, the Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such letter of credit application from the Borrower and, if not, the Issuing Bank will provide the Administrative Agent with a copy thereof. Unless the Issuing Bank has received written notice from any Lender, the Administrative Agent or any Loan Party, at least one Business Day prior to the requested date of issuance or amendment of the applicable Letter of Credit, that one or more applicable conditions contained in Article IV shall not then be satisfied, then, subject to the terms and conditions hereof, the Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrower (or the applicable Subsidiary) or enter into the applicable amendment, as the case may be, in each case in accordance with the Issuing Bank’s usual and customary business practices.

The Borrower shall promptly examine a copy of each Letter of Credit and each amendment thereto that is delivered to it and, in the event of any claim of noncompliance with the Borrower’s instructions or other irregularity, the Borrower will immediately notify the Issuing Bank. The Borrower shall be conclusively deemed to have waived any such claim against the Issuing Bank and its correspondents unless such notice is given aforesaid.

(c) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement (an “LC Advance”) made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section 2.05, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(d) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York, City time, on (i) the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt; provided that, the Borrower may, subject to the conditions to borrowing set forth herein, request (and, if the Borrower fails to reimburse such LC Disbursement when due, the Borrower shall be deemed to have requested) in accordance with Section 2.03 or 2.04 that such LC Disbursement be financed with an ABR Revolving Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan (and the time for reimbursement of such LC Disbursement shall automatically be extended to the Business Day following such request or deemed request). If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(e) Repayment of Participations.

(i) At any time after the Issuing Bank has made a payment under any Letter of Credit and has received from any Lender such Lender’s LC Advance in respect of such payment in accordance with Section 2.05(c), if the Administrative Agent receives for the account of the Issuing Bank any payment in respect of the related Unreimbursed Amount or interest thereon (whether directly from the Borrower or otherwise, including proceeds of cash collateral applied thereto by the Administrative Agent), the Administrative Agent will distribute to such Lender its Applicable Percentage thereof (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s LC Advance was outstanding) in the same funds as those received by the Administrative Agent.

(ii) If any payment received by the Administrative Agent for the account of the Issuing Bank pursuant to Section 2.05(d) is required to be returned (including pursuant to any settlement entered into by the Issuing Bank in its discretion), each Lender shall pay to the Administrative Agent for the account of the Issuing Bank its Applicable Percentage thereof on demand of the Administrative Agent, plus interest thereon from the date of such demand to the date such amount is returned by such Lender, at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under this clause shall survive the payment in full of the Obligations and the termination of this Agreement.

(f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (d) of this Section 2.05 shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section 2.05, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. Neither the Administrative Agent, the Lenders nor the Issuing Bank, nor any of their Related Parties, shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Bank, provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

Each Lender and the Borrower agree that, in paying any drawing under a Letter of Credit, the Issuing Bank shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. None of the Issuing Bank, the Administrative Agent, any of their respective Related Parties nor any correspondent, participant or assignee of the Issuing Bank shall be liable to any Lender for (i) any action taken or omitted in connection herewith at the request or with the approval of the Lenders or the Required Lenders, as applicable; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit or Issuer Document. The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficially or transferee at law or under any other agreement.

(g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower in writing of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder, provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section 2.05.

(h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans, provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (e) of this Section 2.05, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (d) of this Section 2.05 to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.

(i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of the Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.

(j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Collateral Agent, in the name of the Collateral Agent and for the benefit of the Lenders, an amount in cash equal to 105% of the LC Exposure as of such date plus any accrued and unpaid interest thereon, provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Section 7.01. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.1 l(b). Each such deposit shall be held by the Collateral Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The Collateral Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the aggregate LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.

(k) Additional Issuing Banks. The Borrower may at any time, and from time to time, designate one or more additional Lenders to act as an issuing bank under this Agreement with the consent of the Administrative Agent (which consent shall not be unreasonably withheld) and such Lender. Any Lender designated as an issuing bank pursuant to this Section 2.05(k) shall be deemed to be and shall have all the rights and obligations of an “Issuing Bank” hereunder.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request, provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the Issuing Bank.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section 2.06 and may, in reliance upon such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount With interest thereof for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

SECTION 2.07. Interest Elections.

(a) Each Revolving Borrowing and Tranche B Term Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurodollar Borrowing,

shall have an initial Interest Period as specified in such Borrowing Request or as designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section 2.07. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section 2.07 shall not apply to Swingline Borrowings, which may not be converted or continued.

(b) To make an election pursuant to this Section 2.07, the Borrower shall notify the Administrative Agent of such election in writing by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election.

(c) Each written Interest Election Request shall specify the following information in compliance with Section 2.02:

(i)        the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)       the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)      whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and

(iv)      if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated. by the definition of the term “Interest Period”.

If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to an BAR Borrowing.

(f) Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing, (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Tranche B Term Loan Commitments shall terminate at 5:00 p.m., New York City time, on the Closing Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $250,000 and not less than $500,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section 2.08 at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section 2.08 shall be irrevocable, provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Tranche B Term Loan of such Lender as provided in Section 2.10 and (iii) the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans then outstanding.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section 2.09 shall be prima facie evidence of the existence and amounts of the obligations recorded therein, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans in accordance with the terms of this Agreement.

(e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

SECTION 2.10. Amortization of Tranche B Term Loans.

(a) Subject to adjustment pursuant to paragraph (c) of this Section 2.10, the Borrower shall repay Tranche B Term Loan Borrowings on each date set forth below in the aggregate principal amount set forth opposite such date:

Date	Amount
June 30, 2006	$537,500
September 30, 2006	$537,500
December 31, 2006	$537,500
March 30, 2007	$537,500
June 30, 2007	$537,500
September 30, 2007	$537,500
December 31, 2007	$537,500
March 31, 2008	$537,500
June 30, 2008	$537,500
September 30, 2008	$537,500
December 31, 2008	$537,500
March 31, 2009	$537,500
June 30, 2009	$537,500
September 30, 2009	$537,500
December 31, 2009	$537,500
March 31, 2010	$537,500
June 30, 2010	$537,500
September 30, 2010	$537,500
December 31, 2010	$537,500
March 31, 2011	$537,500
June 30, 2011	$537,500
September 30, 2011	$537,500
December 31, 2011	$537,500
March 31, 2012	$537,500
June 30, 2012	$537,500
September 30, 2012	$537,500
December 31, 2012	$537,500
March 31, 2013	$537,500
Tranche B Term Loan Maturity Date	$199,950,000

(b) To the extent not previously paid, all Tranche B Term Loans shall be due and payable on the Tranche B Term Loan Maturity Date.

(c) Any mandatory prepayment of a Tranche B Term Loan Borrowing shall be applied (i) first, to reduce, in the direct order of maturity, the scheduled repayments of the Tranche B Term Loan Borrowing to be made pursuant to this Section 2.10 on the four consecutive scheduled payment dates next following the date of such prepayment unless and until each such scheduled repayment has been eliminated as a result of reductions hereunder, and (ii) second, to reduce ratably the remaining scheduled repayments of the then outstanding amounts thereof. Any optional prepayment of a Tranche B Term Loan borrowing shall be applied as directed by the Borrower to the Administrative Agent.

SECTION 2.11. Prepayment of Loans.

(a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section 2.11 and Section 2.16.

(b) In the event and on such occasion that the aggregate Revolving Exposures exceeds the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Collateral Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any Subsidiary in respect of any Prepayment Event, the Borrower shall, promptly after such Net Proceeds are received by Holdings, the Borrower or such Subsidiary (and in any event not later than the fifth Business Day after such Net Proceeds are received), prepay Tranche B Term Loan Borrowings in an aggregate amount equal to:

(x) in the case of a prepayment event described in clause (c) of the definition of the term “Prepayment Event”, (I) 50% of such Net Proceeds if the Leverage Ratio at the end of the immediately preceding fiscal quarter for which financial statements are available is greater than 5.00 to 1.00, (II) 25% of such Net Proceeds if the Leverage Ratio at the end of the immediately preceding fiscal quarter for which financial statements are available is greater than 4.25 to 1.00 and less than or equal to 5.00 to 1,00 and (III) none of such Net Proceeds if the Leverage Ratio at the end of the immediately preceding fiscal quarter is less than or equal to 4.25 to 1.00, and

(y) in the case of all other Prepayment Events, 100% of such Net Proceeds,

provided that in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent a certificate of a Financial Officer to the effect that the Borrower and the Subsidiaries intend to apply the Net Proceeds from such event (or a portion thereof specified in such certificate), within 365 days after receipt of such Net Proceeds, to acquire or replace real property, equipment or other tangible assets (excluding inventory other than inventory ancillary to the acquisition or replacement tangible assets) to be used in the business of the Borrower and the Subsidiaries, and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds specified in such certificate, except to the extent of any such Net Proceeds therefrom that have not been so applied or contractually committed in writing by the end of such 365-day period (and, if so contractually committed in writing but not applied prior to the end of such 365-day period, applied within 90 days of the end of such period), promptly after which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied.

(d) Following the end of each fiscal year of the Borrower, commencing with the fiscal year ending December 31, 2006, the Borrower shall prepay Tranche B Term Loan Borrowings in an aggregate amount equal to:

(x) the excess of (A) 50% of Excess Cash Flow over (B) prepayments of Tranche B Term Loans under Section 2.11 (a) during such fiscal year (other than prepayments with the proceeds from sales of Permitted Securities, an IPO and Qualified Holdings Debt) for any fiscal year for which the Leverage Ratio at the end of such fiscal year is greater than 4.50 to 1.00,

(y) the excess of (A) 25% of Excess Cash Flow over (B) prepayments of Tranche B Term Loans under Section 2.1l(a) during such fiscal year (other than prepayments with the proceeds from sales of Permitted Securities, an IPO and Qualified Holdings Debt) for any fiscal year for which the Leverage Ratio at the end of such fiscal year is less than or equal to 4.50 to 1.00 and greater than 4.00 to 1.00, and

(z) none of Excess Cash Flow for any fiscal year for which the Leverage Ratio at the end of such fiscal year is less than or equal to 4.00 to 1.00.

Each prepayment pursuant to this paragraph shall be made within five Business Days of the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 95 days after the end of such fiscal year).

(e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall determine in accordance with Section 2.10(c) the Borrowing or Borrowings to be prepaid and shall specify such determination in the notice of such prepayment pursuant to paragraph (f) of this Section 2.11.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) in writing of any prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 12:00 noon, New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 12:00 noon, New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 2:00 p.m., New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment, provided that, if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13 but shall in no event include premium or penalty.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at the Revolving Loan Applicable Rate on the average daily unused amount of each Revolving Commitment of such Lender during the period from and including the Original Closing Date to but excluding the date on which the aggregate Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears in respect of the Revolving Commitments, on the last Business Day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the Original Closing Date. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees with respect to Revolving Commitments, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Revolving Loan Applicable Rate used to determine the interest rate applicable to Eurodollar Revolving Loans (minus 0.125% per annum) on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Closing Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Original Closing Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees shall be payable on the last Business Day of March, June, September and December of each year, commencing on the first such date to occur after the Original Closing Date, provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) All fees payable hereunder shall be paid on the dates due, in immediately, available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Revolving Loan Applicable Rate or the Term Loan Applicable Rate, as applicable.

(b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Revolving Loan Applicable Rate or the Term Loan Applicable Rate, as applicable.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section 2.13 or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section 2.13.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section 2.13 shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Leaders of making or maintaining their Loans included in such Borrowing for such Interest Period;

then the Administrative Agent shall give notice thereof to the Borrower and the Lenders in writing as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest, Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or

(ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as applicable, for such additional costs incurred or reduction suffered.

(b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as applicable, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.

(c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as applicable, as specified in paragraph (a) or (b) of this Section 2.15 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as applicable, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section 2.15 shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section 2.15 for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as applicable, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor, provided further, that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16.  Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Tranche B Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11 (f) and is revoked in accordance therewith), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest that would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest that would accrue on such principal amount for such period at the interest rate that such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section 2.16 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof. Notwithstanding the foregoing, no additional amounts shall be due and payable pursuant to this Section 2.16 to the extent that on the relevant due date the Borrower deposits in a Prepayment Account an amount equal to any payment of Eurodollar Loans otherwise required to be made on a date that is not the last day of the applicable Interest Period; provided that on the last day of the applicable Interest Period, the Administrative Agent shall be authorized, without any further action by or notice to or from the Borrower or any other Loan Party, to apply such amount to the prepayment of such Eurodollar Loans. For purposes of this Agreement, the term “Prepayment Account” shall mean a non-interest bearing account established by the Borrower with the Administrative Agent and over which the Administrative Agent shall have exclusive dominion and control, including the right of withdrawal for application in accordance with this Section 2.16.

SECTION 2.17. Taxes.

(a) Any and all payments by or on account of any obligation of the Borrower hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes, provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.17) the Administrative Agent, Lender or Issuing Bank (as applicable) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.

(b) In addition, the Borrower shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as applicable, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section 2.17) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the

Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, if any, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), on or prior to the Original Closing Date in the case of each Foreign Lender that is a signatory hereto, and on the date of assignment pursuant to which it becomes a Lender in the case of each other Lender and from time to time thereafter as reasonably requested by either of the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate, provided that such Foreign Lender has received written notice from the Borrower advising it of the availability of such exemption or reduction and supplying all applicable documentation.

(f) If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section 2.17, it shall pay over such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section 2.17 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent or such Lender, agrees to repay the amount paid over to the Borrower plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such Governmental Authority. This Section 2.17 shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Borrower or any other Person.

SECTION 2.18. Payments Generally; Pro Rata Treatment: Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 3:00 p.m., New York City time), on the date when due, in immediately available funds, without setoff or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 745 Seventh Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other

Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Tranche B Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Tranche B Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Tranche B Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Tranche B Term Loans and participations in LC Disbursements and Swingline Loans, provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or the Issuing Bank, as applicable, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as applicable, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

(e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof); apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as applicable, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment), provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Commitment is being assigned, the Issuing Bank and the Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 2.20. Incremental Extensions of Credit. Subject to the terms and conditions set forth herein, the Borrower may at any time and from time to time during the Revolving Availability Period or until the Tranche B Term Loan Maturity Date, as applicable, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly deliver a Copy to each of the Lenders), request to add additional term loans or additional revolving commitments (together, the “Incremental Extensions of Credit”) in minimum principal amounts of $10,000,000; provided that such amount may be less than $10,000,000 if such amount represents all the remaining availability under the aggregate principal amount set forth below; provided, further, that (x) immediately prior to and after giving effect to any Incremental Facility Amendment (as defined below), no Default has occurred or is continuing or shall result therefrom and (y) the Borrower shall be in compliance on a Pro Forma Basis with the Financial Performance Covenants recomputed as of the last day of the most recently ended fiscal quarter of the Borrower for which financial statements are available. The Incremental Extensions of Credit:

(a) shall be in an aggregate principal amount not exceeding $75,000,000,

(b) shall rank pari passu in right of payment and right of security in respect of the Collateral with the Revolving Loans and Tranche B Term Loans and

(c) other than amortization, pricing or maturity date, shall have the same terms as the Tranche B Term Loans or Revolving Commitments, as applicable, existing immediately prior to the effectiveness of such Incremental Facility Amendment (the “Existing Extensions of Credit”);

provided that (i) if the applicable interest rate margin (which, for such purposes only, shall be deemed to include all upfront of similar fees or original issue discount payable to all Lenders providing such Incremental Extensions of Credit) relating to the Incremental Extensions of Credit that are revolving loans and/or term loans, as applicable, exceeds the Revolving Loan Applicable Rate or Term Loan Applicable Rate, as applicable (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Existing Extensions of Credit) relating to the Revolving Loans and the Tranche B Term Loans, respectively, by more than 0.50%, the Revolving Loan Applicable Rate or Term Loan Applicable Rate, as applicable, relating to the applicable Existing Extensions of Credit shall be adjusted to be equal to the applicable interest rate margin (which, for such purposes only, shall be deemed to include all upfront or similar fees or original issue discount payable to all Lenders providing such Incremental Extensions of Credit) relating to the applicable Incremental Extensions of Credit minus 0.50%, (ii) the Incremental Extensions of Credit in the form of term loans shall not have a final maturity date earlier than, the Tranche B Term Loan Maturity Date, (iii) the Incremental Extensions of Credit in the form of revolving loans shall not have a final maturity date earlier than the Revolving Maturity Date, (iv) the Incremental Extensions of Credit in the form other loans shall not have a weighted average life that is shorter than that of the then-remaining weighted average life of the Existing Extensions of Credit that are Tranche B Term Loans and (v) the Incremental Extensions of Credit in the form of revolving loans shall not require any mandatory commitment reductions, mandatory prepayments or scheduled payments other than those applicable to the Revolving Loans and Revolving Commitments. The Borrower shall by written notice offer each Lender providing Existing Extensions of Credit (an “Existing Lender”) the opportunity for no less than ten (10) Business Days after delivery of the notice to commit to provide its pro rata portion (based on the amount of its outstanding Term Loans or outstanding Revolving Loans and unused Revolving Commitments, as applicable, on the date of such notice) of any requested Incremental Extension of Credit, provided that no Existing Lender shall be obligated to provide any Incremental Extension of Credit unless it so agrees. Any additional bank, financial institution, Existing Lender or other Person that elects to extend Incremental Extensions of Credit shall be reasonably satisfactory to the Borrower and the Administrative Agent and, in the case of Incremental Extensions of Credit in the form of revolving loans, the Issuing Bank and the Swing Line Lender (any such bank, financial institution, Existing Lender or other Person being called an “Additional Lender”) and shall become a Lender under this Agreement pursuant to an amendment (an “Incremental Facility Amendment”) to this Agreement giving effect to the modifications permitted by this Section 2.20 and, as appropriate, the other Loan Documents and executed by the Borrower, each Additional Lender and the Administrative Agent. Commitments in respect of Incremental Extensions of Credit shall be Commitments under this Agreement. An Incremental Facility Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 2.20 (including voting provisions applicable to the Additional Lenders comparable to the provisions of clause (B) of the second proviso of Section 9.02(b)). The effectiveness of any Incremental Facility Amendment shall be subject to the satisfaction on the date thereof (each, an “Incremental Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in such Section 4.02 shall be deemed to refer to the Incremental Facility Closing Date). The proceeds of the Incremental Extensions of Credit shall be used for working capital and general corporate purposes (including Permitted Acquisitions).

ARTICLE III

Representations and Warranties

The Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization: Power. Each of Holdings, the Borrower and the Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the power and authority and all governmental rights, qualifications, approvals, authorizations, permits, accreditations, licenses and franchises material to the business of the Borrower and the Subsidiaries taken as a whole that are necessary to own its assets, to carry on its business as now conducted and as proposed to be conducted and to execute, deliver and perform its obligations under each Loan Document to which it is a party and (c) except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.

SECTION 3.02. Authorization: Enforceability. The Transactions to be entered into by each Loan Party have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as applicable, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

SECTION 3.03. Governmental Approvals: No Conflicts. The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any Requirement of Law applicable to Holdings, the Borrower or any of the Subsidiaries, as applicable, (c) will not violate or result in a default under any indenture or other material agreement or instrument binding upon Holdings, the Borrower or any of the Subsidiaries or its assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any of the Subsidiaries or give rise to a right of, or result in, termination, cancellation or acceleration of any material obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any of the Subsidiaries, except Liens created under the Loan Documents. No certifications by any Governmental Authority are required for operation of the business of the Borrower and the Subsidiaries that are not in place, except for such certifications and agreements, the absence of which do not materially and adversely affect the operation of the business.

SECTION 3.04. Financial Condition: No Material Adverse Change.

(a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows (i) as of and for the fiscal year ended December 31, 2005, reported on by Ernst & Young LLP, independent public accountants. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Borrower and the Subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied, subject to year-end audit , adjustments and the absence of footnotes in the case of the statements referred to in clause (ii) above.

(b) The Borrower has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of the Closing Date, prepared giving effect to the Transactions as if the Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on the same assumptions used to prepare the pro forma financial statements provided to the Lenders (which assumptions are believed by the Borrower to be reasonable), (ii) accurately reflects all adjustments necessary to give effect to the Transactions and (iii) presents fairly, in all material respects, the pro forma financial position of the Borrower and the Subsidiaries as of the Closing Date as if the Transactions had occurred on such date.

(c) Except with respect to the FCPA Claims or as disclosed in the financial statements referred to above or the notes thereto, after giving effect to the Transactions, none of the Borrower or its Subsidiaries has, as of the Closing Date, any material direct or contingent liabilities.

(d) No event, change or condition has occurred that has had, or is reasonably likely to have, a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole, since December 31, 2005; provided, that, to the extent covered by a cash investment by the Permitted Investors or other Persons (other than any Loan Party or Subsidiary thereof) directly or indirectly in the Borrower, the FCPA Claims shall not be deemed to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole.

SECTION 3.05. Properties.

(a) Each of Holdings, the Borrower and the Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including its Mortgaged Properties), free and clear of all Liens, except for Permitted Encumbrances and minor defects in title that do not interfere in any material respect with its ability to conduct its business or to utilize such properties for their intended purposes.

(b) Each of Holdings, the Borrower and the Subsidiaries owns, licenses or possesses the right to use all trademarks, trade names, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the Subsidiaries to their knowledge has not been asserted to infringe upon the rights of any other Person.

(c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any of the Subsidiaries as of the Closing Date.

(d) As of the Closing Date, neither Holdings or the Borrower nor any of the Subsidiaries has received written notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. As of the Closing Date, neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.

SECTION 3.06. Litigation and Environmental Matters.

(a) There are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any Subsidiary, threatened against or affecting Holdings, the Borrower or any Subsidiary that are reasonably likely to have a Material Adverse Effect or that are reasonably likely to adversely affect in any material respect the ability of the Loan Parties to consummate the Transactions or the other transactions contemplated hereby; provided, that, to the extent covered by a cash investment by the Permitted Investors or other Persons (other than any Loan Party or Subsidiary thereof) directly or indirectly in the Borrower, the FCPA Claims shall not be deemed to have a material adverse effect on the business, operations, assets, liabilities, financial condition or results of operations of Holdings, the Borrower and the Subsidiaries, taken as a whole.

(b) Neither Holdings, the Borrower nor any Subsidiary is subject to any judgment or pending or threatened legal claim involving Intellectual Property (as defined in the Collateral Agreement) owned by any third party, and, to the knowledge of Holdings, the Borrower or any Subsidiary, there is no basis for any such claim, that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(c) Except with respect to any other matters that, individually or in the aggregate, are not reasonably likely to result in a Material Adverse Effect, neither Holdings, the Borrower nor any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability or (iii) knows of any basis for any Environmental Liability.

SECTION 3.07. Compliance with Laws and Agreements. (a) Except with respect to any matters that, individually or in the aggregate, are not material to the business of the Borrower and the Subsidiaries, taken as a whole, and except for the FCPA Claims, each of Holdings, the Borrower and the Subsidiaries is in compliance with all material Requirements of Law applicable to it or its property and all material indentures, agreements and other instruments binding (b) Holdings, the Borrower and any Subsidiary and, to the knowledge of Borrower all entities and individuals acting on their behalf, possess and are in compliance with all material certificates, licenses, approvals, waivers, consents, authorizations and permits issued by, and have made all declarations and filings with, the appropriate federal, state, local or foreign regulatory authorities reasonably necessary to conduct its business, including without limitation all those that may be required by the United States Food and Drug Administration (“FDA”). Holdings, the Borrower and any Subsidiary are in all material respects in compliance with all statutes, rules, regulations, ordinances, orders, decrees and guidance documents applicable to the ownership, testing, development, manufacture, packaging, processing, recordkeeping, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of any product or product candidate subject to, or potentially subject to, regulation under the Federal Food, Drug and Cosmetic Act (“FFDCA”) and implementing regulations. All studies, tests and preclinical and clinical trials conducted by or on behalf of Holdings, the Borrower and any Subsidiary are being and were, if completed, conducted in compliance with experimental protocols, procedures and controls pursuant to accepted professional scientific standards and applicable local, state and federal laws, rules, regulations and guidance documents, including, but not limited to, the FFDCA and its implementing regulations upon it or its property.

SECTION 3.08. Investment and Holding Company Status. Neither Holdings, the Borrower nor any Subsidiary is (a) an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended or (b) a “holding company” as defined in, or subject to regulation under, the Public Utility Holding Company Act of 1935, as amended.

SECTION 3.09. Taxes. Each of Holdings, the Borrower and the Subsidiaries has timely filed or caused to be filed all Federal and other material Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or such Subsidiary, as applicable, has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that the failure to do so is not reasonably likely to result in a Material Adverse Effect.

SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably likely to occur that, when taken together with all other such ERISA Events for which liability is reasonably likely to occur, is reasonably likely to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair value of the assets of such Plan.

SECTION 3.1l. Disclosure. None of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of the Existing Credit Agreement or this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, provided that the foregoing shall not apply to any projected financial information other than the projected financial information provided to the Lenders prior to the Closing Date, and with respect to such projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered and as of the Closing Date. As of the date of the Agreement, Holdings, the Borrower and each Subsidiary have disclosed to the Lenders all facts regarding the FCPA Claims that are known to it that could reasonably be expected to have a Material Adverse Effect.

SECTION 3.12. Subsidiaries. As of the Closing Date, the Borrower does not have any subsidiaries other than the Subsidiaries, Permitted Joint Ventures and Inactive Subsidiaries listed on Schedule 3.12. Schedule 3.12 sets forth the name of, and the ownership or beneficial interest of Borrower in, each subsidiary, and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Closing Date.

SECTION 3.13. Insurance. Schedule 3.13 sets forth a description of all insurance maintained by or on behalf of Holdings, the Borrower and the Subsidiaries as of the Closing Date. As of the Closing Date, all premiums in respect of such insurance have been paid. Holdings and the Borrower believe that the insurance maintained by or on behalf of the Borrower and the Subsidiaries is adequate.

SECTION 3.14. Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings, the Borrower or any Subsidiary pending or, to the knowledge of the Borrower, threatened. The hours worked by and payments made to employees of the Borrower and the Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any Subsidiary, or for which any claim may be made against Holdings, the Borrower or any Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any Subsidiary is bound.

SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Closing Date, (a) the fair value of the assets of each Loan Party, at a fair valuation, will exceed its debts and liabilities, subordinated, contingent or otherwise, (b) the present fair saleable value of the property of each Loan Party will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured, (c) each Loan Party will be able to pay its debts and liabilities, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured, and (d) no Loan Party will have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Closing Date, in each case after giving effect to any rights of indemnification, contribution or subrogation arising among the Subsidiary Loan Parties pursuant to the Collateral Agreement or by law.

SECTION 3.16. Senior Indebtedness. The Obligations constitute “Senior Debt” or a comparable term under and as defined in the Senior Subordinated Notes Documents and in the documentation governing any Additional Subordinated Debt.

SECTION 3.17. Fraud and Abuse. None of Holdings, the Borrower or any Subsidiary, nor any of their respective partners, members, stockholders, officers or directors, acting on behalf of Holdings, the Borrower or any Subsidiary, have engaged on behalf of Holdings, the Borrower or any Subsidiary in any activities that are prohibited under 42 U.S.C. § 1320a-7, 42 U.S.C. § 1320a-7a, 42 U.S.C. § 1320a-7b, 42 U.S.C. § 1395nn, 31 U.S.C. § 3729 et seq., or the regulations promulgated thereunder, or related Requirements of Law, or under any similar state law or regulation, or that are prohibited by binding rules of professional conduct, including (a) knowingly and willfully making or causing to be made a false statement or misrepresentation of a material fact in any application for any benefit or payment, (b) knowingly and willfully making or causing to be made any false statement or misrepresentation of a material fact for use in determining rights to any benefit or payment, (c) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its own behalf or on behalf of another, with intent to secure such benefit or payment fraudulently, (d) knowingly and willfully soliciting or receiving any remuneration (including any kickback, bribe or rebate), directly or indirectly, overtly or covertly, in cash or in kind, or offering to pay or receive such remuneration (i) in return for referring an individual to a Person for the furnishing or arranging for the fumishing of any item or service for which payment may be made, in whole or in part or (ii) in return for purchasing, leasing or ordering or arranging for or recommending purchasing, leasing or ordering any good, facility, service or item for which payment may be made, in whole or in part and (e) making any prohibited referral for designated health services, or presenting or causing to be presented a claim or bill to any individual or other entity for designated health services furnished pursuant to a prohibited referral. Neither Holdings, the Borrower nor any Subsidiary shall be considered to be in breach of this Section 3.18 so long as (a) it shall have taken such actions (including implementation of appropriate internal controls) as may be reasonably necessary to prevent such prohibited actions and (b) such prohibited actions as have occurred, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect.

ARTICLE IV

Conditions

SECTION 4.01. Closing Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived):

(a) The Administrative Agent shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b) A reaffirmation (or at the request of the Administrative Agent, an amendment and restatement) of the Security Documents including, without limitation, the Guarantee and Collateral Agreement, the Control Agreements (as defined in the Guarantee and Collateral Agreement), the Patent Security Agreement (as defined in the Guarantee and Collateral Agreement), the Trademark Security Agreement (as defined in the Guarantee and Collateral Agreement) and the Copyright Security Agreement (as defined in the Guarantee and Collateral Agreement), in each case duly executed and delivered by each respective Loan Party.

(c) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent and the Lenders and dated the Closing Date) of each of (i) Ropes & Gray LLP, counsel for Holdings and the Borrower, substantially in the form of Exhibit B-l, and (ii) The Holstein Law Firm, substantially in the form of Exhibit B-2, and, in the case of each such opinion required by this paragraph, covering such other matters relating to the Loan Parties, the Loan Documents or the Transactions as the Administrative Agent shall reasonably request.

(d) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate, dated the Closing Date and signed by a Financial Officer, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02.

(f) The Lenders and the Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Closing Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by the Borrower hereunder or under any other Loan Document.

(g) The Administrative Agent shall have received a completed Perfection Certificate dated the Closing Date and signed by a Financial Officer and a legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been released.

(h) The sources and uses for the Transactions shall be as set forth on Schedule 4.01(h). The capital structure of each Loan Party after the Transactions shall be otherwise substantially consistent with information provided to each Lender prior to the date hereof or to the extent of any changes after the date hereof, as reasonably satisfactory to the Lenders.

(i) The Transactions to be consummated on the Closing Date shall have been consummated pursuant to documents in form and substance reasonably satisfactory to the Lenders and, in each case, no provision of any such document shall have been waived, amended, supplemented or otherwise modified in a manner materially adverse to the Lenders, except with the consent of the Lenders (not to be unreasonably withheld).

(j) All requisite material Governmental Authorities and third parties shall have approved or consented to (i) the Transactions, (ii) the financing contemplated hereby and (iii) the continuing operations of the Borrower and its subsidiaries, and in each case such approvals and consents shall be in full force and effect.

(k) The Lenders shall have received (i) with respect to the Borrower, audited consolidated financial statements of the Borrower and its Subsidiaries for the fiscal year ended December 31, 2005, (ii) unaudited interim consolidated financial statements of the Borrower and its Subsidiaries for each quarterly or monthly period ended prior to the Closing Date to the extent available, in each case pursuant to clauses (i) and (ii), in form and substance reasonably satisfactory to the Administrative Agent, and (iii) a pro forma consolidated balance sheet of the Borrower and its Subsidiaries as at the date of the most recent consolidated balance sheet delivered pursuant to this paragraph, adjusted to give effect to the consummation of the Transactions and the financings contemplated hereby as if such transactions had occurred on such date, which balance sheet shall not be materially inconsistent with the forecasts previously provided to the Lenders.

(l) The Lenders shall have received a certificate from the Borrower, dated the Closing Date and signed by a Financial Officer of Borrower, confirming that, except with respect to the FCPA Claims (to the extent supported by cash on hand or a cash investment directly or indirectly in the Borrower), since December 31, 2005, there has been no Material Adverse Effect as described in clauses (a) and (b) of the definition thereof.

(m) The Administrative Agent shall have received a certificate dated the Closing Date and signed by the president or a vice president of the Borrower or a Financial Officer, in form and substance reasonably satisfactory to the Administrative Agent, together with such other evidence  reasonably requested by the Lenders, confirming the solvency of the Borrower and its subsidiaries on a consolidated basis after giving effect to the Transactions.

(n) Each Lender shall have received all documentation and other information required by bank, regulatory authorities under applicable “know your customer” and Anti-Money Laundering rules and regulations as any Lender may reasonably request, including without limitation, the USA Patriot Act.

(o) All “Term Loans” outstanding under (and as defined in) the Existing Credit Agreement shall have been repaid in full.

The Administrative Agent shall notify the Borrower and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

SECTION 4.02. Each Credit Event. The obligation of each Lender to make any Loan and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects (except to the extent any such representation or warranty is qualified by “materially”, “Material Adverse Effect” or a similar term, in which case such representation and warranty shall be true and correct in all respects) on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable, except to the extent such representations and warranties expressly relate to an earlier date (in which case such representations and warranties shall be true and correct (or true and correct in all material respects, as the case may be) as of such earlier date).

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

Each Borrowing (provided that a conversion or continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section 4.02) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section 4.02.

ARTICLE V

Affirmative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01.  Financial Statements and Other Information. The Borrower will furnish to the Administrative Agent (for distribution to each Lender):

(a) within 90 days (or such shorter period as the SEC shall specify for the filing of annual reports on Form 10-K) after the end of each fiscal year of the Borrower commencing with the fiscal year ended December 31, 2005, (i) its audited consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal year, and the related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, and (ii) if at any time the Borrower is not subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of the Borrower and its consolidated Subsidiaries;

(b) within 45 days (or such shorter period as the SEC shall specify for the filing of quarterly reports on Form 10-Q) after the end of each of the first three fiscal quarters of each fiscal year of the Borrower commencing with the fiscal quarter ending March 31, 2006, its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then-elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of the Borrower and the Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes;

(c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth (A) reasonably detailed calculations demonstrating compliance with

Sections 6.12, 6.13 and 6.15 (including (x) any prepayment of the Loans as set forth in the definition of “Leverage Ratio” and (y) any exercise of the rights set forth in Section 7.02) and (B) in the case of financial statements delivered under paragraph (a) above beginning in 2007 with respect to fiscal year 2006, reasonably detailed calculations of Excess Cash Flow, (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the Borrower’s audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate, and (iv) certifying as to the calculation of Consolidated EBITDA on a Pro Forma Basis for the four fiscal quarter period ending on the date of such financial statements and accompanied by reasonably detailed supporting evidence, it being understood that each of the calculations described in this paragraph (c) shall provide a reconciliation to the financial statements delivered under paragraphs (a) and (b) above;

(d) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default and if such knowledge has been obtained, describing such Default (which certificate may be limited to  the extent required by accounting rules or guidelines);

(e) concurrently with the issuance of any Indebtedness permitted by Sections 6.01(a)(xii) and (xiii), or a Restricted Payment permitted by Section 6.08(a)(ix), a certificate of a Financial Officer certifying as to (i) the Leverage Ratio accompanied by reasonably detailed supporting evidence, (ii) the use of proceeds from such issuance and (iii) whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, it being understood that each of the calculations described in this paragraph (e) shall provide a reconciliation to the financial statements delivered under paragraphs (a) and (b) above;

(f) within 30 days after the commencement of each fiscal year of the Borrower, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and cash flows as of the end of and for such fiscal year) and, promptly when available, any significant revisions of such budget;

(g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by the Borrower or any Subsidiary with the SEC or with any national securities exchange, as applicable;

(h) concurrently (or promptly thereafter) with the delivery of any notices to the Holders (as defined in the Securities Purchase Agreement) of the Senior Subordinated Notes, copies of such notices;

(i) as promptly as practicable and no later than 5 Business Days prior to the effectiveness thereof, (i) copies of substantially final drafts of any proposed amendment, supplement, waiver or other modification with respect to any documentation governing the Senior Subordinated Notes and (ii) notice of any transfers of any interests in the Senior Subordinated Notes other than to the Sponsor or a Sponsor Affiliate; and

(j) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any Subsidiary or any Plan, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.

SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender), through the Administrative Agent, written notice of the following promptly after obtaining knowledge thereof:

(a) the occurrence of any Default;

(b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Subsidiary that, if adversely determined, is reasonably likely to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $5,000,000;

(d) the receipt by Holdings, the Borrower or any Subsidiary of (i) any notice of any loss of (A) accreditation from the Joint Commission on Accreditation of Healthcare Organizations or (B) any governmental right, qualification, permit, accreditation, approval, authorization, license or franchise or (ii) any notice, compliance order or adverse report issued by any Governmental Authority that, if not promptly complied with or cured, could result in the suspension or forfeiture of any material governmental right, qualification, permit, accreditation, approval, authorization, license or franchise necessary for the Borrower or any Subsidiary to carry on its business as now conducted or as proposed to be conducted, including the right or authorization to sell, distribute, market or donate any product, or any material restriction, limitation, or prohibition on the specific use or indication of any product; .

(e) any claims by any third parties relating to alleged infringement by Holdings, the Borrower or any Subsidiary of any material third party Intellectual Property;

(f) any materially adverse developments regarding the FCPA Claims; and

(g) any other development that results in, or is reasonably likely to result in, a Material Adverse Effect.

Each notice delivered under this Section 5.02 shall be accompanied by a statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.03. Information Regarding Collateral.

(a) The Borrower will furnish to the Collateral Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of incorporation or organization of any Loan Party or (iii) in any Loan Party’s organizational identification number. The Borrower agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. The Borrower also agrees promptly to notify the Collateral Agent if any material portion of the Collateral is damaged or destroyed.

(b) Each year, at the time of delivery of annual financial statements pursuant to Section 5.01 (a), the Borrower shall deliver to the Collateral Agent a certificate executed by a Financial

Officer and the chief legal officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence and the rights, qualifications, permits, approvals, accreditations, authorizations, licenses, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.

SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, pay its Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (c) such contest effectively suspends the enforcement of any Lien securing such obligation and (d) the failure to make payment pending such contest is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.

SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, maintain, with financially sound and reputable insurance companies (which may include self-insurance), (a) insurance in such amounts (with no greater risk retention) and against such risks as are customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (b) all insurance required to be maintained pursuant to the Security Documents. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.

SECTION 5.08. Casualty and Condemnation. The Borrower (a) will furnish to the Administrative Agent and the Lenders prompt written notice of any casualty or other insured damage to any material portion of the Collateral or the commencement of any action or proceeding for the taking of any material portion of the Collateral or interest therein under power of eminent domain or by condemnation or similar proceeding and (b) will ensure that the Net Proceeds of any such event (whether in the form of insurance proceeds, condemnation awards or otherwise) are collected and applied in accordance with the applicable provisions of this Agreement and the Security Documents.

SECTION 5.09. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each of the Subsidiaries to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties during normal business hours, to examine and make extracts from its books and records, including environment assessment reports and Phase I or Phase II studies, and to discuss its affairs, finances and condition with its officers and independent accountants (provided that the Borrower shall be provided the opportunity to participate in any such discussions with its independent accountants), all at such reasonable times and as often as reasonably requested.

SECTION 5.10. Compliance with Laws. Each of Holdings and the Borrower will cause each of the Subsidiaries to comply with all Requirements of Law, including Environmental Laws, applicable to it or its property, except where the failure to do so, individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect.

SECTION 5.11. Use of Proceeds and Letters of Credit. The proceeds of the Tranche B Term Loans will be used by the Borrower on the Closing Date in the manner described in Schedule 4.01(h) and for working capital and for other general corporate purposes (including, without limitation, to finance permitted acquisitions). The proceeds of the Revolving Loans (except as described above), Swingline Loans and Letters of Credit will be used only for working capital and for other general corporate purposes (including, without limitation, to finance permitted acquisitions). No part of the proceeds of any Loan and no Letter of Credit will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.

SECTION 5.12. Additional Subsidiaries; Holdings. If any additional Subsidiary is formed or acquired after the Closing Date (or if (x) any Inactive Subsidiary that is not a Subsidiary Loan Party ceases to qualify as an Inactive Subsidiary or (y) a Permitted Joint Venture that is not otherwise a Permitted Joint Venture Loan Party becomes a wholly owned Subsidiary of the Borrower or is not restricted by contract from executing the Security Documents), the Borrower will, promptly after such Subsidiary or Permitted Joint Venture is formed or acquired, notify the Collateral Agent and the Lenders (through the Administrative Agent) thereof and promptly cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary or Permitted Joint Venture and with respect to any Equity Interest in or Indebtedness of such Subsidiary or Permitted Joint Venture owned by or on behalf of any Loan Party.

SECTION 5.13. Further Assurances.

(a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), which may be required under any applicable law, or which the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Collateral Agent, from time to time upon reasonable request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) If any material assets (including any real property (other than any leased real property) or improvements thereto or any interest therein, other than any real property with a fair value of less than $2,500,000) are acquired by the Borrower or any Subsidiary Loan Party after the Closing Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien in favor of the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section 5.13, all at the expense of the Loan Parties, provided that the Collateral Agent may, in its reasonable judgment, grant extensions of time for compliance or exceptions with the provisions of this paragraph by any Loan Party.

SECTION 5.14. Post Closing Matters. Holdings and the Borrower shall, and shall cause each Subsidiary to, comply with the terms and conditions set forth on Schedule 5.14

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable under any Loan Document have been paid in full and all Letters of Credit have expired or terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness; Certain Equity Securities.

(a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:

(i) Indebtedness created under the Loan Documents;

(ii) the Senior Subordinated Notes;

(iii) [Intentionally Deleted];

(iv) Indebtedness existing on the Original Closing Date and set forth in Schedule 6.01 and extensions, renewals and replacements of any such Indebtedness, provided that such extending, renewal or replacement Indebtedness (A) shall not be in a principal amount that exceeds the principal amount of the Indebtedness being extended, renewed or replaced (plus accrued interest and premium thereon), (B) shall not have an earlier maturity date or a decreased weighted average life than the Indebtedness being extended, renewed or replaced, (C) shall be subordinated to the Obligations on the same terms (or, from a Lender’s perspective, better terms) as the Indebtedness being extended, renewed or replaced and (D) there is no obligor of such Indebtedness that is not either (x) an obligor of such Indebtedness on the Closing Date or (y) otherwise permitted to incur such Indebtedness by another clause of this Section 6.01;

(v) Indebtedness of the Borrower owed to any Subsidiary and of any Subsidiary owed to the Borrower or any other Subsidiary, provided that Indebtedness of the Borrower owed to any Subsidiary and Indebtedness of any Subsidiary owed to the Borrower or any other Subsidiary shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;

(vi) Guarantees by the Borrower of Indebtedness of any Subsidiary and by any Subsidiary of Indebtedness of the Borrower or any other Subsidiary, provided that (A) the Indebtedness so Guaranteed is permitted by this Section 6.01, (B) Guarantees permitted under this clause (vi) shall be subordinated to the Obligations of the Borrower or the applicable Subsidiary to the same extent and on the same terms as the Indebtedness so Guaranteed is subordinated to the Obligations and (C) except in the case of Foreign Subsidiaries that provide Guarantees of Indebtedness of other Foreign Subsidiaries, no Subsidiary shall Guarantee any Indebtedness unless it is a Subsidiary Loan Party;

(vii) Indebtedness of the Borrower or any Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease

Obligations, and any Indebtedness assumed by the Borrower or any Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and extensions, renewals and replacements of any such Indebtedness that do not increase the outstanding principal amount thereof (including the principal and any accrued but unpaid interest or premium in respect thereof), provided that (A) such Indebtedness is incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (B) that the aggregate principal amount of Indebtedness permitted by this clause (vii) in respect of the Specified Property shall not exceed at any time outstanding $25,000,000 and (C) the aggregate principal amount of all other Indebtedness permitted by this clause (vii) shall not exceed at any time outstanding $10,000,000;

(viii) (A) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that (1) such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary and (2) the aggregate amount of Indebtedness permitted by this clause (viii) (including subclause (B)) shall not exceed $5,000,000 at any time outstanding, and (B) any refinancings, renewals and replacements of any such Indebtedness pursuant to the preceding clause (A) that do not increase the outstanding principal amount (plus accrued interest and premium) thereof;

(ix) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;

(x) Indebtedness of the Borrower or any Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations, in each case provided in the ordinary course of business;

(xi) Indebtedness of any Loan Party pursuant to Swap Agreements permitted by Section 6.07;

(xii) with respect to Holdings, Qualified Holdings Debt; provided, that no Default has occurred and is continuing or would result therefrom;

(xiii) with respect to the Borrower and the Guarantors, Additional Subordinated Debt so long as (other than if the proceeds thereof will be applied to the prepayment, repayment, redemption, repurchase, defeasance or other retirement of the Senior Subordinated Notes) after giving effect to the incurrence of such Additional Subordinated Debt on a Pro Forma Basis, the Leverage Ratio would be less than the Leverage Ratio set forth in Section 6.13 for such date minus 0.25, provided, that the Net Proceeds of such Additional Subordinated Debt are used, promptly after such Net Proceeds are received, (A) for Capital Expenditures, (B) for Investments, (C) to consummate one or more Permitted Acquisitions, (D) to prepay, repay, redeem, defease, repurchase or otherwise retire any Subordinated Indebtedness, (E) non-recurring cash charges incurred by the Borrower and its Subsidiaries in an aggregate amount not to exceed $25,000,000 or (F) to prepay Tranche B Term Loans pursuant to Section 2.11 (a); provided further that no Default has occurred and is continuing or would result therefrom;

(xiv) Indebtedness representing deferred compensation to employees of the Borrower and the Subsidiaries incurred in the ordinary course of business;

(xv) Indebtedness in respect of promissory notes issued to consultants, employees or directors or former employees, consultants or directors in connection with repurchases of Equity Interests permitted by Section 6.08(a)(iii) or (x)(v);

(xvi) Indebtedness of any Foreign Subsidiary or any Subsidiary of the Borrower that is not a Loan Party in an amount not to exceed $10,000,000 at any time outstanding;

(xvii) other Indebtedness of the Borrower or any Subsidiary in an aggregate principal amount not exceeding $20,000,000.

(b) The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, issue any preferred Equity Interests.

(c) Holdings will not issue any preferred Equity Interests other than Qualified Preferred Stock.

SECTION 6.02. Liens. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:

(i) Liens created by the Loan Documents;

(ii) Permitted Encumbrances;

(iii) any Lien on any property or asset of the Borrower or any Subsidiary existing on the Original Closing Date and set forth in Schedule 6.02; provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (B) such Lien shall secure only those obligations which it secures on the Original Closing Date and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

(iv) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as applicable, (B) such Lien shall not apply to any other property or asset of the Borrower or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as applicable, and extensions, renewals and replacements thereof that do not increase the outstanding principal amount thereof (plus accrued interest and premium thereon);

(v) Liens on fixed or capital assets acquired, constructed or improved by the Borrower or any Subsidiary, provided that (A) such security interests secure Indebtedness permitted by clause (vii) of Section 6.01 (a), (B) except with respect to the Specified Property, such security interests and the Indebtedness secured thereby are incurred prior to or within 120 days after such acquisition or the completion of such construction or improvement, (C) the Indebtedness secured thereby does not exceed 100% of the cost of acquiring, constructing or improving such fixed or capital assets and (D) such security interests shall not apply to any other property or assets of the Borrower or any Subsidiary;

(vi) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;

(vii) Liens arising out of sale and leaseback transactions permitted by Section 6.06;

(viii) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness owed by such Subsidiary;

(ix) licenses, sublicenses, leases or subleases granted to others not interfering in any material respect with the business of the Borrower or any Subsidiary;

(x) Liens on assets of any Foreign Subsidiary securing Indebtedness (and related obligations) permitted by Section 6.01 (a) (xvi); and

(xi) Liens on assets of the Borrower or the Subsidiaries not otherwise permitted by this Section 6.02, so long as neither (i) the aggregate outstanding principal amount of the obligations secured thereby nor (ii) the aggregate fair value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $5,000,000 at any time outstanding, provided that in no event shall Holdings, the Borrower or any Subsidiary create, incur, assume or permit to exist any Lien on any Equity Interests of the Borrower or any Subsidiary.

SECTION 6.03. Fundamental Changes.

(a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing, (i) any Person may merge into the Borrower in a transaction in which the surviving entity is a Person organized or existing under the laws of the United States of America, any State thereof or the District of Columbia and, if such surviving entity is not the Borrower, such Person expressly assumes, in writing, all the obligations the Borrower under the Loan Documents, (ii) any Person may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and, if any party to such merger is a Subsidiary Loan Party, is or becomes a Subsidiary Loan Party concurrently with such merger, (iii) any Subsidiary (other than a Subsidiary Loan Party) may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders and (iv) any asset sale permitted by Section 6.05(g) may be effected through the merger of a subsidiary of the Borrower with a third party, provided that any such merger referred to in clauses (i), (ii), (iii) or (iv) above involving a Person that is not a wholly owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 6.04.

(b) The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the Subsidiaries on the Closing Date and businesses reasonably related or incidental thereto.

(c) Holdings will not engage in any business or activity other than the ownership of all the outstanding shares of capital stock of the Borrower and engaging in corporate and administrative functions and other activities incidental thereto. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower and the cash proceeds of any Restricted Payments permitted by Section 6.08 or proceeds of any issuance of Indebtedness or Equity Interests permitted by this Agreement pending application as required by this Agreement) or incur any liabilities (other than liabilities under and permitted to be incurred under the Loan Documents and reasonably incurred in connection with its maintenance of its existence and activities incidental thereto).

SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, purchase or acquire (including pursuant to any merger with any Person that was not a wholly owned Subsidiary prior to such merger) any Equity Interests in or evidences of indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make any loans or advances to, Guarantee any obligations of, or make any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit (collectively, “Investments”), except:

(i) Permitted Acquisitions, provided that the sum of all consideration payable in connection with such Permitted Acquisitions shall not exceed $50,000,000 in the aggregate for the term of the Agreement;

(ii) Permitted Investments;

(iii) Investments set forth on Schedule 6.04;

(iv) Investments by Holdings in the Borrower and by the Borrower and the Subsidiaries in Equity Interests in their respective Subsidiaries, provided that (A) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to common stock of a Foreign Subsidiary referred to in the definition of “Collateral and Guarantee Requirement”) and (B) the aggregate amount of investments (other than investments set forth on Schedule 6.04) by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(v) and outstanding Guarantees permitted to be incurred under clause (B) to the proviso to Section 6.04(vi)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(v) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (A) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (B) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(iv) and outstanding Guarantees permitted under clause (B) to the proviso to Section 6.04(vi)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(vi) Guarantees constituting Indebtedness permitted by Section 6.01, provided that (and without limiting the foregoing) the aggregate principal amount of Indebtedness of Subsidiaries that are not Loan Parties that is Guaranteed by any Loan Party (together with outstanding investments permitted under clause (B) to the proviso to Section 6.04(iv) and outstanding intercompany loans permitted under clause (B) to the proviso to Section 6.04(v)) shall not exceed $10,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);

(vii) receivables or other trade payables owing to the Borrower or any Subsidiary if created or acquired in the ordinary course of business consistent with past practice and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any such Subsidiary deems reasonable under the circumstances;

(viii) Investments consisting of Equity Interests, obligations, securities or other property received in settlement of delinquent accounts of and disputes with customers and suppliers in the ordinary course of business and owing to the Borrower or any Subsidiary or in satisfaction of judgments;

(ix) Investments by the Borrower or any Subsidiary in payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business;

(x) loans or advances by the Borrower or any Subsidiary to employees made in the ordinary course of business (including travel, entertainment and relocation expenses) of the Borrower or any Subsidiary not exceeding $2,000,000 in the aggregate at any time outstanding (determined without regard to any write-downs or write-offs of such loans or advances);

(xi) Investments in the form of Swap Agreements permitted by Section 6.07;

(xii) Investments of any Person existing at the time such Person becomes a Subsidiary of the Borrower or consolidates or merges with the Borrower or any of the Subsidiaries (including in connection with a Permitted Acquisition) so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;

(xiii) Investments received in connection with the dispositions of assets permitted by Section 6.05;

(xiv) Investments constituting deposits described in clauses (c) and (d) of the definition of the term “Permitted Encumbrances”;

(xv) Investments in Permitted Joint Ventures in an amount determined at cost not to exceed $15,000,000 outstanding at any time plus an amount equal to any returns (including dividends, interest, distributions, returns of principal and profits on sale) actually received in cash in respect of any such Investments (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made);

(xvi) Investments by the Borrower or any Subsidiary in an aggregate amount, as valued at cost at the time each such Investment is made and including all related commitments for future advances, not exceeding the Available Amount immediately prior to the time of the making of any such Investment; provided that Investments in Permitted Joint Ventures made pursuant to this subsection (xvi) shall be limited to the amount of Net Proceeds actually received by the Borrower from the issuance by Holdings of any Equity Interests (or capital contribution in respect thereof) after the Closing Date that was not required to be applied to prepay Loans pursuant to Section 2.11 (c)(x), plus the amount of Net Proceeds actually received by the Borrower from the issuance after the Closing Date of Qualified Holdings Debt; and

(xvii) Investments by the Borrower or any Subsidiary in an aggregate amount not to exceed the sum of (A) $40,000,000 (of which $20,000,000 shall be available for royalty lump-sum payments and similar transactions) and (B) an amount equal to any returns (including dividends, interest, distributions, returns of principal and profits on sale) actually theretofore received in cash in respect of any such investment, loan or advance (which amount shall not exceed the amount of such Investment valued at cost at the time such Investment was made).

SECTION 6.05. Asset Sales. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, transfer, lease or otherwise dispose of any asset, including any Equity Interest owned by it, nor will the Borrower permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than to the Borrower or another Subsidiary in compliance with Section 6.04), except:

(a) sales, transfers and dispositions of (i) inventory in the ordinary course of business and (ii) used, obsolete, worn out or surplus equipment or property in the ordinary course of business;

(b) sales, transfers and dispositions to the Borrower or any Subsidiary, provided that any such sales, transfers or dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;

(c) sales, transfers and dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;

(d) sales, transfers and dispositions of property to the extent such property constitutes an investment permitted by clauses (ii), (viii), (xii) and (xiv) of Section 6.04;

(e) sale and leaseback transactions permitted by Section 6.06, including, without limitation, the sale and leaseback of the properties listed on Schedule 6.06 and the Specified Property;

(f) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary;

(g) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other paragraph of this Section 6.05, provided that the aggregate fair value of all assets sold, transferred or otherwise disposed of in reliance upon this paragraph (g) shall not exceed $10,000,000 during the term of this Agreement; and

(h) exchanges of property for similar replacement property for fair value;

provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by paragraphs (b), (c) and (f) above) shall be made for fair value and (other than those permitted by paragraphs (b), (d) and (h) above) for at least 75% cash consideration, plus (for all such sales, transfers, leases and other dispositions permitted hereby) an aggregate additional amount of non-cash consideration in the amount of $2,500,000 (it being understood that for purposes of paragraph (a) above, accounts receivable received in the ordinary course and any property received in exchange for used, obsolete, worn out or surplus equipment or property and any non-cash consideration that was actually converted into cash within 6 months following the applicable sale, transfer, lease or other disposition by the Borrower or any of its Subsidiaries shall be deemed to constitute cash consideration).

SECTION 6.06.  Sale and Leaseback Transactions. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for (x) any such sale of any fixed or capital assets by the Borrower or any Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 120 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, (y) sale and leaseback transactions with respect to properties acquired after the Closing Date, where the Fair Market Value of such properties in the aggregate does not to exceed $5,000,000 or (z) the sale and leaseback of the properties listed on Schedule 6.06 and the Specified Property.

SECTION 6.07. Swap Agreements. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, enter into any Swap Agreement, except (a) Swap Agreements entered into to hedge or mitigate risks to which the Borrower or any Subsidiary has actual exposure (other than those in respect of Equity Interests of the Borrower or any of the Subsidiaries) and (b) Swap Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Subsidiary.

SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness.

(a) Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except:

(i) each of Holdings and the Borrower may declare and pay dividends with respect to its common stock payable solely in additional shares of its common stock, and, with respect to its preferred stock, payable solely in additional shares of such preferred stock or in shares of its common stock;

(ii) Subsidiaries may declare and pay dividends ratably with respect to their capital stock, membership or partnership interests or other similar Equity Interests;

(iii) Holdings may (or may make Restricted Payments to allow a Parent to) purchase or redeem (and the Borrower may declare and pay dividends or make other distributions to Holdings, the proceeds of which are used by Holdings or a Parent to purchase or redeem) Equity Interests of Holdings or a Parent acquired by employees, consultants or directors of Holdings, the Borrower or any Subsidiary upon such Person’s death, disability, retirement or termination of employment, provided that the aggregate amount of such purchases or redemptions under this clause (iii) shall not exceed $10,000,000 during the term of this Agreement;

(iv) the Borrower may make Restricted Payments to Holdings to be used by Holdings solely to pay (or to make Restricted Payments to allow a Parent to pay) its franchise taxes and other fees required to maintain its corporate existence and to pay for general corporate and overhead expenses (including salaries and other compensation of employees) incurred by Holdings or a Parent in the ordinary course of its business, provided that such Restricted Payments shall not exceed $2,000,000 in any fiscal year;

(v) the Borrower may make Restricted Payments to Holdings in an amount necessary to enable Holdings to pay (or make Restricted Payments to allow a Parent to pay) the Taxes directly attributable to (or arising as a result of) the operations of a Parent, Holdings, the Borrower and the Subsidiaries, provided that (A) the amount of such Restricted Payments shall not exceed the amount that the Borrower and the Subsidiaries would be required to pay in respect of Federal, state and local taxes were the Borrower and the Subsidiaries to pay such taxes as stand-alone taxpayers (including any interest or penalties thereon, if applicable) and (B) all Restricted Payments made to Holdings or a Parent pursuant to this clause (v) are used by Holdings or a Parent for the purposes specified herein within 20 days of the receipt thereof;

(vi) cashless repurchases of Equity Interests of Holdings deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants;

(vii) the Borrower may make Restricted Payments to Holdings to make interest payments on Qualified Holdings Debt so long as (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) the Leverage Ratio after giving pro forma effect thereto is equal to or less than 3.75 to 1.00;

(viii) the Borrower may make Restricted Payments to Holdings (and Holdings may make Restricted Payments with such amounts received from the Borrower) to pay management, consulting and advisory fees to any Sponsor or Sponsor Affiliate to the extent permitted by Section 6.09;

(ix) the Borrower and the Subsidiaries may make additional Restricted Payments (and Holdings may make Restricted Payments with such amounts received from the Borrower) in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of such Restricted Payment; provided, that (A) immediately prior to and after giving effect to such Restricted Payment, the Leverage Ratio is less than or equal to 4.25 to 1.00 and (B) no Default or Event of Default has occurred and is continuing or would result therefrom;

(x) the Borrower may make Restricted Payments to Holdings to pay any nonrecurring fees, cash charges and cost expenses incurred in connection with the issuance of Equity Interests, in each case only lo the extent that such transaction is not consummated;

(xi) payments to former stockholders of the Borrower in connection with the exercise of appraisal rights under applicable law;

(xii) the payment of dividends described in Schedule 4.01(h);

(xiii) the Borrower and its Subsidiaries may make additional Restricted Payments (and Holdings may make Restricted Payments with such amounts received from the Borrower) in an aggregate amount not to exceed $10,000,000, provided that no Default or Event of Default has occurred and is continuing or would result therefrom;

(xiv) subject to the requirements of Section 2.11, Holdings may make Restricted Payments with the Net Proceeds received by Holdings from any issuance of any Equity Interests (or capital contribution in respect thereof) or Qualified Holdings Debt to the extent such Net Proceeds are not contributed or otherwise received by the Borrower or any of its Subsidiaries; provided that no Default or Event of Default has occurred and is continuing or would result therefrom; and

(xv) the Borrower may make Restricted Payments to Holdings and Holdings may purchase or redeem the Specified Interests in accordance with the Stockholders Agreement in an aggregate amount not to exceed $20,000,000; provided, that (A) no Default or Event of Default has occurred and is continuing or would result therefrom and (B) after giving effect thereto and any Borrowings to finance the payment thereof, the Borrower is in pro forma compliance with the financial covenants set forth in Sections 6.12 and 6.13.

(b) The Borrower will not nor will it permit any Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of, any Subordinated Indebtedness (other than intercompany loans among Subsidiaries and the Borrower), except:

(i) payment of regularly scheduled interest and principal payments as and when due in respect of any Subordinated Indebtedness, other than as prohibited by the subordination provisions thereof;

(ii) the conversion or exchange of any Subordinated Indebtedness into, or redemption, repurchase, prepayment, defeasance or other retirement of any such Indebtedness with the Net Proceeds of the issuance by Holdings or a Parent of, (A) Equity Interests (or capital contributions in respect thereof) after the Closing Date to the extent not Otherwise Applied or (B) Qualified Holdings Debt, plus any fees and expenses in connection with such conversion, exchange, redemption, repurchase, prepayment, defeasance or other retirement;

(iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the prepayment, repayment, redemption, defeasance, repurchase or other retirement of Subordinated Indebtedness (A) in an aggregate amount not to exceed the Available Amount; provided, that immediately prior to and after giving effect to such payments, the Leverage Ratio is less than or equal to 4.25 to 1.00, or (B) with proceeds received from the incurrence of Additional Subordinated Debt permitted by Section 6.01; and

(iv) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the prepayment, redemption, defeasance, repurchase or other retirement of the Senior Subordinated Notes with the proceeds of an IPO.

(c) Neither Holdings nor the Borrower will allow, at any time, less than 51 % of the Senior Subordinated Notes to be held by one or more of the Sponsor and the Sponsor Affiliates.

SECTION 6.09. Transactions with Affiliates. Neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, sell, lease or otherwise transfer any property or assets to, or purchase, lease or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except

(a) transactions that are at prices and on terms and conditions not less favorable to Holdings, the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties,

(b) (i) transactions between or among the Borrower and the Subsidiary Loan Parties, and (ii) transactions between or among the Borrower and its subsidiaries consistent with past practice and made in the ordinary course,

(c) any investment permitted under Section 6.04(iv), 6.04(v), 6.04(vii) or 6.04(xiii),

(d) any Indebtedness permitted under Section 6.01(a)(v) and Section 6.01(a)(xii),

(e) any Restricted Payment permitted under Section 6.08,

(f) loans or advances to employees permitted under Section 6.04,

(g) any lease entered into between the Borrower or any Subsidiary, as lessee, and any of the Affiliates (as of the Closing Date) of the Borrower or entity controlled by such Affiliates, as lessor, which is approved in good faith by a majority of the disinterested members of the Board of Directors of the Borrower,

(h) so long as no Default described in Section 7.01(b) and no Event of Default has occurred and is continuing, the Borrower may pay, or may pay cash dividends to enable Holdings to pay, (A) customary management, consulting, monitoring or advisory fees to the Sponsor or any Sponsor Affiliates in an aggregate amount not greater than $500,000 during any fiscal year (plus any unpaid management, consulting, monitoring or advisory fees within such amount accrued in any prior year) and (B) fees in respect of any financings, acquisitions or dispositions with respect to which the Sponsor or any Sponsor Affiliate acts as an adviser to Holdings, the Borrower or any Subsidiary in an amount not to exceed 2.0% of the value of any such transaction,

(i) any contribution to the capital of Holdings directly or indirectly by the Permitted Investors or any purchase of Equity Interests of Holdings by the Permitted Investors not prohibited by this Agreement,

(j) the payment of reasonable fees to directors of Holdings, the Borrower or any Subsidiary who are not employees of Holdings, the Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings, the Borrower or any Subsidiary in the ordinary course of business,

(k) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s Board of Directors,

(l) transactions pursuant to agreements set forth on Schedule 6.09 and any amendments thereto to the extent such amendments are not materially less favorable to the Borrower or such Subsidiary Loan Party than those provided for in the original agreements,

(m) employment and severance arrangements entered into in the ordinary course of business and approved by the Borrower’s Board of Directors between a Parent, Holdings, the Borrower or any Subsidiary and any employee thereof, and

(n) the Transactions, including the payment of the dividend and all related fees and expenses.

SECTION 6.10. Restrictive Agreements.

(a) Subject to clauses (b) through (d) below, neither Holdings nor the Borrower will, nor will they permit any Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, the Borrower or any Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (ii) the ability of any Subsidiary to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary or to Guarantee Indebtedness of the Borrower or any other Subsidiary.

(b) The foregoing clause (a) shall not apply to restrictions and conditions (i) imposed by law or by any Loan Document, Senior Subordinated Notes Document or documentation governing any Additional Subordinated Debt or Indebtedness of a Foreign Subsidiary permitted to be incurred under this Agreement (provided that such restrictions shall apply only to such Foreign Subsidiary) (ii) existing on the date hereof identified on Schedule 6.10 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition), (iii) contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder and (iv) imposed by any customary provisions restricting assignment of any agreement entered into the ordinary course of business.

(c) The foregoing clause (a)(i) shall not apply to restrictions or conditions (i) imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (ii) imposed by customary provisions in leases restricting the assignment thereof.

(d) The foregoing clause (a)(ii) shall not apply to customary provisions in joint venture agreements relating to purchase options, rights of first refusal or call or similar rights of a third party that owns Equity Interests in such joint venture.

SECTION 6.11. Amendment of Material Documents. Neither Holdings nor the Borrower will; nor will they permit any Subsidiary to, amend, modify or waive any of its rights under (a) any Senior Subordinated Notes Document, (b) the documentation governing any Qualified Holdings Debt, (c) the documentation governing any Additional Subordinated Debt (d) any Original Transaction Document or (e) its certificate of incorporation, by-laws or other organizational documents, in each case to the extent such amendment, modification or waiver would be materially adverse to the Lenders.

SECTION 6.12. Interest Expense Coverage Ratio. The Borrower will not permit the ratio (the “Interest Expense Coverage Ratio”) of (a) Consolidated EBlTDA to (b) cash interest expense of Holdings and its subsidiaries, in each case for any period of four consecutive fiscal quarters (or, if less, the number of full fiscal quarters subsequent to the Original Closing Date) ending on any date set forth below, to be less than the ratio set forth below opposite such date:

Date	Ratio
September 30, 2006	1.75 to l.00
December 31, 2006	1.75 to 1.00
March 31, 2007	1.75 to 1.00
June 30, 2007	1.75 to 1.00
September 30, 2007	2.00 to 1.00
December 31, 2007	2.00 to 1.00
March 31, 2008	2.00 to 1.00

Date	Ratio
June 30, 2008	2.00 to 1.00
September 30, 2008 and thereafter	2.25 to 1.00

provided, that for the purposes of determining the ratio described above for the fiscal quarter ending September 30, 2006 and December 31, 2006, cash interest expense of Holdings and its subsidiaries for the relevant period shall be deemed to equal cash interest expense of Holdings and its subsidiaries for such fiscal quarter (and, in the case of each such determination, each previous fiscal quarter commencing after the Closing Date) multiplied by 2 and 4/3, respectively; provided, further, that any such cash interest expense that is payable semi-annually and reflected as cash interest expense on a semi-annual basis shall not be subject to the foregoing proviso to the extent that the relevant semi-annual period is not contained in full in the applicable period of four consecutive fiscal quarters.

SECTION 6.13. Leverage Ratio. The Borrower will not permit the Leverage Ratio as of any date set forth below to exceed the ratio set forth opposite such date:

Date	Ratio
September 30, 2006	6.50 to 1.00
December 31, 2006	6.50 to 1.00
March 31, 2007	6.25 to 1.00
June 30, 2007	6.25 to 1.00
September 30, 2007	6.00 to 1.00
December 31, 2007	5.75 to 1.00
March 31, 2008	5.50 to 1.00
June 30, 2008	5.50 to 1.00
September 30, 2008 .	5.25 to 1.00
December 31, 2008	5.00 to 1.00
March 31, 2009	4.75 to 1.00
June 30, 2009	4.75 to 1.00
September 30, 2009	4.50 to 1.00
December 31, 2009	4.25 to 1.00
March 31, 2010	4.00 to 1.00
June 30, 2010	4.00 to 1.00
September 30, 2010	4.00 to 1.00
December 31, 2010 and thereafter	3.75 to 1.00

SECTION 6.14. Intentionally Deleted.

SECTION 6.15. Maximum Capital Expenditures. The Borrower will not, nor will it permit any Subsidiary to, incur or make any Capital Expenditures except and as set forth below:

Maximum
Fiscal Year	Capital Expenditures
2006	$15 million
2007	$10 million
2008	$10 million
2009	$10 million
2010	$10 million
2011	$10 million
2012	$10 million
2013	$10 million

provided, however, that to the extent that actual Capital Expenditures made in any such fiscal year shall be less than the maximum amount set forth above for such fiscal year (without giving effect to the carryover permitted by this proviso), the difference between said stated maximum amount and such actual Capital Expenditures shall, in addition, be available for Capital Expenditures in the next succeeding fiscal year and, in the case of fiscal year 2006, the excess of $15,000,000 over actual Capital Expenditures made in fiscal year 2005 shall also be available; provided further, however, that no portion of the such amount carried over from the previous fiscal year shall be allocated to Capital Expenditures in the next fiscal year until the amount allocated to the current fiscal year is exhausted.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section 7.01) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of three Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any Subsidiary in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect (except to the extent any such representation or warranty is qualified by “materially,” “Material Adverse

Effect” or a similar term, in which case such representation or warranty shall prove to have been incorrect in any respect) when made or deemed made;

(d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.03, 5.04 (with respect to the existence of Holdings and the Borrower), 5.11 or in Article VI;

(e) Holdings, the Borrower or any Subsidiary Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section 7.01), and such failure shall continue unremedied for. a period of 30 days after notice thereof from the Administrative Agent to the Borrower (which notice will be given at the request of any Lender);

(f) Holdings, the Borrower or any Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets (to the extent not prohibited under this Agreement) securing such Indebtedness;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Section 7.01, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any formal action for the purpose of effecting any of the foregoing;

(j) Holdings, the Borrower or any Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(k) one or more judgments for the payment of money (to the extent not paid or covered by insurance provided by a carrier that has acknowledged its obligation to pay such claim in writing and that has a credit rating of at least “A” by A.M. Best Company, Inc.) in an aggregate amount in excess of $10,000,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in liability of the Borrower and the Subsidiaries in an aggregate amount exceeding $10,000,000 for all periods;

(m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral with a fair value in excess of $5,000,000, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan Documents or (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement;

(n) any Loan Document shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any party thereto;

(o) the Guarantees of the Obligations by Holdings and the Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (other than in accordance with the terms of the Loan Documents) or shall be asserted by Holdings, the Borrower or any Subsidiary Loan Party not to be in effect or not to be legal, valid and binding obligations;

(p) the Senior Subordinated Notes, any Additional Subordinated Debt, any Qualified Holdings Debt or any Guarantees thereof shall cease, for any reason, to be validly subordinated to the Obligations or the obligations of Holdings and the Subsidiary Loan Parties in respect of their Guarantees under the Collateral Agreement, as applicable, as provided in the Senior Subordinated Notes Documents, the documentation governing any Additional Subordinated Debt or the documentation governing any Qualified Holdings Debt, as applicable, or any Loan Party or the holders of at least 25% in aggregate principal amount of the Senior Subordinated Notes, any series of Additional Subordinated Debt or any series of Qualified Holdings Debt shall so assert; or

(q) a Change in Control shall occur;

then, and in every such event (other than an event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to the Borrower described in paragraph (h) or (i) of this Section 7.01, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Borrower’s Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower fails to comply with the requirement of any Financial Performance Covenant, until the expiration of the fifth Business Day subsequent to the date on which financial statements with respect to the fiscal period for which such Financial Performance Covenant is being measured are required to be delivered pursuant to Section 5.01, Holdings shall have the right to issue Permitted Securities (the “Cure Right”), and upon the receipt by the Borrower of cash (such amount of cash being referred to as the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, such Financial Performance Covenants shall be recalculated giving effect to the following pro forma adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of determining the existence of a Default or Event of Default under the Financial Performance Covenants with respect to any period of four consecutive fiscal quarters that includes the fiscal quarter for which the Cure Right was exercised and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all Financial Performance Covenants (including for purposes of Section 4.02), the Borrower shall be deemed to have satisfied the requirements of the Financial Performance Covenants as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the Financial Performance Covenants that had occurred shall be deemed cured for the purposes of this Agreement.

(b) Notwithstanding anything herein to the contrary, the Cure Amount shall not exceed $10,000,000; provided that any such prepayment shall not reduce any Lender’s Revolving Commitment; provided further that (a) in each four fiscal quarter period there shall be a period of at least two fiscal quarters in which no Cure Right is made, (b) in each eight fiscal quarter period there shall be a period of at least four consecutive fiscal quarters during which no Cure Right is made and (c) the Cure Amount shall be no greater than the amount required to cause Borrower to be in compliance with such Financial Performance Covenant.

SECTION 7.03. Exclusion of Immaterial Subsidiaries. Solely for the purposes of determining whether a Default has occurred under clause (h) or (i) of Section 7.01, any reference in any such clause to any Subsidiary shall be deemed not to include any Subsidiary affected by any event or circumstance referred to in any such clause that did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the consolidated total assets of the Borrower and the Subsidiaries or 5% of the total revenues of the Borrower and the Subsidiaries as of such date; provided that if it is necessary to exclude more than one Subsidiary from clause (h) or (i) of Section 7.01 pursuant to this Section 7.03 in order to avoid an Event of Default thereunder, all excluded Subsidiaries shall be considered to be a single consolidated Subsidiary for purposes of determining whether the condition specified above is satisfied.

ARTICLE VIII

The Agents

SECTION 8.01.  The Agents. Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. For purposes of this Article VIII, all references to the Administrative Agent shall be deemed to be references to both the Administrative Agent and the Collateral Agent.

The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.

The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) and Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any of the Subsidiaries that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 9.02) or in the absence of its own gross negligence or willful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.

The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more subagents appointed by the Administrative Agent. The Administrative Agent and any such subagent may perform any and all its duties and exercise its rights and powers through their respective Related Parties. The exculpatory provisions of the preceding paragraphs shall apply to any such subagent and to the Related Parties of each Administrative Agent and any such subagent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

The Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its subagents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.

Each Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue lo make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

The Issuing Bank shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and the documents associated therewith, and the Issuing Bank shall have all of the benefits and immunities (i) provided to this Article VIII with respect to any acts taken or omissions suffered by the LC Issuer in connection with Letters of Credit issued by it or proposed to be issued by it and Issuer Documents pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Article VIII included the Issuing Bank with respect to such acts or omissions, and (B) as additionally provided herein with respect to the issuing Bank.

The Arrangers and the Syndication Agent, in their respective capacities as such, shall have no duties or responsibilities, and shall incur no liability, under this Agreement and the other Loan Documents.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) All notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:

(i) if to the Borrower, to AGA Medical Corporation, 682 Mendelssohn Avenue, Golden Valley, Minnesota 55427, Attention: Chief Executive Officer (Telecopy No. (763) 513-9226);

(ii) if to the Administrative Agent, the Collateral Agent or the Swingline Lender, to Lehman Commercial Paper Inc., 745 Seventh Avenue, New York, New York 10019, Attention: Maritza Ospine (Telecopy No. (646) 758-4648), with a copy to Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153, Attention: Andrew Colao, Esq. Telecopy No. (212 310-8007); and

(iii) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.

(b) Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

(c) Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the Administrative Agent (and, in the case of the Administrative Agent, by written notice to the Borrower). All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank, the Collateral Agent, the Swingline Lender and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 9.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender, the Collateral Agent, the Swingline Lender or the Issuing Bank may have had notice or knowledge of such Default at the time.

(b) Except as provided in Section 2.20 with respect to an Incremental Facility Amendment (or to give effect to any restatement of this Agreement, the substantive terms of which are otherwise permitted hereby), neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall

(i) increase the Commitment of any Lender without the written consent of such Lender,

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby,

(iii) postpone the maturity of any Loan, or any scheduled date of payment of the principal amount of any Tranche B Term Loan under Section 2.10, the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby,

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender,

(v) change any of the provisions of this Section 9.02 or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable),

(vi) release Holdings or any Subsidiary Loan Party from its Guarantee under the Collateral Agreement (except as provided in Section 9.15 or in the Collateral Agreement) or limit its liability in respect of such Guarantee, without the written consent of each Lender,

(vii) release all or substantially all the Collateral from the Liens of the Security Documents (except as provided in Section 9.15 or in the Collateral Agreement), without the written consent of each Lender, or

(viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, or

(ix) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 9.04, without the written consent of each Lender affected thereby, provided, further, that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of the Revolving Lenders (but not the Tranche B Term Loan Lenders) or the Tranche B Term Loan Lenders (but not the Revolving Lenders) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of

Lenders that would be required to consent thereto under this Section 9.02(b) if such Class of Lenders were the only Class of Lenders hereunder at the time. In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all affected Lenders, if the consent of the Supermajority Lenders (and, to the extent any Proposed Change requires the consent of Lenders holding Loans of any Class pursuant to clause (viii) of this Section 9.02(b), the consent of not less than 75% in interest of the outstanding Loans and unused Commitments of such Class) to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in this Section 9.02(b) being referred to as a “Non-Consenting Lender”), then, so long as the Lender that is acting as the Administrative Agent is not a Non-Consenting Lender, at the Borrower’s request, any assignee that is acceptable to the Administrative Agent shall have the right, with the Administrative Agent’s consent, to purchase from such Non-Consenting Lender, and such Non-Consenting Lender agrees that it shall, upon the Borrower’s request, sell and assign to such assignee, at no expense to such Non-Consenting Lender, all the Commitments, Tranche B Term Loans and Revolving Exposure of such Non-Consenting Lender for an amount equal to the principal balance of all Tranche B Term Loans and Revolving Loans (and funded participations in Swingline Loans and unreimbursed LC Disbursements) held by such Non-Consenting Lender and all accrued interest and fees with respect thereto through the date of sale (including amounts under Sections 2.15, 2.16 and 2.17), such purchase and sale to be consummated pursuant to an executed Assignment and Assumption in accordance with Section 9.04(b) (which Assignment and Assumption need not be signed by such Non-Consenting Lender).

(c) Notwithstanding the provisions of clause (b), this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Tranche B Term Loans and the Revolving Loans and the accrued interest and fees in respect thereof, and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders. In addition, this Agreement may be amended with the written consent of the Administrative Agent, Holdings, the Borrower and the Lenders providing the relevant Replacement Term Loans (as defined below) to permit the refinancing of all outstanding Tranche B Term Loans (the “Refinanced Tranche B Term Loans”) with a replacement term loan tranche hereunder (the “Replacement Term Loans”); provided that (i) the aggregate principal amount of such Replacement Term Loans shall not exceed the aggregate principal amount of such Refinanced Tranche B Term Loans, (ii) the Term Loan Applicable Rate for such Replacement Term Loans shall not be higher than the Term Loan Applicable Rate for such Refinanced Tranche B Term Loans, (iii) the weighted average life to maturity of such Replacement Term Loans shall not be shorter than the weighted average life to maturity of such Refinanced Tranche B Term Loans at the time of such refinancing (except to the extent of nominal amortization for periods where amortization has been eliminated as a result of prepayment of the Tranche B Term Loans) and (iv) all other terms applicable to such Replacement Term Loans shall be substantially identical to, or less favorable to the Lenders providing such Replacement Term Loans than, those applicable to such Refinanced Tranche B Term Loans, except to the extent necessary to provide for covenants and other terms applicable to any period after the latest final maturity of the Tranche B Term Loans in effect immediately prior to such refinancing.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Agents and their respective Affiliates, including the reasonable fees, charges and disbursements of counsel for the Agents and charges of Intralinks, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the reasonable fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under  this Section 9.03, or in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”), and hold each Indemnitee harmless, from and against any and all losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated  hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any Mortgaged Property or any other property currently or formerly owned or operated by the Borrower or any of its Subsidiaries, or any actual or alleged Environmental Liability related in any way to the Borrower or any of its Subsidiaries or  their respective properties or operations, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party, and regardless of whether any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are finally judicially determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent, the Issuing Bank or the Swingline Lender under paragraph (a) or (b) of this Section 9.03 (and without limiting its obligation to do so), each Lender severally agrees to pay to the Administrative Agent, the Issuing Bank or the Swingline Lender, as applicable, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as applicable, was incurred by or asserted against the Administrative Agent, the Issuing Bank or the Swingline Lender in its capacity as such; provided further that any obligation to indemnify the Issuing Bank or the Swingline Lender pursuant to this Section 9.03(c) shall be limited to Revolving Lenders only. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Tranche B Term Loans and unused Commitments at the time.

(d) To the extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section 9.03 shall be payable not later than three days after written demand therefor.

(f) The Borrower agrees that any indemnification or other protection provided to any . “Indemnitee pursuant to the Existing Credit Agreement (including pursuant to Section 9.03 thereof) or any other Loan Document (as defined in the Existing Credit Agreement and each an “Existing Loan Document”) shall survive the effectiveness of this Agreement and any indemnification or other protection provided to any Indemnitee pursuant to the Existing Credit Agreement, any other Existing Loan Document, this Agreement (including pursuant to this Section 9.03) or any other Loan Document shall (i) survive payment in full of the Obligations and (ii) inure to the benefit of any Person that was at any time an Indemnitee under the Existing Credit Agreement, any other Existing Loan Document, this Agreement or any other Loan Document.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, express or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section 9.04) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent, other than in the case of the Borrower, not to be unreasonably withheld or delayed) of:

(1) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below), for an assignment of all or any portion of a Tranche B Term Loan or, if an Event of Default pursuant to Section 7.01 (a), (b), (h) or (i) has occurred and is continuing, any other assignee;

(2) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of a Tranche B Term Loan to a Lender, an Affiliate of a Lender or an Approved Fund; and

(3) the Issuing Bank, provided that no consent of the Issuing Bank shall be required for an assignment of all or any portion of a Tranche B Term Loan.

(ii) Assignments shall be subject to the following conditions:

(1) except in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning

Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $2,500,000 or, in the case of a Tranche B Term Loan, $1,000,000 (treating simultaneous assignments by or to related Approved Funds as a single assignment for purposes of such requirement) and the assigning Lender (if it shall retain any commitments or Loans) shall have commitments and Loans aggregating at least $2,500,000 in the case of Revolving Credit Loans and $1,000,000 in the case of Tranche B Term Loans, in each case unless each of the Borrower and the Administrative Agent otherwise consents; provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing;

(2) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans;

(3) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500; provided that only one such fee shall be imposed in the case of simultaneous assignments by or to related Approved Funds; and

(4) the assignee, if it is not already a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

For purposes of this Section 9.04(b):

“Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund which invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“CLO” means any entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course and is administered or managed by a Lender or an Affiliate of such Lender.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(iv) of this Section 9.04, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section 9.04.

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent, the Issuing Banks and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it), provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement, provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section 9.04, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section 9.04. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge, assign or grant a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge, assignment or grant to secure obligations to a Federal Reserve Bank, and this Section 9.04 shall not apply to any such pledge, assignment or grant of a security interest, provided that no such pledge, assignment or grant of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledge or assignee for such Lender as a party hereto.

SECTION 9.05.  Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall have independent significance and be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation, or warranty at the time any credit is extended hereunder, and shall, continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any. Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower how or hereafter existing under this Agreement held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower and the Administrative Agent of such setoff or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff or application under this Section 9.08. The rights of each Lender under this Section 9.08 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.

(b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.

(c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 9.09. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.10.  WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE. THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.10.

SECTION 9.11.  Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality. Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority or self-regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section 9.12, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 9.12 or (ii) becomes available to the Administrative Agent, any Issuing Bank or any Lender on a noncofidential basis from a source other than Holdings or the Borrower, provided that such source is not actually known by such disclosing party to be bound by an agreement containing provisions substantially the same as those contained in this Section 9.12. For the purposes of this Section 9.12, the term “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower, provided that, in the case of information received from Holdings, the Borrower or any Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.12 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts that are treated as interest on such Loan under applicable law (collectively, the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section 9.13 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.14. USA Patriot Act. Each Lender hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender to identify the Borrower in accordance with the Patriot Act.

SECTION 9.15. Release of Collateral. Upon any sale or other transfer be any Loan Party of any Collateral that is permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of this Agreement, the security interest in such Collateral shall be automatically released.

SECTION 9.16. Amendment and Restatement.

(a) On the Closing Date, the Existing Credit Agreement shall be amended and restated in its entirety by this Agreement, and the Existing Credit Agreement shall thereafter be of no further force and effect, except to evidence the incurrence by the Borrower of the “Obligations” under and as defined in the Existing Credit Agreement (whether or not such “Obligations” are contingent as of the Closing Date). This Agreement is not in any way intended to constitute a novation of the obligations and liabilities existing under the Existing Credit Agreement. The indebtedness and obligations evidenced by this Agreement and the Loan Documents shall be and shall continue to be secured as set forth in the Existing Credit Agreement, as amended and restated by this Agreement, and all of the Loan Documents prior to the Closing Date, and the Liens granted to the Administrative Agent pursuant to the Loan Documents (as defined in the Existing Credit Agreement) shall continue in full force and effect during the term of this Agreement and any renewals thereof.

(b) The terms and conditions of this Agreement and the Administrative Agent’s, the Lenders’ and the Issuing Bank’s rights and remedies under this Agreement and the other Loan Documents shall apply to all of the Obligations incurred under the Existing Credit Agreement.

(c) On and after the Closing Date, (i) all references to the Existing Credit Agreement (or to any amendment or any amendment and restatement thereof) in the Loan Documents (other than this Agreement) shall be deemed to refer to the Existing Credit Agreement, as amended and restated hereby, (ii) all references to any article, section or sub-clause of the Existing Credit Agreement or in any Loan Document (but not herein) shall be amended to become, mutatis mutandis, references to the corresponding provisions of this Agreement and (iii) except as the context otherwise provides, on or after the Closing Date, all references to this Agreement herein (including for purposes of indemnification and reimbursement of fees) shall be deemed to be reference to the Existing Credit Agreement, as amended and restated hereby.

(d) This amendment and restatement is limited as written and is not a consent to any other amendment, restatement or waiver, whether or not similar and, except as expressly provided herein or in any other Loan Document, all terms and conditions of the Loan Documents remain in full force and effect unless otherwise specifically amended hereby or any other Loan Document.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

AGA MEDICAL CORPORATION, as Borrower

By:	/s/ Franck Gougeon
Name:	Franck Gougeon
Title:	President & CEO

AGA MEDICAL HOLDINGS, INC.

By:	/s/ Franck Gougeon
Name:	Franck Gougeon
Title:	President & CEO

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

LEHMAN COMMERCIAL PAPER INC., as Lender and Administrative Agent

By:	/s/ Craig Malloy
Name:	Craig Malloy
Title:	Authorized Signatory

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

LEHMAN BROTHERS COMMERCIAL BANK, as Lender

By:	/s/ George James
Name:	George James
Title:	Chief Credit Officer

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

BANK OF AMERICA, N.A., as Lender

By:	/s/ John A. Fulton
Name:	John A. Fulton
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

CITICORP USA, INC., as Lender

By:	/s/ Hector Guenther
Name:	HECTOR GUENTHER
Title:	Vice President

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

WACHOVIA BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ Jeanette A. Griffin
Name:	Jeanette A. Griffin
Title:	Director

[SIGNATURE PAGE TO AMENDED AND RESTATED CREDIT AGREEMENT]

SCHEDULES TO AMENDED AND RESTATED CREDIT AGREEMENT

Set forth herein are the Schedules to the Amended and Restated Credit Agreement, dated as of April 28, 2006 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AGA Medical Holdings, Inc. (“Holdings”), AGA Medical Corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and Lehman Commercial Paper Inc., as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned to such terms in the Credit Agreement.

INDEX OF SCHEDULES

Schedule 1.01	Mortgaged Property
Schedule 2.01	Commitments
Schedule 3.05	Real Property
Schedule 3.12	Subsidiaries
Schedule 3.13	Insurance
Schedule 40.1(h)	Sources and Uses
Schedule 5.14	Post-Closing Matters
Schedule 6.01	Existing Indebtedness
Schedule 6.02	Existing Liens
Schedule 6.04	Existing Investments
Schedule 6.06	Sale Leaseback Properties
Schedule 6.09	Existing Transactions with Affiliates
Schedule 6.10	Existing Restrictions

Schedule 1.01

Mortgaged Property

Mortgagor	Mortgaged Property Address	City	State	County
AGA Medical Corporation	9700 Schmidt Lake Road	Plymouth	MN	Hennepin

Schedule 2.01

Commitments

Lender	Revolving Credit Facility Committed Amount	Term Loan Facility Commitment Amount
Lehman Brothers Commercial Bank	$9,500,000	—
Lehman Commercial Paper Inc.	—	$215,000,000
Citicorp USA, Inc.	$6,300,000	—
Bank of America, N.A.	$4,600,000	—
Wachovia Bank, National Association	$4,600,000	—
Total	$25,000,000	$215,000,000

Schedule 3.05

Real Property

Owned Real Property:

Owner	Address	City	State	Zip Code
AGA Medical Corporation	9700 Schmidt Lake Road	Plymouth	Minnesota	55442

Leased Real Property:

Tenant	Address	City	State	Zip Code
AGA Medical Corporation	682 Mendelssohn Avenue	Golden Valley	Minnesota	55427

Schedule 3.12

Subsidiaries

Entity	Certificate No.	Registered Owner	Number and Class (if applicable) of Equity Interests	Percentage of Equity Interests
AGA Medical Corporation	5	AGA Medical Holdings, Inc.	200,000 shares common stock	100%
Amplatzer Medical Sales Corporation	1	AGA Medical Corporation	10,000 shares common stock	100%
AGA Medical FSC, Inc.*†	1	AGA Medical Corporation	1 ordinary share	100%
AGA Medical Switzerland Sárl†	n/a	AGA Medical Corporation	19,000 CHF paid in capital	95%

* Inactive subsidiary
† Not a Loan Party

Schedule 3.13

Insurance

1.             Philadelphia Indemnity Ins. Co: Director & Officer, Employment Liability, Fiduciary Liability in the amount of $10,000,000; Expires March 19, 2007; Policy number PHSD126947.

2.             Chubb / Federal Insurance Company: Products Policy (Primary Layer) in the amount of $5,000,000; Expires March 19, 2007; Policy number 7350-55-98 MIN.

3.             Allied World Assurance: Excess Products Policy (5 x/o 5) in the amount of $5,000,000; Expires March 19, 2007; Policy number AW0199209.

4.             Axis Specialty Insurance Company: Excess Products Policy (10 x/o 10) in the amount of $10,000,000; Expires March 19, 2007. Policy number AAU701428/01/2005.

5.             Columbia Casualty Company / CAN: Excess Products Policy (10 x/o 20) in the amount of $10,000,000; Expires March 19, 2007. Policy number ADE2082665330-0.

6.             Chubb/Federal Insurance Company: Automobile Coverage in the amount of $1,000,000; Expires March 19, 2007; Policy number (05) 7350-55-97.

7.             Chubb/Federal Insurance Company: Worker’s Compensation and Employer’s Liability Policy in the amount of $1,000,000; Expires March 19, 2007; Policy number (06) 7170-34-45.

8.             Chubb/Federal Insurance Company: Non Products Excess and Umbrella Insurance in the amount of $10,000,000; Expires March 19, 2007; Policy number 9363-15-35 MIN.

9.             Chubb/Federal Insurance Company: Personal Property $38,000,000; Business Interruption $30,000,000; Building $20,627,000; General Liability $2,000,000; Employee Benefits $1,000,000 / $3,000,000; (includes global extension); Expires March 19, 2007; Policy number 3579-50-33 MIN.

10.           St. Paul Travelers: Crime Plus Policy, in the amount of $1,000,000, Expires March 19, 2007; Policy number 104497124.

11.           Landmark American Ins. Co.: Medical Professional Liability Policy in the amount of $1,000,000 / $5,000,000; Expires February 2, 2007; Policy number LHM705853.

12.           Chubb/Federal Insurance Company: Computer Property-Blanket in the amount of $3,500,000; Expires March 19, 2007; Policy number 3579-50-33.

13.           Chubb/Federal Insurance Company: Commercial Inland Marine-Transportation in the amount of $500,000 and Personal Property any other location in the amount of $300,000; Expires on March 19, 2007; Policy number 3579-50-33.

14.           Great American Insurance: Excess Executive Protection-claims made in the amount of $10,000,000; Expires on March 19, 2007; Policy number DMX0009951.

2

Schedule 4.01(h)

Sources and Uses

Sources		Uses
(dollars in millions)

New Term Loan Borrowing	$215.0	Dividend to Stockholders	$99.9
		Repayment of Existing Term Loans	104.5
		Fees and Expenses	2.5
		Cash on hand	8.1
Total Sources	$215.0	Total Uses	$215.0

Schedule 5.14

Post-Closing Matters

To the extent not delivered on or prior to the Closing Date, within the periods set forth below (or such later date as may be agreed by the Administrative Agent in its reasonable discretion), the Borrower shall deliver, or cause to be delivered, to the Administrative Agent the following documents, in each case, in form and substance as is reasonably satisfactory to the Administrative Agent:

1.             On or prior to the 180th day following the Closing Date, Commodity Account Control Agreements, Deposit Account Control Agreements and Securities Account Control Agreements as the Collateral Agent deems reasonably necessary or advisable in order to effectively grant a valid, perfected and enforceable security interest in favor of the Collateral Agent for the benefit of the Secured Parties in the Commodity Accounts, the Deposit Accounts and the Securities Accounts of each Loan Party that are not Excluded Accounts, duly executed by such Loan Party and the applicable bank or securities intermediary, as the case may be, together with an opinion of counsel covering such matters as the Collateral Agent may reasonably require.

2.             On or prior to the 30th day following the Closing Date, evidence that Amplatzer Medical Sales Corporation is qualified to do business as a foreign corporation in California, West Virginia, Illinois, Maryland and New York.

3.             On or prior to the 30th day following the Closing Date, an Amendment to the Combination Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Financing Statement, entered into as of December 22, 2005 pursuant to the Existing Credit Agreement, duly executed and notarized by the Borrower and the Administrative Agent.

Schedule 6.01

Existing Indebtedness

Letters of Credit:

Applicant	Issuing Bank	Beneficiary	Number	Amount
AGA Medical Corporation	U.S. Bank National Association	Chubb & Son, a division of Federal Insurance Company	SLCMMSP03734	$300,000

Schedule 6.02

Existing Liens

1.             Easement Agreement dated January 9, 2004 between Company and Qwest Corporation relating to the property owned by Company and located at 9700 Schmidt Lake Road, Plymouth, Minnesota. The Easement Agreement incorporates a Site Lease Agreement, dated January of 2004, between Company and Qwest Wireless, LLC.

2.             Financing Liens:

Debtor	Jurisdiction	File No.	Filing Date	Filing	Secured Party	Description of Collateral
AGA Medical Corporation	MN Secretary of State	20036789369	3/13/03	UCC-1	IOS Capital, LLC	Leased equipment
AGA Medical Corporation	MN Secretary of State	20036927985	3/27/03	UCC-1	IOS Capital, LLC	Leased equipment

Schedule 6.04

Existing Investments

1.             The proposed acquisition of the direct marketing and distribution business of BVM Medical Ltd. (“BVM”) by Amplazter Medical Sales Corporation (“Amplatzer”) pursuant to the terms of that certain Term Sheet, dated as of March 29, 2006, between BVM and Amplatzer.

Schedule 6.06

Sale Leaseback Properties

1.             9700 Schmidt Lake Road, Plymouth, Minnesota 55442.

Schedule 6.09

Existing Transactions with Affiliates

1.             Omnibus Amendment Agreement, dated as of April 28, 2006, among Holdings, the Borrower, Welsh Carson Anderson & Stowe IX, L.P. (“WCAS IX”) and Franck Gougeon.

2.             Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005 (as amended or otherwise modified through the Closing Date), among WCAS IX, the co-investors of WCAS IX, Franck L. Gougeon and the Borrower.

3.             Stockholders Agreement, dated as of July 28, 2005 (as amended or otherwise modified through the Closing Date), among Holdings, WCAS IX, WCAS Capital Partners IV, L.P. (“WCAS CP IV”), each of the other stockholders party thereto, and Franck Gougeon.

4.             Registration Rights Agreement, dated as of July 28, 2005, among Holdings, WCAS IX, WCAS CP IV, each of the other investors party thereto, and Franck Gougeon.

5.             Employment Agreement, dated as of July 28, 2005, by and between the Borrower and Franck Gougeon.

6.             Senior Subordinated Note, dated as of July 28, 2005, between the Borrower, as issuer, and WCAS CP IV, as holder.

7.             Securities Purchase Agreement, dated as of July 28, 2005 and as amended on April 28, 2006, between WCAS CP IV and the Borrower.

8.             Contribution and Exchange Agreement, dated as of July 28, 2005, among Holdings, the Borrower and the shareholders of the Borrower party thereto.

Schedule 6.10

Existing Restrictions

None.

EXHIBIT A

FORM OF ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption is dated as of the date set forth below (the “Effective Date”) and is entered into by and between the Assignor (as defined below) and the Assignee (as defined below). Capitalized terms used in this Assignment and Assumption and not otherwise defined herein have the meanings specified in the Amended and Restated Credit Agreement dated as of April [    ], 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AGA Medical Corporation (the “Borrower”), the Lenders and Issuing Banks from time to time party thereto and Lehman Commercial Paper Inc., as Administrative Agent (the “Administrative Agent”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex I attached hereto (the “Standard Terms”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (a) all the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the facilities identified below (including any letters of credit or swingline loans included in such facilities) and (b) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (a) above (the rights and obligations sold and assigned pursuant to clauses (a) and (b) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.                                       Assignor:

2.                                       Assignee:

(a)                                  Assignee is an Affiliate of.

(b)                                 Assignee is an Approved Fund:

3.                                       Borrower: AGA MEDICAL CORPORATION

4.                                       Administrative Agent: Lehman Commercial Paper Inc., as Administrative Agent under the Credit Agreement.

5.                                       Assigned Interest:

Facility Assigned(1)	Aggregate Amount of All Lenders’ Commitments and Loans	Amount of Commitments and Loan Assigned	Percentage of Global Commitment Assigned
Revolving Facility	$25,000,000	$		%
Tranche B Term Loan Facility	$215,000,000	$		%

Effective Date:

(1)           Select as applicable.

2

The terms sets forth in this Assignment and Assumption are hereby agreed to:

as Assignor

By:
Name:
Title:

The terms set forth by this Assignment and Assumption are hereby agreed to:

as Assignee

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

Consented to and Accepted:

LEHMAN COMMERCIAL PAPER INC.,
as Administrative Agent

By:
Name:
Title:

Consented to and Accepted:

as Issuing Bank

By:
Name:
Title:

Consented to:

AGA MEDICAL CORPORATION

By:
Name:
Title:

[SIGNATURE PAGE TO ASSIGNMENT AND ASSUMPTION]

ANNEX 1

STANDARD TERMS AND CONDITIONS

FOR ASSIGNMENT AND ASSUMPTION

1.             Representations and Warranties.

1.1           Assignor The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby, and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document. From and after the Effective Date, the Assignor shall, to the extent provided in this Assignment and Assumption, relinquish its rights and be released from its obligations under the Credit Agreement.

1.2           Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to acquire the Assigned Interest and become a Lender, (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, and (v) if it is a Foreign Lender, attached to this Assignment and Assumption is any documentation required to be delivered by it pursuant to Section 2.17(e) of the Credit Agreement, duly completed and executed by the Assignee, (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender and (c) appoints and authorizes the Administrative

Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement, the other Loan Documents or any other instrument or document furnished pursuant hereto or thereto as are delegated to such Administrative Agent or Collateral Agent, as the case may be, by the terms thereof, together with such powers as are incidental thereto.

2.             Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.             General Provisions. This Assignment and Assumption shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by facsimile or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be construed in accordance with and governed by the law of the State of New York.

Exhibit B-1

ROPES & GRAY LLP 45 ROCKEFELLER PLAZA NEW YORK, NY 10111-0087 212-841-5700 F212-841-5725 BOSTON NEW YORK SAN FRANCISCO WASHINGTON, DC

April 28, 2006

To the Administrative Agent

and each Lender party to the

Credit Agreement referred to below

Ladies and Gentlemen:

This opinion is being furnished to you pursuant to the Amended and Restated Credit Agreement, dated as of April 28, 2006 (the “Amended and Restated Credit Agreement”), among AGA Medical Holdings, Inc., a Delaware corporation (“Holdings”), AGA Medical Corporation, a Minnesota corporation (the “Company”), the Lenders party thereto from time to time, Lehman Brothers Inc. and Citigroup Global Markets Inc., as Joint Lead Arrangers and Joint Bookrunners, Citigroup Global Markets Inc., as Syndication Agent, and Lehman Commercial Paper Inc., as Administrative Agent, in connection with the closing held this day under the Amended and Restated Credit Agreement.  Unless otherwise defined herein, capitalized terms used herein have the meanings set forth in the Amended and Restated Credit Agreement.

We have acted as special counsel to Holdings, the Company, and Amplatzer Medical Sales Corporation, a Minnesota corporation (the “Subsidiary Guarantor” and, together with Holdings and the Company, the “Loan Parties”) in connection with the Amended and Restated Credit Agreement and the Reaffirmation of the Security Documents, dated as of April 28, 2006, by the Loan Parties and acknowledged by the Administrative Agent (the “Reaffirmation” and together with the Amended and Restated Credit Agreement, the “Credit Documents”).

We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents and records and have made such investigation of fact and such examination of law as we have deemed appropriate in order to enable us to render the opinions set forth herein.  In conducting such investigation, we have relied, without independent verification, upon certificates of officers of Holdings, the Company and the Subsidiary Guarantor, public officials and other appropriate persons, and on the representations and warranties as to matters of fact and on the covenants as to the application of proceeds contained in the Credit Documents.

In rendering the opinions set forth below, we have assumed that (a) each of the Company and the Subsidiary Guarantor is validly existing and in good standing under the laws of its jurisdiction of organization, (b) each of the Company and the Subsidiary Guarantor has the power and authority to execute and deliver each of the Credit Documents to which it is a party and to perform its obligations thereunder, (c) each of the Company and the Subsidiary Guarantor has duly authorized, executed and delivered each of the Credit Documents to which it is a party and (d) the execution and delivery by each of the Company and the Subsidiary Guarantor of each of the Credit Documents to which it is a party and the performance by each such Person of its obligations thereunder will not violate any law of its jurisdiction of organization or any other applicable laws (except the Covered Laws (as defined below)).

The opinions expressed herein are limited to matters governed by the laws of the State of New York, the General Corporation Law of the State of Delaware in the case of Holdings and the federal laws of the United States of America (collectively, the “Covered Laws”) and solely with respect to paragraph 8 below, Article 9 of the Delaware Uniform Commercial Code.

Based upon and subject to the foregoing and subject to the additional qualifications set forth below, we are of the opinion that:

1.             Holdings (a) is a corporation validly existing and in good standing under the laws of the State of Delaware and (b) has the corporate power and authority to conduct the business in which it is engaged, and to execute, deliver and perform its obligations under each of the Credit Documents.

2.             Holdings has duly authorized, executed and delivered each of the Credit Documents to which it is party.

3.             Each of the Credit Documents to which each of the Loan Parties is a party constitutes the valid and binding obligation of each such Person as is party thereto and is enforceable against each such Person in accordance with its terms.

4.             The execution and delivery by each of the Loan Parties of the Credit Documents to which such Person is party and the performance by such Person of its obligations thereunder will not (a) in the case of Holdings, violate the certificate of incorporation or bylaws of Holdings, (b) violate any Covered Laws, and (c) result in a breach of, or constitute a default under, any of the agreements listed on Schedule I hereto.

5.             Except as may be required in order to perfect the Liens contemplated by the Collateral Agreement and the other Security Documents, under the Covered Laws, no consent, approval, license or exemption by, or order or authorization of, or filing, recording or registration with, any governmental authority is required to be obtained by the Loan Parties in connection with the execution and delivery of the Credit Documents to which each such Person is party or the performance by each such Person of its obligations thereunder.

6.             No Loan Party is an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

7.             Neither the making of the loans under the Amended and Restated Credit Agreement, nor the application of the proceeds thereof on the date hereof as provided in the

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Amended and Restated Credit Agreement, will violate Regulations T, U or X of the Board of Governors of the Federal Reserve System as in effect on the date hereof.

8.             After giving effect to the execution and delivery of the Credit Documents, the security interest in the Collateral described in the Collateral Agreement granted by the Loan Parties under the Collateral Agreement, as reaffirmed pursuant to the Reaffirmation, continues to be a valid and perfected security interest to the same extent as immediately prior to giving effect to the execution and delivery of the Credit Documents (as to which matters, as of the Original Closing Date, we refer you to our opinion dated July 28, 2005 as to the Company and the Subsidiary Guarantor and our opinion dated July 28, 2005 as to Holdings (together the “Original Opinions”), in each case, subject to the assumptions, qualifications, exclusions and limitations stated in the Original Opinions, which apply herein to the same extent as stated therein).

Our opinion that the Credit Documents to which each of the Loan Parties are party constitute the valid and binding obligation of such of the foregoing Persons as are party thereto, enforceable against each such Person party thereto in accordance with its terms, is subject to (i) bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other laws of general application affecting the rights and remedies of creditors and secured parties and (ii) general principles of equity.  We express no opinion with respect to the Reaffirmation as pertaining to obligations under any Loan Documents (other than the Amended and Restated Credit Agreement) except to the extent our Original Opinions included an opinion that such Loan Documents constituted the valid and binding obligation of the Loan Parties party thereto, enforceable against each such Loan Party in accordance with its terms, in each case, subject to the assumptions, qualifications, exclusions and limitations stated in the Original Opinions.

The opinions expressed herein do not purport to cover, and we express no opinion with respect to, the applicability of Section 548 of the federal Bankruptcy Code or any comparable provision of state law.

The opinions expressed herein are subject to the qualification that the enforceability of provisions in the Credit Documents and the Security Documents (collectively, the “Documents”) providing for indemnification or contribution may be limited by public policy considerations.  In addition, we express no opinion as to (i) the extent to which broadly worded waivers may be enforced, (ii) the enforceability of any provision which purports to grant the right of setoff to an affiliate of a lender or a purchaser of a participation in the loans outstanding thereunder or which permits the exercise of a right of setoff against amounts not then due or (iii) the enforceability of any provisions providing for conclusive presumptions or determinations, non-effectiveness of oral modifications, powers of attorney, waiver of or consent to service of process and venue, waiver of offset or defenses, or which constitutes a penalty or forefeiture.  In connection with the provisions of the Documents whereby the parties submit to the jurisdiction of the courts of the United States of America located in the State of New York, we note the limitations of 28 U.S.C. §§ 1331 and 1332 on subject matter jurisdiction of the federal courts.

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In addition, certain provisions contained in the Documents, including the grant of powers of attorney thereunder, may be unenforceable in whole or in part but the inclusion of such provisions in the Documents does not affect the validity of any of the other provisions thereof, and the remaining provisions of the Credit Documents are sufficient for the practical realization of the benefits intended to be provided thereby.

This opinion is being furnished only to the addressees and is solely for their benefit and the benefit of their permitted assignees that becomes a Lender or the Administrative Agent under the Amended and Restated Credit Agreement.  This opinion may not be relied upon for any other purpose or by any other Person, without our prior written consent.

Very truly yours,

Ropes & Gray LLP

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Schedule I

Material Agreements

1.             Omnibus Amendment Agreement, dated as of April 28, 2006 (the “Amendment Agreement”), among AGA Medical Holdings, Inc., AGA Medical Corporation, Welsh Carson Anderson & Stowe IX, L.P. and Franck Gougeon.

2.             Stockholders Agreement, dated as of July 28, 2005 (as amended by the Amendment Agreement), among AGA Medical Holdings, Inc., Welsh Carson Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., each of the other stockholders party thereto and Franck Gougeon.

3.             Registration Rights Agreement, dated as of July 28, 2005, among AGA Medical Holdings, Inc., Welsh Carson Anderson & Stowe IX, L.P., WCAS Capital Partners IV, L.P., each of the other investors party thereto and Franck Gougeon.

4.             Amended and Restated Stock Purchase Agreement, dated as of July 28, 2005 (as amended by the Amendment Agreement), by and among AGA Medical Corporation, Welsh Carson Anderson & Stowe IX, L.P., Franck Gougeon and the other parties thereto.

5.             Securities Purchase Agreement, dated as of July 28, 2005 (as amended by Amendment No.1 thereto dated as of April 28, 2006), between WCAS Capital Partners IV, L.P. and AGA Medical Corporation.

EXHIBIT B-2

Holstein Law Firm

150 South Fifth Street, Suite 370

Minneapolis, Minnesota 55402

(612) 435-0230 (main)

(612) 435-0231 (fax)

wwwholsteinlawfirm.com

April 28, 2006

Lehman Commercial Paper Inc.,

as Administrative Agent, Collateral Agent

and Issuing Bank (the “Collateral Agent”)

745 Seventh Avenue

New York, New York 10019

Citicorp USA, Inc.

Deutsche Bank Trust Company Americas

Wachovia Bank, National Association

(all of the addressees, collectively, the “Lenders”)

RE:                            Loan in the amount of $240,000,000 from Lenders to AGA Medical Corporation (“Borrower”)

Ladies and Gentlemen:

We have acted as special counsel for Borrower in connection with the execution and delivery today of, and the consummation of the transactions contemplated by, the $215,000,000 term loan (the “Term Loan”) and the $25,000,000 revolving line of credit (the “Revolving Loan”; the Term Loan and the Revolving Loan are referred to, collectively, as the “Loans”) from Lenders to Borrower.  Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Amended and Restated Credit Agreement (described below).

1.                                      Documents Reviewed.

1.1.                             For purposes of rendering our opinion set forth herein, we have reviewed originals or copies of the following documents (each, a “Loan Document”, and collectively, the “Loan Documents”), all dated as of the date of this letter unless otherwise specified:

(a)                                  Amended and Restated Credit Agreement between Lenders and Borrower;

(b)                                 Guarantee and Collateral Agreement executed by Borrower in favor of the Collateral Agent dated as of July 28, 2005;

(c)                                  UCC-1 Financing Statements naming Borrower and Subsidiary (as defined below) as debtor and naming Lenders as secured party (the “Financing Statements”);

(d)                                 Patent Security Agreement dated as of July 28, 2005;

(e)                                  Trademark Security Agreement dated as of July 28, 2005;

(f)                                    Copyright Security Agreement dated as of July 28, 2005; and

(g)                                 Reaffirmation Agreement.

1.2.                             For purposes of rendering our opinion set forth herein, we have also reviewed the Amended and Restated Articles of Incorporation and Bylaws of Borrower, the Articles of Incorporation and Bylaws of Amplatzer Medical Sales Corporation, a Minnesota corporation and wholly-owned subsidiary of Borrower (“Subsidiary”), and the records of corporate proceedings taken by Borrower and Subsidiary in connection with the Loan Documents and the transactions contemplated therein, as provided and certified to us by Borrower as being true, correct and complete (the “Authority Documents”).  We have also examined originals, or copies certified or otherwise identified to our satisfaction, of such other documents, made such investigation of matters of fact and reviewed such matters of law as we have deemed necessary as a basis for the opinions hereinafter expressed.

1.3.                             For purposes of rendering our opinion set forth herein, we have also reviewed such certificates of public officials, and other certificates, instruments and documents as we deemed necessary to render an opinion on the matters hereinafter set forth (“Public Records”).

2.                                      Assumptions.  In our examination and in making this opinion, we have assumed the matters described below.

2.1.                             Unless specifically stated otherwise, the laws of the United States and New York as of the date hereof and as they are applied and construed as of the date hereof, will apply to the interpretation, validity and enforceability of the Loan Documents, and the Loan Documents, when executed and delivered, will be legal, valid and binding obligations enforceable in accordance with their respective terms.

2.2.                             The authenticity of all documents, certificates, records and instruments submitted to us as originals, the genuineness of all signatures, the legal age and capacity of all natural persons, the truthfulness, accuracy and completeness of all statements of fact contained in any document, certificate, record or instrument and the conformity of all

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documents, certificates, records and instruments submitted to us as copies to the authentic, complete and accurate originals thereof.

2.3.                              The Loan Documents which provide for execution by parties other than Borrower and Subsidiary have been duly authorized, executed and delivered by such parties, are within such parties’ corporate power, where applicable, and constitute such parties’ legal, valid and binding obligations enforceable in accordance with their respective terms, and that such parties are in compliance with all applicable laws, rules and regulations governing the conduct of their businesses and the subject transaction, including those of Minnesota regarding engaging in the business of making mortgage loans.

2.4.                              The Loan Documents accurately reflect the complete understanding of the parties thereto and contain the entire agreement of those parties with respect to the transactions contemplated by the Loan Documents, to the extent the foregoing affects any of the opinions expressed herein.

2.5.                              If any of the Lenders are required to be qualified to transact business in Minnesota, then such Lenders have obtained the necessary certificate of authority to transact business in Minnesota.

2.6.                              The parties to the Loan Documents, and their successors and/or assigns, will: (a) act in good faith and in circumstances and a manner which are commercially reasonable in the exercise of any rights or enforcement of any remedies under the Loan Documents; (b) not engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair and impartial dealing or would be unconscionable or otherwise contrary to public policy; and (c) comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Loan Documents.

2.7.                              All Public Records reviewed by us are accurate and complete.

2.8.                              All exhibits and schedules have been (or will be) properly and correctly completed and attached to the Loan Documents.  The transactions evidenced by the Loan Documents have been consummated.

3.                                      Opinions.  Based upon our examination of the Loan Documents, and the documents referred to in Sections 1.2 and 1.3, and the foregoing facts and assumptions, and subject to the qualifications and exceptions set forth below, it is our opinion that:

3.1.                              The Borrower and Subsidiary are corporations, duly incorporated and validly existing under the laws of the State of Minnesota and are in good standing under such laws.  The Borrower and Subsidiary have all requisite corporate power to own and operate their respective properties and assets, and to carry on their business as presently conducted.  Based solely on the representations of the Company, the Borrower and Subsidiary are qualified to do business as a foreign corporation in all jurisdictions where

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the character of the property owned or leased or the nature of the business transacted makes such qualification necessary and the failure to be so qualified would have a material adverse effect on the Borrower or Subsidiary; exclusive of Illinois, Maryland and New York, where Subsidiary’s qualifications are pending/in process.

3.2.                              The Borrower and Subsidiary have all requisite legal and corporate power to execute and deliver the Loan Documents, to borrow money from the Lenders and to carry out and perform their respective obligations under the terms of the Loan Documents, as applicable.

3.3.                              All corporate action on the part of the Borrower and Subsidiary, their directors and stockholders necessary for the authorization, execution and delivery of the Loan Documents by the Borrower and Subsidiary and the performance by the Borrower and Subsidiary of their respective obligations under the Loan Documents have been taken.  Each of the Loan Documents to which Borrower or Subsidiary is a party has been duly and validly executed and delivered by the Borrower or Subsidiary, respectively, and the Financing Statements (to the extent to be filed in Minnesota) constitute lawful and binding obligations, legally enforceable in accordance with their respective terms, except as may be limited by (a) bankruptcy, insolvency, reorganization, arrangement, moratorium, or other similar laws affecting the rights and remedies of creditors generally and (b) general principles of equity.

3.4.                              The execution and delivery by the Borrower and Subsidiary of the Loan Documents and the performance by the Borrower and Subsidiary of their respective obligations under the Loan Documents do not violate any provisions of the Borrower’s or Subsidiary’s articles of incorporation or bylaws, or any provisions of any applicable federal or Minnesota law, rule or regulation known by us to be customarily and generally applicable to transactions of this nature.  The execution and delivery by the Borrower and Subsidiary of the Loan Documents and the performance by the Borrower and Subsidiary of their respective obligations under the Loan Documents do not violate, or constitute a default under any judgment or decree known to us that is binding upon the Borrower or Subsidiary.

3.5.                              Except as disclosed in the Amended and Restated Credit Agreement, to our knowledge, there are no actions, suits, proceedings or investigations pending against the Borrower, Subsidiary or their properties before any court or governmental agency, nor has the Borrower or Subsidiary received any threat thereof.

3.6.                              No notice to, consents from, or registration with, any Minnesota governmental authority which we would recognize as being generally applicable to the Loans is required to be made or obtained in connection with the authorization, execution, delivery and performance of the Loan Documents and the Borrower or Subsidiary.

3.7.                              The proper place to file the Financing Statements to perfect the security interest described in the Guarantee and Collateral Agreement is the office of the Secretary of State of Minnesota.  The Financing Statements authorized by the Borrower

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and Subsidiary are sufficient in form to perfect, when so filed, each of the liens and security interests in the personal property collateral described therein, to the extent such liens and security interests are capable of being perfected by filing.

4.                                      Exceptions.  The opinions set forth above are further subject to the following exceptions:

4.1.                              We express no opinion as to any agreements, documents or instruments other than the Loan Documents even though such agreements, documents or instruments may be referenced in a Loan Document, and we express no opinion with respect to the enforceability of the Loan Documents to the extent that the Loan Documents are rendered unenforceable as a result of the unenforceability of such other agreements, documents or instruments.

4.2.                              We express no opinion with respect to the effect of any law other than the existing laws, ordinances and regulations of the United States and Minnesota as of the date hereof, as they are applied and construed as of the date hereof.

4.3.                              We express no opinion as to the enforceability of provisions of the Loan Documents purporting to give Lenders self-help remedies, to the extent such self-help remedies are inconsistent with the UCC or provisions of Chapter 576 the Minnesota Statutes.

4.4.                              We express no opinion as to the perfection of any security interest created by the Loan Documents that cannot be perfected through filing with the Minnesota Secretary of State.

4.5.                              We express no opinion as to the enforceability of provisions of the Loan Documents to the extent that they contain:

(a)                                  Waivers by any parties of any constitutional rights or remedies, to the extent such waivers are prohibited by law or in equity;

(b)                                 Waivers of objections to venue or waivers of the right to a jury trial, or provisions in which the parties submit to the jurisdiction of particular courts, to the extent such waivers or submissions are prohibited by law or in equity;

(c)                                  Grants to Lenders of unlimited powers of attorney or rights to endorse instruments, to the extent such grants are prohibited by law or in equity or purport to grant remedies to the holder that are not generally available to a secured party;

(d)                                 Cumulative remedies to the extent such cumulative remedies purport to compensate, or would have the effect of compensating, the party entitled

5

to the benefits in any amount in excess of the actual loss suffered by such party;

(e)                                  Waivers of the right of redemption, to the extent such waivers are prohibited by law or in equity;

(f)                                    Indemnification provisions to the extent they are against public policy or they purport to provide indemnity against the indemnified party’s violation of any state or federal security laws or regulations, or against the indemnified party’s negligence, willful misconduct or illegal acts;

(g)                                 Provisions stating that failure to exercise or delay in exercising rights or remedies will not operate as a waiver of any such right or remedy or which purport to render ineffective any waiver, modification or amendment not in writing;

(h)                                 Disclaimers and other liability limitations with respect to third parties;

(i)                                     Provisions which purport to obligate the Borrower or Subsidiary to execute any document after the closing of the Loans if such execution could result in a material change to the Borrower’s or Subsidiary’s rights;

(j)                                     Provisions relating to choice of law or forum selection, consent to jurisdiction, venue or service of process;

(k)                                  Provisions which purport to confer upon Lenders as the holder of any note contained in the Loan Documents all of the rights of a holder in due course of negotiable instruments;

(l)                                     Waivers of any defenses arising by reason of Lenders’ failure to mitigate damages; and

(m)                               Provisions which purport to waive or release procedural or statutory rights to notice or rights of a debtor or duties of a secured party to the extent such rights and duties may not be waived by virtue of Minnesota Statutes Section 336.9-602.

4.6.                              We express no opinion on the status of title to the real property or personal property described in the Loan Documents or the priority of the Loan Documents relative to other interests in any property securing promissory notes issued pursuant to the Loan Documents, if any (the “Notes”).  We also do not express any opinion as to the accuracy or adequacy of the description of any property contained in the Loan Documents.

4.7.                              We express no opinion as to the strict enforceability of each and every remedy set forth in the Loan Documents, that every remedy available to Lenders in Minnesota has been included or that any remedy will be the highest or best remedy, but

6

the Loan Documents do provide legally adequate remedies for the practical realization of the principal benefits of the security provided thereby.

4.8.                              We express no opinion with respect to the application of or the compliance with any applicable laws governing the use, development, operation or ownership of any property, including without limitation, environmental laws, building codes, zoning and other land use restrictions, occupational safety and health laws and use and occupancy permits.

4.9.                              We express no opinion as to the effect of (a) any federal or state fraudulent conveyance or transfer law, including, without limitation, Section 548 of the United States Bankruptcy Code, and (b) Section 552 of the United States Bankruptcy Code insofar as such opinions address security interests or in connection with post petition after-acquired property.

4.10.                        We express no opinion with respect to the application of any usury law or other law regarding the amount of interest permitted to be charged to borrowers by lenders.

4.11.                        We express no opinion with regard to the ability of any party to collect or be reimbursed for costs and expenses, including attorneys’ fees, to the extent that its rights may be limited to reasonable fees and expenses as determined by a court or it is not the prevailing party in the action.

4.12.                        We express no opinion with regard to any right of Lenders to exercise remedies upon the happening of a non-material breach of the Loan Documents.

5.                                      Qualifications.  The opinions set forth above are further subject to the following qualifications:

5.1.                              The terms “knowledge”, “to our knowledge” and similar terms mean that, during the course of this firm’s representation of the Borrower, no contrary information came to the attention of Linda Holstein or Anh Le Kremer, the attorneys in our firm who have devoted substantive attention to the matters directly related to the Loan Documents, without having conducted any independent investigation, verification or inquiry, except as specifically described in this opinion.  Whenever such term is used, no opinion is expressed as to matters that in fact exist but are not actually known by such lawyers, and no inference as to our knowledge concerning any facts may be drawn as a result of the limited representation undertaken by us.  No inference as to our knowledge with respect to the factual matters upon which we have so qualified our opinions should be drawn from the fact of our representation of the Borrower.

5.2.                              As to matters of fact relevant to this opinion, we have relied solely upon (a) our examination of the documents referred to above and have assumed the current accuracy and completeness of the information obtained from public officials and records included in the documents referred to above; (b) our actual knowledge (i.e., present,

7

conscious awareness); and (c) the representations and warranties of the Borrower and Subsidiary, as set forth in the Loan Documents.  We have made no independent investigation or other attempt to verify the accuracy of any of such information, representations or warranties or to determine the existence or non-existence of any other factual matters, or consulted with other attorneys in our firm with respect to the matters covered thereby, except as expressly set forth herein; however, we are not aware of any facts that would lead us to believe that any of the opinions expressed herein are not accurate.

5.3.                              Lenders’ ability to enforce the Loan Documents may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent conveyance or transfer and other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally.

5.4.                              Enforcement of Lenders’ rights and remedies under the Loan Documents is subject to the effect of general principles of equity, including without limitation, limitations on the availability of equitable remedies (including the discretion of courts in granting or withholding equitable relief with respect to such enforcement) and concepts of materiality, reasonableness, good faith and fair dealing and other similar doctrines affecting the enforceability of agreements generally, regardless of whether such enforcement is considered in a proceeding in equity or at law.

5.5.                              Minn.  Stat. §290.371, subd. 4, provides that any corporation required to file a Notice of Business Activities Report does not have a cause of action upon which it may bring suit under the laws of Minnesota unless the corporation has filed a Notice of Business Activities Report and that the use of the Minnesota state courts for all contracts executed and all causes of action that arose before the end of the period for which the corporation failed to file a required report is precluded.  We express no opinion as to whether Lenders are obligated to file Minnesota Business Activity Reports, nor as to whether any of them is subject to Minnesota taxes, including the corporate franchise tax (i.e. state income tax), as a result of the present transaction.  Insofar as the foregoing opinions may relate to the enforceability of any agreement under the laws of Minnesota or any Minnesota state court, we have assumed that any parties seeking to enforce the Loan Documents are, and will continue at all times to be, exempt from the requirement of filing a Notice of Business Activities Report, or if not exempt, have duly filed and will continue to duly file, a Notice of Business Activities Report.

5.6.                              Under Article 9 of the UCC, the Financing Statements will be effective for a period of five years from the date of due filing, unless sooner terminated by Lenders, and will terminate at the expiration of said five-year period unless continuation statements under Article 9 (as the same may be amended) are filed within six months prior to said expiration in the appropriate office in the state where the debtor is “located” at that time.

5.7.                              Without limiting any other qualifications set forth herein, the opinions expressed herein are subject to the effect of generally applicable laws that (a) provide for

8

the enforcement of oral waivers or modifications where a material change of position in reliance thereon has occurred or provide that a course of performance may operate as a waiver, (b) limit the availability of a remedy under certain circumstances where another remedy has been elected, (c) limit the enforceability of provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent the action or inaction involves gross negligence, recklessness, willful misconduct or unlawful conduct, (d) limit the right of a creditor to use force or cause a breach of the peace in enforcing rights, (e) relate to the sale or disposition of collateral or the requirements of a commercially reasonable sale, (f) may limit the enforceability of provisions imposing increased interest rates or late payment charges upon delinquency in payment or default, providing for liquidated damages or for premiums upon default or acceleration; (g) provide for limitation of actions.

5.8.                              We do not assume any responsibility for the accuracy, completeness or fairness of any information, including, but not limited to, financial information, furnished to you by the Borrower or Subsidiary, in any capacity, concerning the business, assets, and affairs of the Borrower or Subsidiary or any other information furnished to you by the Borrower or Subsidiary or furnished by us as counsel to Borrower, except for our conclusions of law in this opinion letter.

5.9.                              This opinion is limited to matters expressly stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated.  We furnish this opinion as counsel for the Borrower solely for the purposes contemplated by the Loan Documents.  The opinions expressed herein may be relied upon only by Lenders, Lenders’ successors and assigns, participants in the Loans, any placement agent, underwriter or principal of any rating agency rating any securities evidencing interests in or secured by the Loans, and only in connection with the Loans.  Our opinion may not be used, quoted from, referred to or relied upon by Lenders or by any other person for any other purpose, nor may copies be delivered to any other person, without in each instance our prior written consent; except that Lenders may deliver copies of this opinion to (a) Lenders’ independent accountants, attorneys and other professional advisors acting on Lenders’ behalf in connection with the Loans or the transactions contemplated thereby, and rating agency rating any securities (as described above in this paragraph) or auditing, monitoring or evaluating Lenders’ investments or Lenders’ compliance with investment grading or evaluation, (b) governmental regulatory agencies having jurisdiction over Lenders to the extent disclosure of the opinion is required by applicable law or regulations, (c) designated persons pursuant to order or legal process of any court or governmental agency or authority of competent jurisdiction; and (d) prospective purchasers of the Notes and participants in the Loans, or if otherwise required by law.  We have no obligation to provide Lenders with any additional information that may come to our attention after the date hereof or to revise or reissue this opinion with respect to any change in law or any event, fact, circumstance or transaction which occurs after the date hereof.  This opinion is not intended to be an indemnification or hold harmless agreement or undertaking on our part.

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5.10.                        Perfection of security interests may be limited to the extent that any of the non-real estate collateral described in the Financing Statements is: (a) property in which a security interest cannot be perfected by filing with the Secretary of State of Minnesota under Article 9 of the Uniform Commercial Code in effect in Minnesota, Minnesota Statutes, Sections 336.9-101 et. seq. (2000) (the “UCC”); (b) consumer goods or accounts resulting from the sale thereof; (c) a beneficial interest in a trust or decedent’s estate; (d) deposit accounts, except to the extent that Lenders has perfected its security interest in those deposit accounts by control of the deposit accounts as required under the UCC; (e) commercial tort claims, letters of credit or letter of credit rights; (f) goods subject to certificates of title (including, without limitation, motor vehicles); (g) equipment to be used in farming operations, farm products, agricultural or farm property, accounts or general intangibles arising from or relating to the sale of farm products, or crops; (h) timber; (i) minerals, oil, gas or the like; or (j) items which are subject to a statute or treaty of the United States of America which provides for a national or international certificate of title for the perfection of a security interest therein or which specifies a place of filing different from that specified in the UCC for filing to perfect such security interest.

5.11.                        The enforceability of the Loan Documents is limited by the extent to which the parties to the Loan Documents, and their successors and/or assigns: (a) fail to act in good faith and, with respect to the exercise of remedies under the UCC, in circumstances and a manner which are commercially reasonable in the exercise of any rights or enforcement of any remedies under the Loan Documents; (b) engage in any conduct in the exercise of such rights or enforcement of such remedies that would constitute other than fair and impartial dealing or would be unconscionable or otherwise contrary to public policy, and (c) fail to comply with all requirements of applicable procedural and substantive law in exercising any rights or enforcing any remedies under the Loan Documents.

5.12.                        All Uniform Commercial Code filings may become unperfected: (a) in the event of a change in the name, identity or structure of any debtor, (b) in the event of a change in the state of organization of any debtor, and (c) in the event that Lenders fails to continue to maintain the effectiveness of perfection of the Financing Statements under the Uniform Commercial Code.

5.13.                        The enforceability of the Loan Documents may be limited by the extent to which the parties to the Loan Documents have entered into agreements which are not reflected in the Loan Documents.

Sincerely,

HOLSTEIN LAW FIRM, P.L.L.C.

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EXHIBIT C

GUARANTEE AND COLLATERAL AGREEMENT

dated as of

[           ]

among

AGA MEDICAL CORPORATION,

as Borrower

and

LEHMAN COMMERCIAL PAPER INC.

as Collateral Agent

TABLE OF CONTENTS

		Page

ARTICLE I

DEFINITION

Section 1.01.	Credit Agreement	1
Section 1.02.	Other Defined Terms	1

ARTICLE II

GUARANTEE

Section 2.01.	Guarantee	6
Section 2.02.	Guarantee of Payment	6
Section 2.03.	No Limitations	6
Section 2.04.	Reinstatement	7
Section 2.05.	Agreement To Pay; Subrogation	7
Section 2.06.	Information	7

ARTICLE III

PLEDGE OF SECURITIES

Section 3.01.	Pledge	8
Section 3.02.	Delivery of the Pledged Collateral	8
Section 3.03.	Representations, Warranties and Covenants	9
Section 3.04.	Certification of Limited Liability Company and Limited Partnership Interests	10
Section 3.05.	Registration in Nominee Name; Denominations	11
Section 3.06.	Voting Rights; Dividends and Interest	11

ARTICLE IV

SECURITY INTERESTS IN PERSONAL PROPERTY

Section 4.01.	Security Interest	13
Section 4.02.	Representations and Warranties	15
Section 4.03.	Covenants	16
Section 4.04.	Other Actions	19
Section 4.05.	Covenants Regarding Patent, Trademark and Copyright Collateral	21
Section 4.06.	Cash Management System, Securities Accounts and Commodity Accounts	23

i

ii

Schedules

Schedule I	Subsidiary Loan Parties
Schedule II	Pledged Stock; Debt Securities
Schedule III	Intellectual Property
Schedule IV	Commercial Tort Claims
Schedule V	Deposit Accounts
Schedule VI	Securities Accounts

Exhibits

Exhibit I	Form of Supplement
Exhibit II	Form of Deposit Account Control Agreement
Exhibit III	Form of Securities Account Control Agreement
Exhibit IV	Form of Patent Security Agreement
Exhibit V	Form of Trademark Security Agreement
Exhibit VI	Form of Copyright Security Agreement

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GUARANTEE AND COLLATERAL AGREEMENT (this “Agreement”) dated as of July 28, 2005, among AGA MEDICAL CORPORATION, a Minnesota corporation, AMPLATZER MEDICAL SALES CORPORATION, a Minnesota corporation and LEHMAN COMMERCIAL PAPER INC., as Collateral Agent.

Reference is made to the Credit Agreement dated as of July 28, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AGA Medical Corporation (the “Borrower”), Bank of America, N.A., Citicorp USA, Inc., Deutsche Bank Trust Company Americas, Wachovia Bank, National Association and Lehman Commercial Paper Inc., as Administrative Agent. The Lenders have agreed to extend credit to the Borrower subject to the terms and conditions set forth in the Credit Agreement. The obligations of the Lenders to extend such credit are conditioned upon, among other things, the execution and delivery of this Agreement. Holdings and the Subsidiary Loan Parties (each as defined below) are affiliates of the Borrower, will derive substantial benefits from the extension of credit to the Borrower pursuant to the Credit Agreement and are willing to execute and deliver this Agreement in order to induce the Lenders to extend such credit. Accordingly, the parties hereto agree as follows:

ARTICLE I

Definitions

Section 1.01.          Credit Agreement.  (a) Capitalized terms used in this Agreement and not otherwise defined in this Agreement have the meanings specified in the Credit Agreement. All terms defined in the New York UCC (as defined in this Agreement) and not defined in this Agreement have the meanings specified therein.

(b)           The rules of construction specified in Section 1.03 of the Credit Agreement also apply to this Agreement, mutatis mutandis.

Section 1.02.          Other Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“Account” has the meaning assigned to such term in Section 9-102(a)(2) of the New York UCC.

“Account Debtor” means any Person who is or who may become obligated to any Grantor under, with respect to or on account of an Account.

“Article 9 Collateral” has the meaning assigned to such term in Section 4.01. “Collateral” means Article 9 Collateral and Pledged Collateral.

“Commodity Account Control Agreement” means a control agreement in a form that is reasonably satisfactory to the Collateral Agent and the Borrower establishing the Collateral Agent’s Control with respect to any Commodity Account.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation or certificate of formation (or the equivalent organizational documents) of such Person, (b) the by-laws, operating agreement (or the equivalent governing documents) of such Person and (c) any document setting forth the manner of election and duties of the directors or managing members of such Person (if any) and the designation, amount or relative rights, limitations and preferences of any class or series of such Person’s Stock.

“Control” shall mean (i) in the case of each Deposit Account, “control”, as such term is defined in Section 9-104 of the New York UCC, (ii) in the case of any Securities Account, “control” as such term is defined in Section 8-106 of the New York UCC, and (iii) in the case of any Commodity Account, “control”, as such term is defined in section 9-106 of the New York UCC.

“Control Agreements” means, collectively, the Deposit Account Control Agreements, the Securities Account Control Agreements and the Commodity Account Control Agreements.

“Copyright License” means any written agreement, now or hereafter in effect, granting any right to any third party under any copyright now or hereafter owned by any Grantor or that such Grantor otherwise has the right to license, or granting any right to any Grantor under any copyright now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Copyrights” means all of the following now owned or hereafter acquired by any Grantor: (a) all copyright rights in any work subject to the copyright laws of the United States or any other country, whether as author, assignee, transferee or otherwise and (b) all registrations and applications for registration of any such copyright in the United States or any other country, including registrations, recordings, supplemental registrations and pending applications for registration in the United States Copyright Office, including those listed on Schedule III.

“Credit Agreement” has the meaning assigned to such term in the preliminary statement in this Agreement.

“Deposit Account Control Agreement” means an agreement substantially in the form annexed hereto as Exhibit II or such other form as is reasonably satisfactory to the Collateral Agent and the Borrower establishing Collateral Agent’s Control with respect to any Deposit Account.

“Deposit Accounts” means, collectively, with respect to each Grantor, (i) all “deposit accounts” as such term is defined in the New York UCC and in any event shall include the LC Account and all accounts and sub-accounts relating to any of the foregoing accounts and (ii) all cash, funds, checks, notes and instruments from time to time on deposit in any of the accounts or sub-accounts described in clause (i) of this definition.

“Federal Securities Laws” has the meaning assigned to such term in Section 5.04.

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“General Intangibles” means all “General Intangibles” of any Grantor as defined in Section 9-102(42) of the New York UCC.

“Grantors” means Holdings (upon Holdings becoming a party hereto pursuant to Section 5.12(b) of the Credit Agreement), the Borrower and the Subsidiary Loan Parties.

“Guarantors” means Holdings and the Subsidiary Loan Parties.

“Instrument” has the meaning specified in Article 9 of the New York UCC.

“Intellectual Property” means all intellectual and similar property of any Grantor of every kind and nature now owned or hereafter acquired by any Grantor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, trade secrets, confidential or proprietary technical and business information, know-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing.

“Investment Property” means the collective reference to (i) all “investment property” as such term is defined in Section 9-102(a)(49) of the New York UCC

“Issuers” means the collective reference to each issuer of any Investment Property.

“LC Account” means any account established and maintained in accordance with the provisions of Section 2.05(j) of the Credit Agreement and all property from time to time on deposit in such LC Account.

“License” means any Patent License, Trademark License, Copyright License or other license or sublicense agreement to which any Grantor is a party, including those listed on Schedule III.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest (including interest accruing at the then applicable rate provided in the Credit Agreement after the maturity of the Loans and interest and interest accruing at the then applicable rate provided in the Credit Agreement after the filing of any petition in bankruptcy, or the commencement of any insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under the Credit Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower to any of the Secured Parties under the Credit Agreement and each other Loan Document, including obligations to pay fees, costs,

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expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, indirect, absolute, contingent, due or to become due, now existing or hereinafter incurred, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual performance of all other obligations of the Borrower under or pursuant to the Credit Agreement and each other Loan Document, and (c) the due and punctual payment and performance in full of all the obligations of each other Loan Party under or pursuant to this Agreement and each other Loan Document. It is understood that Loan Document Obligations shall not include Swap Agreement Obligations.

“New York UCC” means the Uniform Commercial Code as from time to time in effect in the State of New York.

“Obligations” means (a) Loan Document Obligations and (b) the Swap Agreement Obligations.

“Patent License” means any written agreement, now or hereafter in effect, granting to any third party any right to make, use or sell any invention on which a patent, now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, is in existence, or granting to any Grantor any right to make, use or sell any invention on which a patent, now or hereafter owned by any third party, is in existence, and all rights of any Grantor under any such agreement.

“Patents” means all of the following now owned or hereafter acquired by any Grantor:  (a) all letters patent of the United States or the equivalent thereof in any other country, all registrations and recordings thereof, and all applications for letters patent of the United States or the equivalent thereof in any other country, including registrations, recordings and pending applications in the United States Patent and Trademark Office or any similar offices in any other country, including those listed on Schedule III, and (b) all reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein.

“Pledged Collateral” has the meaning assigned to such term in Section 3.01.

“Pledged Debt Securities” has the meaning assigned to such term in Section 3.01.

“Pledged Securities” means any promissory notes, stock certificates or other securities now or hereafter included in the Pledged Collateral, including all certificates, instruments or other documents representing or evidencing any Pledged Collateral.

“Pledged Stock” has the meaning assigned to such term in Section 3.01.

“Proceeds” has the meaning specified in Section 9-102(a)(64) of the New York UCC.

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“Receivable” means any right to payment for goods sold, leased, licensed, assigned or otherwise disposed of, or for services rendered, whether or not such right is evidenced by an Instrument or Chattel Paper and whether or not it has been earned by performance (including, without limitation, any Account).

“Secured Parties” means (a) the Lenders, (b) the Collateral Agent, (c) the Administrative Agent, (d) the Issuing Bank, (e) each counterparty that is a Lender or an Affiliate of a Lender to any Swap Agreement with a Loan Party the obligations under which constitute Obligations and (f) the successors and assigns of each of the foregoing.

“Security” has the meaning assigned to it under Section 8-102(a)(15) of the New York UCC.

“Securities Account Control Agreement” means an agreement substantially in the form annexed hereto as Exhibit III or an agreement in a form that is reasonably satisfactory to the Collateral Agent and the Borrower establishing the Collateral Agent’s Control with respect to any Securities Account.

“Security Interest” has the meaning assigned to such term in Section 4.01.

“Stock” means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

“Subsidiary Loan Parties” means (a) the Subsidiaries identified on Schedule I and (b) each other Subsidiary that becomes a party to this Agreement as a Subsidiary Loan Party after the Effective Date.

“Swap Agreement Obligations” means the obligations of each Loan Party under each Swap Agreement that (i) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date or (ii) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into but only to the extent that, and only so long as, the obligations under the Swap Agreements are secured and guaranteed pursuant hereto.

“Trademark License” means any written agreement, now or hereafter in effect, granting to any third party any right to use any trademark now or hereafter owned by any Grantor or that any Grantor otherwise has the right to license, or granting to any Grantor any right to use any trademark now or hereafter owned by any third party, and all rights of any Grantor under any such agreement.

“Trademarks” means all of the following now owned or hereafter acquired by any Grantor: (a) all trademarks, service marks, trade names, domain names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, other source or business identifiers, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof, and all registration and recording applications filed in connection therewith, including

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registrations and registration applications in the United States Patent and Trademark Office or any similar offices in any State of the United States or any other country or any political subdivision thereof, and all extensions or renewals thereof, including those listed on Schedule III, (b) all goodwill associated therewith or symbolized thereby and (c) all other assets, rights and interests that uniquely reflect or embody such goodwill.

ARTICLE II

Guarantee

Section 2.01.          Guarantee.  Each Guarantor unconditionally and irrevocably guarantees, jointly with the other Guarantors and severally, as a primary obligor and not merely as a surety, for the ratable benefit of the Secured Parties and their respective successors, indorsees, transferees and assigns, the punctual payment and performance in full of the Obligations when due (whether at stated maturity, by acceleration or otherwise). Each Guarantor further agrees that the Obligations may be extended or renewed, in whole or in part, or amended or modified, without notice to or further assent from it, and that it will remain bound upon its guarantee notwithstanding any extension, renewal, amendment or modification of the Obligations. Each Guarantor waives presentment to, demand of payment from and protest to the Borrower or any other Loan Party of the Obligations and also waives notice of acceptance of its guarantee and notice of protest for nonpayment and notice of default or non-payment.

Section 2.02.          Guarantee of Payment.  Each Guarantor further agrees that its guarantee hereunder constitutes a guarantee of payment when due and not of collection, and waives any right to require that any resort be had by the Collateral Agent or any other Secured Party to any security held for the payment of the Obligations or to any balance of any Deposit Account or credit on the books of the Collateral Agent or any other Secured Party in favor of the Borrower or any other Person.

Section 2.03.          No Limitations.  (a) Except for termination of a Guarantor’s obligations hereunder as expressly provided in Section 7.13, the obligations of each Guarantor hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense or set-off, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Guarantor hereunder shall not be discharged or impaired or otherwise affected by (i) the failure of the Collateral Agent or any other Secured Party to assert any claim or demand or to enforce any right or remedy under the provisions of any Loan Document or otherwise; (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, any Loan Document or any other agreement, including with respect to any other Guarantor under this Agreement; (iii) the release of, impairment of or failure to perfect any Lien held by the Collateral Agent or any other Secured Party for the payment and performance of the Obligations or any of them; (iv) any default, failure or delay, willful or otherwise, in the performance of the Obligations; or (v) any other act or omission that may or might in any manner or to any extent vary the risk of any Guarantor or otherwise operate as a discharge of any Guarantor as a matter of law or equity (other than the indefeasible payment in full in cash of the Obligations). Each Guarantor expressly

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authorizes the Collateral Agent (i) to take and hold security for the payment and performance of the Obligations, (ii) to exchange, waive or release any or all such security (with or without consideration), (iii) to enforce or apply such security and direct the order and manner of any sale thereof in its sole discretion or (iv) to release or substitute any one or more other guarantors or obligors upon or in respect of the Obligations, all without affecting the obligations of any Guarantor hereunder.

(b)           To the fullest extent permitted by applicable law, each Guarantor waives any defense based on or arising out of any defense of the Borrower or any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations. The Collateral Agent and the other Secured Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or nonjudicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with the Borrower or any other Loan Party or exercise any other right or remedy available to them against the Borrower or any other Loan Party, without affecting or impairing in any way the liability of any Guarantor hereunder except to the extent the Obligations have been fully and indefeasibly paid in full in cash. To the fullest extent permitted by applicable law, each Guarantor waives any defense arising out of any such election even though such election operates, pursuant to applicable law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Guarantor against the Borrower or any other Loan Party, as applicable, or any security.

Section 2.04.          Reinstatement.  Each of the Guarantors agrees that its guarantee hereunder shall continue to be effective or be reinstated, as applicable, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Collateral Agent or any other Secured Party upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower, any other Loan Party or otherwise or upon appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Guarantor or any substantial part of its property, or otherwise, all as though such payments had not been made.

Section 2.05.          Agreement To Pay; Subrogation. In furtherance of the foregoing and not in limitation of any other right that the Collateral Agent or any other Secured Party has at law or in equity against any Guarantor by virtue hereof, upon the failure of the Borrower or any other Loan Party to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each Guarantor hereby promises to and will forthwith pay, or cause to be paid, without setoff or counterclaim, to the Collateral Agent for distribution to the applicable Secured Parties in cash the amount of such unpaid Obligation. Upon payment by any Guarantor of any sums to the Collateral Agent as provided above, all rights of such Guarantor against the Borrower or any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subject to Article VI.

Section 2.06.          Information. Each Guarantor assumes all responsibility for being and keeping itself informed of the Borrower’s and each other Loan Party’s financial condition

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and assets and of all other circumstances bearing upon the risk of nonpayment of the Obligations and the nature, scope and extent of the risks that such Guarantor assumes and incurs hereunder and agrees that none of the Collateral Agent or the other Secured Parties will have any duty to advise such Guarantor of information known to it or any of them regarding such circumstances or risks.

ARTICLE III

Pledge of Securities

Section 3.01.          Pledge. As security for the prompt payment or performance, as applicable, in full of the Obligations when due (whether at stated maturity, by acceleration or otherwise), each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest in, all of such Grantor’s right, title and interest in, to and under (a) the shares of capital stock and other Equity Interests of the Borrower and each Subsidiary owned by it and listed on Schedule II and any other Equity Interests of a Subsidiary obtained in the future by such Grantor and the certificates representing all such Equity Interests (the “Pledged Stock”), provided that the Pledged Stock shall not include more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary; (b)(i) the debt securities listed opposite the name of such Grantor on Schedule II, (ii) any debt securities issued after the Effective Date to such Grantor by Holdings, the Borrower, each Subsidiary and any other Person and (iii) the promissory notes and any other instruments evidencing such debt securities (the “Pledged Debt Securities”); (c) all other property that may be delivered to and held by the Collateral Agent pursuant to the terms of this Section 3.01; (d) subject to Section 3.06, all payments of principal or interest, dividends, cash, instruments and other property from time to time received, receivable or otherwise distributed in respect of, in exchange for or upon the conversion of, and all other Proceeds received in respect of, the securities referred to in clauses (a), (b) and (c) above; (e) subject to Section 3.06, all rights and privileges of such Grantor with respect to the securities and other property referred to in clauses (a), (b), (c) and (d) above; and (f) all Proceeds of any of the foregoing (the items referred to in clauses (a) through (f) above being collectively referred to as the “Pledged Collateral”).

TO HAVE AND TO HOLD the Pledged Collateral, together with all right, title, interest, powers, privileges and preferences pertaining or incidental thereto, unto the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, forever, subject, however, to the terms, covenants and conditions hereinafter set forth.

Section 3.02.          Delivery of the Pledged Collateral.  (a) Each Grantor represents and warrants that all certificates, agreements or instruments representing or evidencing the Pledged Collateral in existence on the date hereof have been delivered to the Collateral Agent in suitable form for transfer by delivery or accompanied by duly executed instruments of transfer or assignment in blank. Each Grantor agrees promptly to deliver or cause to be delivered to the Collateral Agent any and all Pledged Securities.

(b)           Each Grantor will cause any Indebtedness for borrowed money owed to such Grantor by any Person (other than a Loan Party) which is (A) in excess of $500,000 and (B)

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evidenced by a duly executed promissory note to be pledged and delivered to the Collateral Agent pursuant to the terms hereof.

(c)           Upon delivery to the Collateral Agent, (i) any Pledged Securities shall be accompanied by undated stock powers duly executed in blank or other undated instruments of transfer reasonably satisfactory to the Collateral Agent and by such other instruments and documents as the Collateral Agent may reasonably request and (ii) all other property comprising part of the Pledged Collateral shall be accompanied by proper instruments of assignment duly executed by the applicable Grantor and such other instruments or documents as the Collateral Agent may reasonably request. Each delivery of Pledged Securities shall be accompanied by a schedule describing such Pledged Securities, which schedule shall be attached hereto as a supplement to Schedule II and made a part hereof, provided that failure to attach any such schedule hereto shall not affect the validity of such pledge of such Pledged Securities. Each schedule so delivered shall supplement any prior schedules so delivered.

Section 3.03.          Representations, Warranties and Covenants. The Grantors jointly and severally represent, warrant and covenant to and with the Collateral Agent, for the benefit of the Secured Parties, that:

(a)           Schedule II correctly sets forth the percentage of the issued and outstanding shares (or units or other comparable measure) of each class of the Equity Interests of the issuer thereof represented by the Pledged Stock and includes all Equity Interests, debt securities and promissory notes required to be pledged hereunder in order to satisfy the Collateral and Guarantee Requirement;

(b)           the Pledged Stock and Pledged Debt Securities have been duly and validly authorized and issued by the issuers thereof and (i) in the case of Pledged Stock, are fully paid and nonassessable and (ii) in the case of Pledged Debt Securities, are legal, valid and binding obligations of the issuers thereof;

(c)           except for the security interests granted hereunder, each of the Grantors (i) is and, subject to any transfers made in compliance with the Credit Agreement, will continue to be the direct owner, beneficially and of record, of the Pledged Securities indicated on Schedule II as owned by such Grantor, (ii) has good and marketable title to and holds the same free and clear of all Liens, other than Liens created by any Loan Document and Liens permitted by Section 6.02 of the Credit Agreement, (iii) will make no sale, exchange, assignment, pledge, hypothecation or transfer of, or grant any option with respect to, or create or permit to exist any security interest in or other Lien on, the Pledged Collateral, other than Liens created by any Loan Document, Liens permitted by Section 6.02 of the Credit Agreement and transfers made in compliance with the Credit Agreement, (iv) will defend its title or interest thereto or therein against any and all Liens (other than Liens created by any Loan Document and Liens permitted by Section 6.02 of the Credit Agreement), however arising, of all Persons whomsoever;

(d)           except for restrictions and limitations imposed by (i) the Loan Documents, (ii) securities laws generally or (iii) customary provisions in joint venture agreements relating to purchase options, rights for first refusal, tag, drag, call or similar rights of a

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third party that owns Equity Interests in such joint venture, the Pledged Collateral is and will continue to be freely transferable and assignable, and none of the Pledged Collateral is or will be subject to any option, right of first refusal, shareholders agreement, charter or by-law provision or contractual restriction of any nature that might prohibit, impair, delay or otherwise affect the pledge of such Pledged Collateral hereunder, the sale or disposition thereof pursuant hereto or the exercise by the Collateral Agent of rights and remedies hereunder;

(e)           each of the Grantors has the power and authority to pledge the Pledged Collateral pledged by it hereunder in the manner hereby done or contemplated;

(f)            no consent or approval of any Governmental Authority, any securities exchange or any other Person was or is necessary to the validity of the pledge affected hereby (other than such as have been obtained and are in full force and effect);

(g)           by virtue of the execution and delivery by the Grantors of this Agreement, when any Pledged Securities are delivered to the Collateral Agent in accordance with this Agreement, the Collateral Agent will obtain, for the benefit of the Secured Parties, a legal, valid and perfected lien upon and security interest in such Pledged Securities as security for the payment and performance of the Obligations;

(h)           the pledge effected hereby is effective to vest in the Collateral Agent, for the ratable benefit of the Secured Parties, the rights of the Collateral Agent in the Pledged Collateral as set forth in this Agreement; and

(i)            each Grantor shall (unless in the reasonable judgment of its board of directors such actions will be detrimental to the conduct of its business) use its commercially reasonable efforts to obtain all consents, approvals, modifications or amendments required to effect the pledge pursuant to the terms hereof of such Grantor’s right, title and interest in each Permitted Joint Venture that is not a Permitted Joint Venture Loan Party.

Section 3.04.          Certification of Limited Liability Company and Limited Partnership Interests.  (a) Each Grantor acknowledges and agrees that each interest in any limited liability company or limited partnership controlled by any Grantor and acquired after the Effective Date and pledged hereunder that is represented by a certificate, shall be a “security” within the meaning of Article 8 of the New York UCC and shall be governed by Article 8 of the New York UCC.

(b)           Each Grantor further acknowledges and agrees that (i) the interests in any limited liability company or limited partnership controlled by such Grantor and pledged hereunder that are not represented by a certificate are not “securities” within the meaning of Article 8 of the New York UCC and (ii) such Grantor shall at no time elect to treat any such interest as a “security” within the meaning of Article 8 of the New York UCC or issue any certificate representing such interest, unless such Grantor provides prompt written notification to the Collateral Agent of such election and promptly (but in no case later than 10 Business Days) pledges any such certificate to the Collateral Agent pursuant to the terms hereof.

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Section 3.05.          Registration in Nominee Name; Denominations. The Collateral Agent, on behalf of the Secured Parties, shall have the right (in its sole and absolute discretion) to hold the Pledged Securities in the name of the applicable Grantor, endorsed or assigned in blank or in favor of the Collateral Agent or, upon the occurrence and during the continuation of an Event of Default, in its own name as pledgee or the name of its nominee (as pledgee or as sub-agent). Each Grantor will promptly give to the Collateral Agent copies of any notices or other communications received by it with respect to Pledged Securities registered in the name of such Grantor. The Collateral Agent shall at all times upon the occurrence and during the continuation of an Event of Default have the right to exchange the certificates representing Pledged Securities for certificates of smaller or larger denominations for any purpose consistent with this Agreement.

Section 3.06.          Voting Rights; Dividends and Interest.  (a) Unless and until an Event of Default shall have occurred and be continuing and the Collateral Agent shall have notified the Grantors that their rights under this Section 3.06 are being suspended:

(i)            Each Grantor shall be entitled to exercise any and all voting and other consensual rights and powers inuring to an owner of Pledged Securities or any part thereof for any purpose consistent with the terms in this Agreement, the Credit Agreement and the other Loan Documents, provided that such rights and powers shall not be exercised in any manner that would reasonably be expected to materially and adversely affect the rights inuring to a holder of any Pledged Securities or the rights and remedies of any of the Collateral Agent or the other Secured Parties under this Agreement or the Credit Agreement or any other Loan Document or the ability of the Secured Parties to exercise the same.

(ii)           The Collateral Agent shall execute and deliver to each Grantor, or cause to be executed and delivered to such Grantor, all such proxies, powers of attorney and other instruments as such Grantor may reasonably request for the purpose of enabling such Grantor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to subparagraph (i) above.

(iii)          Each Grantor shall be entitled to receive and retain any and all dividends, interest, principal and other distributions paid on or distributed in respect of the Pledged Securities to the extent and only to the extent that such dividends, interest, principal and other distributions are permitted by, and otherwise paid or distributed in accordance with, the terms and conditions of the Credit Agreement, the other Loan Documents and applicable laws, provided that any noncash dividends, interest, principal or other distributions that would constitute Pledged Stock or Pledged Debt Securities, whether resulting from a subdivision, combination or reclassification of the outstanding Equity Interests of the issuer of any Pledged Securities or received in exchange for Pledged Securities or any part thereof, or in redemption thereof, or as a result of any merger, consolidation, acquisition or other exchange of assets to which such issuer may be a party or otherwise, shall be and become part of the Pledged Collateral, and, if received by any Grantor, shall not be commingled by such Grantor with any of its other funds or property but shall be held separate and apart therefrom, shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties and shall be forthwith delivered to the

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Collateral Agent in the same form as so received (with any necessary endorsement as described in Section 3.03(c) or otherwise).

(b)           Upon the occurrence and during the continuation of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(iii) of this Section 3.06, all rights of any Grantor to dividends, interest, principal or other distributions that such Grantor is authorized to receive pursuant to paragraph (a)(iii) of this Section 3.06 shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to receive and retain such dividends, interest, principal or other distributions. All dividends, interest, principal or other distributions received by any Grantor contrary to the provisions of this Section 3.06 shall be held in trust for the benefit of the Collateral Agent and the other Secured Parties, shall be segregated from other property or funds of such Grantor and shall be forthwith delivered to the Collateral Agent upon demand in the same form as so received (with any necessary endorsement). Any and all money and other property paid over to or received by the Collateral Agent pursuant to the provisions of this paragraph (b) shall be retained by the Collateral Agent in an account to be established by the Collateral Agent upon receipt of such money or other property and shall be applied in accordance with the provisions of Section 5.02. After all Events of Default have been cured or waived and the Borrower has delivered to the Collateral Agent a certificate to that effect, the Collateral Agent shall promptly repay to each Grantor (without interest) all dividends, interest, principal or other distributions that such Grantor would otherwise be permitted to retain pursuant to the terms of paragraph (a)(iii) of this Section 3.06 and that remain in such account.

(c)           Upon the occurrence and during the continuation of an Event of Default, after the Collateral Agent shall have notified the Grantors of the suspension of their rights under paragraph (a)(i) of this Section 3.06, all rights of any Grantor to exercise the voting and other consensual rights and powers it is entitled to exercise pursuant to paragraph (a)(i) of this Section 3.06, and the obligations of the Collateral Agent under paragraph (a)(ii) of this Section 3.06, shall cease, and all such rights shall thereupon become vested in the Collateral Agent, which shall have the sole and exclusive right and authority to exercise such voting and other consensual rights and powers, provided that, unless otherwise directed by the Required Lenders, the Collateral Agent shall have the right from time to time following and during the continuation of an Event of Default to permit the Grantors to exercise such rights. After all Events of Default have been cured or waived, the Grantors shall have the right to exercise the voting and consensual rights and powers that they would otherwise be entitled to exercise pursuant to the terms of paragraph (a)(i) above.

(d)           Any notice given by the Collateral Agent to the Grantors suspending their rights under paragraph (a) of this Section 3.06 (i) may be given by telephone if promptly confirmed in writing, (ii) may be given to one or more of the Grantors at the same or different times and (iii) may suspend the rights of the Grantors under paragraph (a)(i) or paragraph (a)(iii) of this Section 3.06 in part without suspending all such rights (as specified by the Collateral Agent in its sole and absolute discretion) and without waiving or otherwise affecting the Collateral Agent’s rights to give additional notices from time to time suspending other rights so long as an Event of Default has occurred and is continuing.

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ARTICLE IV

Security Interests in Personal Property

Section 4.01.          Security Interest.  (a) As security for the payment or performance, as applicable, in full of the Obligations, each Grantor hereby grants to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, a security interest (the “Security Interest”) in all right, title or interest in or to any and all of the following assets and properties now owned or at any time hereafter acquired by such Grantor or in which such Grantor now has or at any time in the future may acquire any right, title or interest (collectively, the “Article 9 Collateral”):

(i)            all Accounts;

(ii)           all Chattel Paper;

(iii)          all cash and Deposit Accounts;

(iv)          all Documents;

(v)           all Equipment;

(vi)          all General Intangibles;

(vii)         all Instruments;

(viii)        all Intellectual Property;

(ix)          all Inventory;

(x)           all Investment Property;

(xi)          all Letter-of-credit rights;

(xii)         the commercial tort claims specified on Schedule IV;

(xiii)        all books and records pertaining to the Article 9 Collateral;

(xiv)        all Goods and other property not otherwise described above; and

(xv)         to the extent not otherwise included, all Proceeds and products of any and all of the foregoing and all collateral security, supporting obligations and guarantees given by any Person with respect to any of the foregoing.

Notwithstanding the foregoing, the Article 9 Collateral shall not include (i) any Equipment that is subject to a purchase money lien or capital lease permitted under the Credit Agreement to the extent the documents relating to such purchase money lien or capital lease would not permit such Equipment to be subject to the Security Interests created hereby, (ii) any general intangibles or other rights arising under any joint venture agreements to the extent that customary provisions in

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such agreements governing or entered into by such joint ventures (other than with respect to any general intangibles or other rights held by a Grantor in any Permitted Joint Venture Loan Party) would not permit such general intangibles or other rights to be subject to the Security Interests created hereby; provided, however, each Grantor shall (unless in the reasonable judgment of its board of directors such actions will be detrimental to the conduct of its business) use its commercially reasonable efforts to obtain all consents, approvals, modifications or amendments required to effect the grant of security interest pursuant to the terms hereof in such Grantor’s right, title and interest in such joint ventures and (iii) any lease, license or other contract if the grant of a security interest therein in the manner contemplated by this Security Agreement, under the terms thereof or under applicable law, is prohibited or would give any other party thereto (other than a Grantor) the right to terminate such lease, license or other contract (the foregoing being collectively referred to as “Excluded Property”); provided that the exclusions in clauses (ii) and (iii) shall only apply to the extent that any such prohibition or termination right would not be rendered ineffective pursuant to the New York UCC or any other applicable law and provided further, that if and when any property shall cease to be Excluded Property, such property shall be deemed at all times from and after the date hereof to constitute Article 9 Collateral.

(b)           Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time to file in any relevant jurisdiction any initial financing statements (including fixture filings) with respect to the Article 9 Collateral or any part thereof and amendments thereto that (i) indicate the Collateral as “all assets” of such Grantor or such other description as the Collateral Agent may determine and (ii) contain the information required by Article 9 of the Uniform Commercial Code of each applicable jurisdiction for the filing of any financing statement or amendment, including (A) whether such Grantor is an organization, the type of organization and any organizational identification number issued to such Grantor and (B) in the case of a financing statement filed as a fixture filing or covering Article 9 Collateral constituting minerals or the like to be extracted or timber to be cut, a sufficient description of the real property to which such Article 9 Collateral relates. Each Grantor agrees to provide such information to the Collateral Agent promptly upon request.

Each Grantor also ratifies its authorization for the Collateral Agent to file in any relevant jurisdiction any initial financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations or amendments thereto if filed prior to the date hereof.

The Collateral Agent is further authorized to file with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or any similar office in any other country) such documents as may be necessary or advisable for the purpose of perfecting, confirming, continuing, enforcing or protecting the Security Interest granted by each Grantor, without the signature of any Grantor, and naming any Grantor or the Grantors as debtors and the Collateral Agent as secured party.

(c)           The Security Interest is granted as security only and shall not subject the Collateral Agent or any other Secured Party to, or in any way alter or modify, any obligation or liability of any Grantor with respect to or arising out of the Article 9 Collateral.

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Section 4.02.          Representations and Warranties. The Grantors jointly and severally represent and warrant to the Collateral Agent and the other Secured Parties that:

(a)           Each Grantor has good and valid rights in and title to the Article 9 Collateral and has full power and authority to grant to the Collateral Agent, for the ratable benefit of the Secured Parties, the Security Interest in such Article 9 Collateral pursuant hereto and to execute, deliver and perform its obligations in accordance with the terms in this Agreement, without the consent or approval of any other Person other than any consent or approval that has been obtained.

(b)           The Perfection Certificate has been duly prepared, completed and executed and the information set forth therein, including the exact legal name of each Grantor, is correct and complete in all material respects as of the Effective Date. The Uniform Commercial Code financing statements (including fixture filings, as applicable) or other appropriate filings, recordings or registrations prepared by the Collateral Agent based upon the information provided to the Collateral Agent in the Perfection Certificate for filing in each governmental, municipal or other office specified in Schedule 2 to the Perfection Certificate (or specified by notice from the Borrower to the Collateral Agent after the Effective Date in the case of filings, recordings or registrations required by Section 5.03(a), 5.03(b) or 5.12 of the Credit Agreement), are all the filings, recordings and registrations (other than filings required to be made in the United States Patent and Trademark Office and the United States Copyright Office in order to perfect the Security Interest in Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights) that are necessary to publish notice of and protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral in which the Security Interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary in any such jurisdiction, except as provided under applicable law with respect to the filing of continuation statements. Each Grantor represents and warrants that a fully executed agreement in the form hereof and containing a description of all Article 9 Collateral consisting of Intellectual Property with respect to United States Patents and United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights have been delivered to the Collateral Agent for recording by the United States Patent and Trademark Office and the United States Copyright Office pursuant to 35 U.S.C. § 261, 15 U.S.C. § 1060 or 17 U.SC. § 205 and the regulations thereunder, as applicable, and otherwise as may be required pursuant to the laws of any other necessary jurisdiction, to protect the validity of and to establish a legal, valid and perfected security interest in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, in respect of all Article 9 Collateral consisting of United States Patents, United States registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights in which a security interest may be perfected by filing, recording or registration in the United States (or any political subdivision thereof) and its territories and possessions, and no further or subsequent filing, refiling, recording, rerecording, registration or reregistration is necessary (other than such actions as are necessary to perfect the Security Interest with respect to any Article 9 Collateral consisting of United States Patents, United States

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registered Trademarks (and Trademarks for which United States registration applications are pending) and United States registered Copyrights acquired or developed after the date hereof).

(c)           The Security Interest constitutes (i) a legal and valid security interest in all the Article 9 Collateral securing the payment and performance of the Obligations, (ii) subject to the filings described in Section 4.02(b), a perfected security interest in all Article 9 Collateral in which a security interest may be perfected by filing, recording or registering a financing statement or analogous document in the United States (or any political subdivision thereof) and its territories and possessions pursuant to the Uniform Commercial Code or other applicable law in such jurisdictions and (iii) a security interest that shall be perfected in all Article 9 Collateral in which a security interest may be perfected upon the receipt and recording of this Agreement with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, within the three-month period (commencing as of the date hereof) pursuant to 35 U.S.C. § 261 or 15 U.S.C. § 1060 or the one-month period (commencing as of the date hereof) pursuant to 17 U.S.C. § 205 and otherwise as may be required pursuant to the laws of any other necessary jurisdiction. The Security Interest is and shall be prior to any other Lien on any of the Article 9 Collateral, other than Permitted Encumbrances and Liens that are permitted by the Credit Agreement and that have priority as a matter of applicable law.

(d)           The Article 9 Collateral is owned by the Grantors free and clear of any Lien, except for Liens permitted under Section 6.02 of the Credit Agreement. None of the Grantors has filed or consented to the filing of (i) any financing statement or analogous document under the Uniform Commercial Code or any other applicable laws covering any Article 9 Collateral, (ii) any assignment in which any Grantor assigns any Collateral or any security agreement or similar instrument covering any Article 9 Collateral with the United States Patent and Trademark Office or the United States Copyright Office or (iii) any assignment in which any Grantor assigns any Article 9 Collateral or any security agreement or similar instrument covering any Article 9 Collateral with any foreign governmental, municipal or other office, which financing statement or analogous document, assignment, security agreement or similar instrument is still in effect, except, in each case, for Liens permitted under Section 6.02 of the Credit Agreement.

Section 4.03.          Covenants.  (a) Each Grantor agrees promptly (but in no case more than 90 days) to notify the Collateral Agent in writing of any change (i) in its corporate name, (ii) in the location of its chief executive office or its principal place of business, (iii) in its identity or type of organization or corporate structure, (iv) in its Federal Taxpayer Identification Number or organizational identification number and (v) in its jurisdiction of organization. Each Grantor agrees to promptly provide the Collateral Agent with certified organizational documents reflecting any of the changes described in the first sentence of this Section 4.03(a). Each Grantor agrees not to effect or permit any change referred to in the second preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest (subject to Liens permitted under Section 6.02 of the Credit Agreement) in the Article 9 Collateral. Each Grantor agrees promptly to notify the Collateral Agent if any portion of the Article 9 Collateral material to a Grantor’s business owned or held by such Grantor is damaged or destroyed.

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(b)           Each Grantor agrees to maintain, at its own cost and expense, such complete and accurate records with respect to the Article 9 Collateral owned by it as is consistent with its current practices and in accordance with such standard practices used in industries that are the same as or similar to those in which such Grantor is engaged, but in any event to include complete accounting records indicating all payments and proceeds received with respect to any part of the Article 9 Collateral, and, at such time or times as the Collateral Agent may reasonably request, promptly to prepare and deliver to the Collateral Agent a duly certified schedule or schedules in form and detail reasonably satisfactory to the Collateral Agent showing the identity, amount and location of any and all Article 9 Collateral.

(c)           Each year, at the time of delivery of annual financial statements with respect to the preceding fiscal year pursuant to Section 5.01(a) of the Credit Agreement, the Borrower shall deliver to the Collateral Agent a certificate executed by a Financial Officer of the Borrower setting forth the information required pursuant to the Perfection Certificate or confirming that there has been no material change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section 4.03(c). Each certificate delivered pursuant to this Section 4.03(c) shall identify in the format of Schedule III all Intellectual Property of any Grantor in existence on the date thereof and not then listed on such Schedules or previously so identified to the Collateral Agent.

(d)           Each Grantor shall, at its own expense, take any and all actions necessary to defend title to the Article 9 Collateral (other than Article 9 Collateral that is deemed by the board of directors of such Grantor to be immaterial to the conduct of its business) against all Persons and to defend the Security Interest of the Collateral Agent in the Article 9 Collateral and the priority thereof against any Lien not expressly permitted pursuant to Section 6.02 of the Credit Agreement. Nothing in this Agreement shall prevent any Grantor from discontinuing the operation or maintenance of any of its assets or properties if such discontinuance is (x) in the judgment of its board of directors, desirable in the conduct of its business and (y) permitted by the Credit Agreement.

(e)           Each Grantor agrees, at its own expense, to execute, acknowledge, deliver and cause to be duly filed all such further instruments and documents and take all such actions as the Collateral Agent may from time to time reasonably request to better assure, preserve, protect and perfect the Security Interest and the rights and remedies created hereby, including the payment of any fees and taxes required in connection with the execution and delivery of this Agreement, the granting of the Security Interest and the filing of any financing statements (including fixture filings) or other documents (including execution of agreements in the form of Exhibits IV, V and VI and filing such agreements with the United States Patent and Trademark Office or United States Copyright Office, as applicable) in connection herewith or therewith. If any amount payable to any Grantor under or in connection with any of the Article 9 Collateral shall be or become evidenced by any promissory note or other instrument in excess of $500,000, such note or instrument shall be immediately pledged and delivered to the Collateral Agent, duly endorsed in a manner satisfactory to the Collateral Agent.

(f)            The Collateral Agent and such Persons as the Collateral Agent may reasonably designate shall have the right, at the Grantors’ own cost and expense, to inspect the

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Article 9 Collateral, all records related thereto (and to make extracts and copies from such records) and the premises upon which any of the Article 9 Collateral is located, to discuss the Grantors’ affairs with the officers of the Grantors and their independent accountants and to verify under reasonable procedures, in accordance with Section 5.09 of the Credit Agreement, the validity, amount, quality, quantity, value, condition and status of, or any other matter relating to, the Article 9 Collateral, including, (upon the occurrence and during the continuation of a Default or with the consent of the applicable Grantor (not to be unreasonably withheld)) in the case of Accounts or other Article 9 Collateral in the possession of any third person, by contacting Account Debtors or the third person possessing such Article 9 Collateral for the purpose of making such a verification. Subject to Section 9.12 of the Credit Agreement, the Collateral Agent shall have the absolute right to share any information it gains from such inspection or verification with any Secured Party.

(g)           At its option, the Collateral Agent may discharge past due Taxes, assessments, charges, fees or Liens at any time levied or placed on the Article 9 Collateral and not permitted pursuant to Section 6.02 of the Credit Agreement, and may pay for the maintenance and preservation of the Article 9 Collateral to the extent any Grantor fails to do so as required by the Credit Agreement or this Agreement, and each Grantor jointly and severally agrees to reimburse the Collateral Agent on demand for any payment made or any expense incurred by the Collateral Agent pursuant to the foregoing authorization, provided that nothing in this paragraph shall be interpreted as excusing any Grantor from the performance of, or imposing any obligation on the Collateral Agent or any Secured Party to cure or perform, any covenants or other promises of any Grantor with respect to Taxes, assessments, charges, fees, Liens and maintenance as set forth in this Agreement or in the other Loan Documents.

(h)           If at any time any Grantor shall take a security interest in any property of an Account Debtor or any other Person with a value in excess of $500,000 to secure payment and performance of an Account, such Grantor shall promptly assign such security interest to the Collateral Agent. Such assignment need not be filed of public record unless necessary to continue the perfected status of the security interest against creditors of and transferees from the Account Debtor or other Person granting the security interest.

(i)            Each Grantor shall remain liable to observe and perform all the conditions and material obligations to be observed and performed by it under each contract, agreement or instrument relating to the Article 9 Collateral, all in accordance with the terms and conditions thereof, and each Grantor jointly and severally agrees to indemnify and hold harmless the Collateral Agent and the other Secured Parties from and against any and all liability for such performance.

(j)            None of the Grantors shall make or permit to be made an assignment, pledge or hypothecation of the Article 9 Collateral or shall grant any other Lien in respect of the Article 9 Collateral, except as permitted by the Credit Agreement. Subject to the immediately following sentence, none of the Grantors shall make or permit to be made any transfer of the Article 9 Collateral and each Grantor shall remain at all times in possession of the Article 9 Collateral owned by it, except as permitted by Sections 6.02 and 6.05 of the Credit Agreement. Without limiting the generality of the foregoing, each Grantor agrees that it shall not permit any Inventory to be in the possession or control of any warehouseman, agent, bailee, or processor at

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any time unless (x) the aggregate fair value of the Inventory in the possession of or subject to the control of such Person is less than $500,000 or (y) such Person shall have been notified of the Security Interest and shall have acknowledged in writing, in form and substance reasonably satisfactory to the Collateral Agent, that such warehouseman, agent, bailee or processor holds the Inventory for the benefit of the Collateral Agent subject to the Security Interest and shall act upon the instructions of the Collateral Agent without further consent from the Grantor, and that such warehouseman, agent, bailee or processor further agrees to waive and release any Lien held by it with respect to such Inventory, whether arising by operation of law or otherwise.

(k)           None of the Grantors will, without the Collateral Agent’s prior written consent, grant any extension of the time of payment of any Accounts included in the Article 9 Collateral, compromise, compound or settle the same for less than the full amount thereof, release, wholly or partly, any Person liable for the payment thereof or allow any credit or discount whatsoever thereon, other than compromises, compoundings, settlements and collections made in the ordinary course of business or in accordance with the reasonable business judgment of such Grantor.

(l)            The Grantors, at their own expense, shall maintain or cause to be maintained insurance covering physical loss or damage to the Inventory and Equipment in accordance with the requirements set forth in Section 5.07 of the Credit Agreement. Each Grantor irrevocably makes, constitutes and appoints the Collateral Agent (and all officers, employees or agents designated by the Collateral Agent) as such Grantor’s true and lawful agent (and attorney-in-fact) for the purpose, upon the occurrence and during the continuation of an Event of Default, of making, settling and adjusting claims in respect of Article 9 Collateral under policies of insurance, endorsing the name of such Grantor on any check, draft, instrument or other item of payment for the proceeds of such policies of insurance and for making all determinations and decisions with respect thereto. In the event that any Grantor at any time or times shall fail to obtain or maintain any of the policies of insurance required under the Credit Agreement or to pay any premium in whole or part relating thereto, the Collateral Agent may, without waiving or releasing any obligation or liability of the Grantors hereunder or any Event of Default, in its sole reasonable discretion, obtain and maintain such policies of insurance and pay such premium and take any other actions with respect thereto as the Collateral Agent deems advisable. All sums disbursed by the Collateral Agent in connection with this paragraph, including reasonable attorneys’ fees, court costs, out-of-pocket expenses and other charges relating thereto, shall be payable, upon demand, by the Grantors to the Collateral Agent and shall be additional Obligations secured hereby.

(m)          Each Grantor shall maintain, in form and manner reasonably satisfactory to the Collateral Agent, records of its Chattel Paper and its books, records and documents evidencing or pertaining thereto.

Section 4.04.          Other Actions.  In order to insure the attachment, perfection and priority of, and the ability of the Collateral Agent to enforce, the Security Interest, each Grantor agrees, in each case at such Grantor’s own expense, to take the following actions with respect to the following Article 9 Collateral:

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(a)           Instruments and Tangible Chattel Paper. Each Grantor represents and warrants that each Instrument and each item of Tangible Chattel Paper with a value in excess of $500,000 in existence on the date hereof has been properly endorsed, assigned and delivered to the Collateral Agent, accompanied by instruments of transfer or assignment duly executed in blank. If any Grantor shall at any time hold or acquire any Instruments or Chattel Paper with a value in excess of $500,000 individually or $1,000,000 in the aggregate, such Grantor shall forthwith endorse, assign and deliver the same to the Collateral Agent, accompanied by such undated instruments of transfer or assignment duly executed in blank as the Collateral Agent may from time to time reasonably request.

(b)           Electronic Chattel Paper and Transferable Records. If any Grantor at any time holds or acquires an interest in any electronic chattel paper or any “transferable record,” as that term is defined in Section 201 of the Federal Electronic Signatures in Global and National Commerce Act, or in Section 16 of the Uniform Electronic Transactions Act as in effect in any relevant jurisdiction,. such Grantor shall promptly notify the Collateral Agent thereof and, at the request of the Collateral Agent, shall take such action as the Collateral Agent may reasonably request to vest in the Collateral Agent control under New York UCC Section 9-105 of such electronic chattel paper or control under Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or, as applicable, Section 16 of the Uniform Electronic Transactions Act, as in effect in such jurisdiction, of such transferable record. The Collateral Agent agrees with such Grantor that the Collateral Agent will arrange, pursuant to procedures reasonably satisfactory to the Collateral Agent and so long as such procedures will not result in the Collateral Agent’s loss of control, for the Grantor to make alterations to the electronic chattel paper or transferable record permitted under UCC Section 9-105 or, as applicable, Section 201 of the Federal Electronic Signatures in Global and National Commerce Act or Section 16 of the Uniform Electronic Transactions Act for a party in control to allow without loss of control, unless an Event of Default has occurred and is continuing or would occur after taking into account any action by such Grantor with respect to such electronic chattel paper or transferable record.

(c)           Letter-of-Credit Rights. If any Grantor is at any time a beneficiary under a letter of credit now or hereafter issued in favor of such Grantor in an amount in excess of $500,000, such Grantor shall promptly notify the Collateral Agent thereof and, at the request and option of the Collateral Agent, such Grantor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, either (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or(ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under such letter of credit are to be paid to the applicable Grantor unless an Event of Default has occurred or is continuing.

(d)           Commercial Tort Claims. If any Grantor shall at any time hold or acquire a commercial tort claim in an amount reasonably estimated to exceed $500,000, the Grantor shall promptly notify the Collateral Agent thereof in a writing signed by such

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Grantor including a summary description of such claim and grant to the Collateral Agent, for the ratable benefit of the Secured Parties, in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.

Section 4.05.          Covenants Regarding Patent, Trademark and Copyright Collateral.

(a)           Each Grantor agrees (i) that it will not do any act or omit to do any act (and will exercise commercially reasonable efforts to prevent its licensees from doing any act or omitting to do any act) whereby any Patent that is material to the conduct of such Grantor’s business would become in validated, forfeited, abandoned or dedicated to the public and (ii) that it shall continue to mark any products covered by a Patent with the relevant patent number as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable patent laws.

(b)           Each Grantor (either itself or through its licensees or its sublicensees) will, for each Trademark material to the conduct of such Grantor’s business, (i) maintain such Trademark in full force free from any claim of abandonment or invalidity for non-use, (ii) use commercially reasonable efforts to maintain the quality of products and services offered under such Trademark, (iii) display such Trademark with notice of Federal or foreign registration (or, if such Trademark is unregistered, display such Trademark with notice as required for unregistered Trademarks) to the extent necessary and sufficient to establish and preserve its maximum rights under applicable law and (iv) not knowingly use or knowingly permit the use of such Trademark or any Trademark License in any violation of any third party rights.

(c)           Each Grantor (either itself or through its licensees or sublicensees) will, for each work covered by a Copyright material to the conduct of such Grantor’s business, continue to publish, reproduce, display, adopt and distribute the work with appropriate copyright notice as necessary and sufficient in its reasonable judgment to establish and preserve its material rights under applicable copyright laws.

(d)           Each Grantor shall notify the Collateral Agent promptly if it knows that any Patent, Trademark or Copyright material to the conduct of its business could reasonably be expected to become abandoned, lost or dedicated to the public, or of any materially adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, United States Copyright Office or any court or similar office of any country) regarding such Grantor’s ownership of any Patent, Trademark or Copyright, its right to register the same, or its right to keep and maintain the same.

(e)           In no event shall any Grantor, either itself or through any agent, employee, licensee or designee, file an application with respect to any Patent, Trademark or Copyright with the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, unless it promptly informs the Collateral Agent and, upon request of the Collateral Agent, executes and delivers any and all agreements, instruments, documents and papers as the Collateral Agent may reasonably request to evidence the Collateral Agent’s

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security interest in such Patent, Trademark or Copyright, and each Grantor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such writings as are reasonably necessary for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable.

(f)            Each Grantor will take all reasonably necessary steps that are consistent with the practice in any proceeding before the United States Patent and Trademark Office, United States Copyright Office or any office or agency in any political subdivision of the United States or in any other country or any political subdivision thereof, to maintain and pursue each registration or application that is material to the conduct of such Grantor’s business relating to the Patents, Trademarks and/or Copyrights (and to obtain the relevant grant or registration) and to maintain each issued Patent and each registration of the Trademarks and Copyrights that is material to the conduct of any Grantor’s business, including timely filings of applications for renewal, affidavits of use, affidavits of incontestability and payment of maintenance fees, and, if consistent with good business judgment, to initiate opposition, interference and cancellation proceedings against third parties.

(g)           In the event that any Grantor knows that any Article 9 Collateral consisting of a Patent, Trademark or Copyright material to the conduct of any Grantor’s business has been or is about to be infringed, misappropriated or diluted by a third party, such Grantor promptly shall notify the Collateral Agent and shall, if consistent with good business judgment, promptly sue for infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution (and take any actions required by applicable law prior to instituting such suit), and take such other actions as are appropriate under the circumstances to protect such Article 9 Collateral. Nothing in this Agreement shall prevent any Grantor from discontinuing the use or maintenance of any Article 9 Collateral consisting of a Patent, Trademark or Copyright, or require any Grantor to pursue any claim of infringement, misappropriation or dilution, if (x) such Grantor so determines in its good business judgment and (y) it is not prohibited by the Credit Agreement.

(h)           Upon and during the continuation of an Event of Default, each Grantor shall, at the request of the Collateral Agent, use its commercially reasonable efforts to obtain all requisite consents or approvals by the licensor of each material Copyright License, Patent License or Trademark License to effect the assignment of all such Grantor’s right, title and interest thereunder to the Collateral Agent or its designee.

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Section 4.06.          Cash Management System, Securities Accounts and Commodity Accounts.

(a)           Deposit Accounts. As of the date hereof each Grantor has neither opened nor maintains any Deposit Accounts other than the accounts listed on Schedule V and (ii) each of the Deposit Accounts that is designated on such Schedule V as a controlled account is, or will be on or prior to the date set forth on Schedule 5.14 to the Credit Agreement, subject to the terms of a Deposit Account Control Agreement. No Grantor shall hereafter establish and maintain any Deposit Account unless (1) the applicable Grantor shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Deposit Account with a Bank, (2) such Bank shall be reasonably acceptable to the Collateral Agent and (3) such Bank and such Grantor shall have duly executed and delivered to the Collateral Agent a Deposit Account Control Agreement with respect to such Deposit Account. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any instructions directing the disposition of funds from time to time credited to any Deposit Account or withhold any withdrawal rights from such Grantor with respect to funds from time to time credited to any Deposit Account except upon the occurrence and during the continuation of an Event of Default. No Grantor shall grant Control of any Deposit Account to any person other than the Collateral Agent.

(b)           Securities Accounts and Commodity Accounts. As of the date hereof each Grantor has no Securities Accounts or Commodity Accounts other than those listed in Schedule V and the Collateral Agent has a perfected first priority security interest in such Securities Accounts and Commodity Accounts by Control. No Grantor shall hereafter establish and maintain any Securities Account or Commodity Account with any Securities Intermediary or Commodity Intermediary unless(1) the applicable Grantor shall have given the Collateral Agent 30 days’ prior written notice of its intention to establish such new Securities Account or Commodity Account with such Securities Intermediary or Commodity Intermediary, (2) such Securities Intermediary or Commodity Intermediary shall be reasonably acceptable to the Collateral Agent and (3) such Securities Intermediary or Commodity Intermediary, as the case may be, and such Grantor shall have duly executed and delivered a Control Agreement with respect to such Securities Account or Commodity Account, as the case may be. Each Grantor shall accept any cash and Investment Property in trust for the benefit of the Collateral Agent and within one (1) Business Day of actual receipt thereof, deposit any and all cash and Investment Property (other than any Investment Property pledged pursuant to Section 3.02 received by it into a Deposit Account or Securities Account subject to Collateral Agent’s Control. The Collateral Agent agrees with each Grantor that the Collateral Agent shall not give any Entitlement Orders or instructions or directions to any issuer of uncertificated securities, Securities Intermediary or Commodity Intermediary, and shall not withhold its consent to the exercise of any withdrawal or dealing rights by such Grantor, unless an Event of Default has occurred and is continuing or, after giving effect to any such investment and withdrawal rights, would occur. No Grantor shall grant control over any Investment Property to any person other than the Collateral Agent.

(c)           The provisions of this Section 4.06 shall not apply to (x) any Excluded Accounts or (y) any other Deposit Accounts, Securities Accounts or Commodities Accounts opened or maintained by the Grantors (such accounts, “Non-Excluded Accounts”) to the extent that the aggregate average available daily balance over the immediately preceding 12-month

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period for all such Non-Excluded Accounts shall not at any time exceed $1,500,000; provided that to the extent such balance exceeds $1,500,000, the Grantors agree to promptly (but in no case longer than the greater of (x) 60 days or (y) such longer period as agreed to by the Collateral Agent in its reasonable judgment) grant Control over certain Non-Excluded Accounts not covered by Control Agreements, as selected by the Grantors, such that immediately after implementing Control Agreements, such balance as recalculated shall not exceed $1,500,000. For purposes of this clause (c), “Excluded Accounts” includes (A) the LC Account or any Deposit Account for which the Collateral Agent is the Bank, (B) any Securities Account or Commodities Account for which the Collateral Agent is the Securities Intermediary or the Commodity Intermediary, respectively, (C) any Deposit Account maintained solely for payroll purposes or holding solely restricted cash in connection with self-insurance programs, (D) Deposit Accounts, Securities Accounts and Commodities Accounts that are subject to Control Agreements and (E) during a six-month period following any Permitted Acquisition, any Deposit Accounts, Securities Accounts and Commodities Accounts acquired by a Grantor in connection with such Permitted Acquisition.

ARTICLE V

Remedies

Section 5.01.          Remedies upon Default.  Upon the occurrence and during the continuation of an Event of Default, each Grantor agrees to deliver each item of Collateral to the Collateral Agent on demand, and it is agreed that the Collateral Agent shall have the right to take any of or all the following actions at the same or different times: (a) with respect to any Article 9 Collateral consisting of Intellectual Property, on demand, to cause the Security Interest to become an assignment, transfer and conveyance of any of or all such Article 9 Collateral by the applicable Grantors to the Collateral Agent, for the ratable benefit of the Secured Parties, or to license or sublicense, whether general, special or otherwise, and whether on an exclusive or nonexclusive basis, any such Article 9 Collateral throughout the world on such terms and conditions and in such manner as the Collateral Agent shall determine (other than in violation of any then-existing licensing arrangements to the extent that waivers cannot be obtained), and (b) with or without legal process and with or without prior notice or demand for performance, to take possession of the Article 9 Collateral and without liability for trespass to enter any premises where the Article 9 Collateral may be located for the purpose of taking possession of or removing the Article 9 Collateral and, generally, to exercise any and all rights afforded to a secured party under the Uniform Commercial Code or other applicable law. Without limiting the generality of the foregoing, each Grantor agrees that the Collateral Agent shall have the right, subject to the mandatory requirements of applicable law, to sell or otherwise dispose of all or any part of the Collateral at a public or private sale or at any broker’s board or on any securities exchange, for cash, upon credit or for future delivery as the Collateral Agent shall deem appropriate. Each such purchaser at any sale of Collateral shall hold the property sold absolutely, free from any claim or right on the part of any Grantor, and each Grantor hereby waives (to the extent permitted by law) all rights of redemption, stay and appraisal that such Grantor now has or may at any time in the future have under any rule of law or statute now existing or hereafter enacted.

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The Collateral Agent shall give the applicable Grantors 10 days’ written notice (which each Grantor agrees is reasonable notice within the meaning of Section 9-611 of the New York UCC or its equivalent in other jurisdictions) of the Collateral Agent’s intention to make any sale of Collateral. Such notice, in the case of a public sale, shall state the time and place for such sale and, in the case of a sale at a broker’s board or on a securities exchange, shall state the board or exchange at which such sale is to be made and the day on which the Collateral, or portion thereof, will first be offered for sale at such board or exchange. Any such public sale shall be held at such time or times within ordinary business hours and at such place or places as the Collateral Agent may fix and state in the notice (if any) of such sale. At any such sale, the Collateral, or portion thereof, to be sold may be sold in one lot as an entirety or in separate parcels, as the Collateral Agent may determine in its sole and absolute discretion. The Collateral Agent shall not be obligated to make any sale of any Collateral if it shall determine not to do so, regardless of the fact that notice of sale of such Collateral shall have been given. The Collateral Agent may, without notice or publication, adjourn any public or private sale or cause the same to be adjourned from time to time by announcement at the time and place fixed for sale, and such sale may, without further notice, be made at the time and place to which the same was so adjourned. In case any sale of all or any part of the Collateral is made on credit or for future delivery, the Collateral so sold may be retained by the Collateral Agent until the sale price is paid by the purchaser or purchasers thereof, but the Collateral Agent and the other Secured Parties shall not incur any liability in case any such purchaser or purchasers shall fail to take up and pay for the Collateral so sold and, in case of any such failure, such Collateral may be sold again upon like notice. At any public (or, to the extent permitted by law, private) sale made pursuant to this Agreement, any Secured Party may bid for or purchase, free (to the extent permitted by law) from any right of redemption, stay, valuation or appraisal on the part of any Grantor (all said rights being also hereby waived and released to the extent permitted by law), the Collateral or any part thereof offered for sale and may make payment on account thereof by using any claim then due and payable to such Secured Party from any Grantor as a credit against the purchase price, and such Secured Party may, upon compliance with the terms of sale, hold, retain and dispose of such property without further accountability to any Grantor therefor. For purposes hereof, a written agreement to purchase the Collateral or any portion thereof shall be treated as a sale thereof; the Collateral Agent shall be free to carry out such sale pursuant to such agreement and no Grantor shall be entitled to the return of the Collateral or any portion thereof subject thereto, notwithstanding the fact that after the Collateral Agent shall have entered into such an agreement, all Events of Default shall have been remedied and the Obligations paid in full. As an alternative to exercising the power of sale herein conferred upon it, the Collateral Agent may proceed by a suit or suits at law or in equity to foreclose this Agreement and to sell the Collateral or any portion thereof pursuant to a judgment or decree of a court or courts having competent jurisdiction or pursuant to a proceeding by a court-appointed receiver. Any sale pursuant to the provisions of this Section 5.01 shall be deemed to conform to the commercially reasonable standards as provided in Section 9-610(b) of the New York UCC or its equivalent in other jurisdictions.

Section 5.02.          Application of Proceeds.  The Collateral Agent shall apply the proceeds of any collection or sale of Collateral pursuant to this Article V, including any Collateral consisting of cash, as follows:

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FIRST, to the payment of all costs and expenses incurred by the Collateral Agent and the Administrative Agent in connection with such collection or sale or otherwise in connection with this Agreement, any other Loan Document or any of the Obligations, including all court costs and the fees and expenses of its agents and legal counsel, the repayment of all advances made by the Collateral Agent hereunder or under any other Loan Document on behalf of any Grantor and any other costs or expenses incurred in connection with the exercise of any right or remedy hereunder or under any other Loan Document;

SECOND, to the payment in full of the Obligations (the amounts so applied to be distributed among the Secured Parties pro rata in accordance with the amounts of the Obligations owed to them on the date of any such distribution); and

THIRD, to the Grantors, their successors or assigns, or as a court of competent jurisdiction may otherwise direct.

The Collateral Agent shall have sole and absolute discretion as to the time of application of any such proceeds, moneys or balances in accordance with this Agreement. Upon any sale of Collateral by the Collateral Agent (including pursuant to a power of sale granted by statute or under a judicial proceeding), the receipt of the Collateral Agent or of the officer making the sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Collateral Agent or such officer or be answerable in any way for the misapplication thereof.

Section 5.03.          Grant of License To Use Intellectual Property. For the purpose of enabling the Collateral Agent to exercise rights and remedies under this Agreement at such time as the Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to the Collateral Agent an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to the Grantors) to use, license or sublicense any of the Article 9 Collateral consisting of Intellectual Property now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license reasonable access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. The use of such license by the Collateral Agent shall be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default, provided that any license, sublicense or other transaction entered into by the Collateral Agent in accordance herewith shall be binding upon the Grantors notwithstanding any subsequent cure of an Event of Default.

Section 5.04.          Securities Act. In view of the position of the Grantors in relation to the Pledged Collateral, or because of other current or future circumstances, a question may arise under the Securities Act of 1933, as now or hereafter in effect, or any similar statute hereafter enacted analogous in purpose or effect (such Act and any such similar statute as from time to time in effect being called the “Federal Securities Laws”), with respect to any disposition of the Pledged Collateral permitted hereunder. Each Grantor understands that compliance with the Federal Securities Laws might very strictly limit the course of conduct of the Collateral Agent if

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the Collateral Agent were to attempt to dispose of all or any part of the Pledged Collateral, and might also limit the extent to which or the manner in which any subsequent transferee of any Pledged Collateral could dispose of the same. Similarly, there may be other legal restrictions or limitations affecting the Collateral Agent in any attempt to dispose of all or part of the Pledged Collateral under applicable Blue Sky or other state securities laws or similar laws analogous in purpose or effect. Each Grantor recognizes that in light of such restrictions and limitations the Collateral Agent may, with respect to any sale of the Pledged Collateral, limit the purchasers to those who will agree, among other things, to acquire such Pledged Collateral for their own account, for investment, and not with a view to the distribution or resale thereof. Each Grantor acknowledges and agrees that in light of such restrictions and limitations, the Collateral Agent, in its sole and absolute discretion (a) may proceed to make such a sale whether or not a registration statement for the purpose of registering such Pledged Collateral or part thereof shall have been filed under the Federal Securities Laws and (b) may approach and negotiate with a single potential purchaser to effect such sale. Each Grantor acknowledges and agrees that any such sale might result in prices and other terms less favorable to the seller than if such sale were a public sale without such restrictions. In the event of any such sale, the Collateral Agent shall incur no responsibility or liability for selling all or any part of the Pledged Collateral at a price that the Collateral Agent, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might have been realized if the sale were deferred until after registration as aforesaid or if more than a single purchaser were approached. The provisions of this Section 5.04 will apply notwithstanding the existence of a public or private market upon which the quotations or sales prices may exceed substantially the price at which the Collateral Agent sells.

Section 5.05.          Communications with Obligors; Grantors Remain Liable.

(a)           The Collateral Agent shall have the right, at any time after the occurrence and during the continuance of an Event of Default, to make test verifications of the Receivables in any manner and through any medium that it reasonably considers advisable, and each Grantor shall furnish all such assistance and information as the Collateral Agent may require in connection with such test verifications. At any time and from time to time after the occurrence and during the continuance of an Event of Default, upon the Collateral Agent’s request and at the expense of the relevant Grantor, such Grantor shall cause independent public accountants or others satisfactory to the Collateral Agent to furnish to the Collateral Agent reports showing reconciliations, aging and test verifications of, and trial balances for, the Receivables.

(b)           The Collateral Agent hereby authorizes each Grantor to collect such Grantor’s Receivables, subject to the Collateral Agent’s direction and control after the occurrence and during the continuance of an Event of Default, and the Collateral Agent may curtail or terminate said authority at any time after the occurrence and during the continuance of an Event of Default. If required by the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, any payments of Receivables, when collected by any Grantor, (i) shall be forthwith (and, in any event, within two Business Days) deposited by such Grantor in the exact form received, duly indorsed by such Grantor to the Collateral Agent if required, in a Deposit Account maintained under the sole dominion and control of the Collateral Agent, subject to withdrawal by the Collateral Agent for the account of the Secured Parties only as provided in Section 5.02, and (ii) until so turned over, shall be held by such Grantor in trust

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for the Collateral Agent and the Secured Parties, segregated from other funds of such Grantor. Each such deposit of Proceeds of Receivables shall be accompanied by a report identifying in reasonable detail the nature and source of the payments included in the deposit.

(c)           At the Collateral Agent’s request at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall deliver to the Collateral Agent all original and other documents evidencing, and relating to, the agreements and transactions which gave rise to the Receivables, including, without limitation, all original orders, invoices and shipping receipts.

(d)           The Collateral Agent in its own name or in the name of others may at any time after the occurrence and during the continuance of an Event of Default communicate with obligors about the Receivables to verify with them to the Collateral Agent’s satisfaction the existence, amount and terms of any Receivables.

(e)           Upon the request of the Collateral Agent at any time after the occurrence and during the continuance of an Event of Default, each Grantor shall notify obligors on the Receivables that the Receivables have been assigned to the Collateral Agent for the ratable benefit of the Secured Parties and that payments in respect thereof shall be made directly to the Collateral Agent.

(f)            Anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of the Receivables (or any agreement giving rise thereto) to observe and perform all the conditions and obligations to be observed and performed by it thereunder, all in accordance with the terms of any agreement giving rise thereto. Neither the Collateral Agent nor any Secured Party shall have any obligation or liability under any Receivable (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any Secured Party of any payment relating thereto, nor shall the Collateral Agent or any Secured Party be obligated in any manner to perform any of the obligations of any Grantor under or pursuant to any Receivable (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by it or as to the sufficiency of any performance by any party thereunder, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

Section 5.06.          Deficiency.  Each Grantor shall remain liable for any deficiency if the proceeds of any sale or other disposition of the Collateral are insufficient to pay its Obligations and the fees and disbursements of any attorneys employed by the Collateral Agent or any Secured Party to collect such deficiency.

ARTICLE VI

Indemnity, Subrogation and Subordination

Section 6.01.          Indemnity and Subrogation.  In addition to all such rights of indemnity and subrogation as the Guarantors may have under applicable law (but subject to Section 6.03), the Borrower agrees that (a) in the event a payment of any Obligation shall be

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made by any Guarantor under this Agreement, the Borrower shall indemnify such Guarantor for the full amount of such payment and such Guarantor shall be subrogated to the rights of the Person to whom such payment shall have been made to the extent of such payment and (b) in the event any assets of any Grantor shall be sold pursuant to this Agreement or any other Security Document to satisfy in whole or in part any Obligation owed to any Secured Party, the Borrower shall indemnify such Grantor in an amount equal to the fair value of the assets so sold.

Section 6.02.          Contribution and Subrogation. Each Guarantor and Grantor (a “Contributing Party”) agrees (subject to Section 6.03) that, in the event a payment shall be made by any other Guarantor hereunder in respect of any Obligation or assets of any other Grantor shall be sold pursuant to any Security Document to satisfy any Obligation owed to any Secured Party and such other Guarantor or Grantor (the “Claiming Party”) shall not have been fully indemnified by the Borrower as provided in Section 6.01, the Contributing Party shall indemnify the Claiming Party in an amount equal to the amount of such payment or the greater of the book value or the fair value of such assets, as applicable, in each case multiplied by a fraction of which the numerator shall be the net worth of the Contributing Party on the date hereof and the denominator shall be the aggregate net worth of all the Guarantors and Grantors on the date hereof (or, in the case of any Guarantor or Grantor becoming a party hereto pursuant to Section 7.15, the date of the supplement hereto executed and delivered by such Guarantor or Grantor). Any Contributing Party making any payment to a Claiming Party pursuant to this Section 6.02 shall be subrogated to the rights of such Claiming Party under Section 6.01 to the extent of such payment.

Section 6.03.          Subrogation. Notwithstanding any provision in this Agreement to the contrary, no Guarantor or Grantor shall be entitled to be subrogated to any of the rights of the Collateral Agent or any Secured Party against the Borrower or any other Guarantor or Grantor or any collateral security or guarantee or right of offset held by the Collateral Agent or any Secured Party for the payment of the Loan Document Obligations, nor shall any Guarantor or Grantor seek or be entitled to seek any contribution or reimbursement from the Borrower or any other Guarantor in respect of payments made by the Borrower or such Guarantor or Grantor hereunder, until all amounts owing to the Collateral Agent and the Secured Parties by the Borrower on account of the Loan Document Obligations are fully and finally paid in cash, no Letter of Credit shall be outstanding and the Commitments are terminated. No failure on the part of the Borrower or any Guarantor or Grantor to make the payments required by Sections 6.01 and 6.02 (or any other payments required under applicable law or otherwise) shall in any respect limit the obligations and liabilities of any Guarantor or Grantor with respect to its Obligations hereunder, and each Guarantor and Grantor shall remain liable for the full amount of the Obligations of such Guarantor or Grantor hereunder.

ARTICLE VII

Miscellaneous

Section 7.01.          Notices. All communications and notices hereunder shall (except as otherwise expressly permitted in this Agreement) be in writing and given as provided in Section 9.01 of the Credit Agreement, provided that any communication or notice hereunder from the Collateral Agent to any Loan Party upon the occurrence and during the continuation of

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an Event of Default may be given by telephone if promptly confirmed in writing. All communications and notices hereunder to any Subsidiary Loan Party shall be given to it in care of the Borrower as provided in Section 9.01 of the Credit Agreement.

Section 7.02.          Waivers; Amendment.  (a) No failure or delay by any Secured Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Secured Parties hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision in this Agreement or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section 7.02, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether any Secured Party may have had notice or knowledge of such Default at the time. No notice or demand on any Loan Party in any case shall entitle any Loan Party to any other or further notice or demand in similar or other circumstances.

(b)           Neither this Agreement nor any provision hereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Collateral Agent and the Loan Party or Loan Parties with respect to which such waiver, amendment or modification is to apply, subject to any consent required in accordance with Section 9.02 of the Credit Agreement.

Section 7.03.          Collateral Agent’s Fees and Expenses; Indemnification.  (a) The parties hereto agree that the Collateral Agent shall be entitled to reimbursement of its reasonable out-of-pocket expenses incurred hereunder as provided in Section 9.03 of the Credit Agreement.

(b)           Without limitation of its indemnification obligations under the other Loan Documents, each Grantor and each Guarantor jointly and severally agrees to indemnify the Collateral Agent and the other Indemnitees (as defined in Section 9.03 of the Credit Agreement) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related out-of-pocket expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of, the execution, delivery or performance of this Agreement or any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing agreements or instruments contemplated hereby, or to the Collateral, whether or not any Indemnitee is a party thereto, provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related out-of-pocket expenses are determined by a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Indemnitee or any of its Related Parties.

(c)           Any such amounts payable as provided hereunder shall be additional Obligations secured hereby and by the other Security Documents. The provisions of this Section 7.03 shall remain operative and in full force and effect regardless of the termination of this

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Agreement or any other Loan Document, the consummation of the transactions contemplated hereby, the repayment of any of the Obligations, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Collateral Agent or any other Secured Party. All amounts due under this Section 7.03 shall be payable on written demand therefor.

Section 7.04.          Duty of Collateral Agent. The Collateral Agent’s sole duty with respect to the custody, safekeeping and physical preservation of the Collateral in its possession, under Section 9-207 of the New York UCC or otherwise, shall be to deal with it in the same manner as the Collateral Agent deals with similar property for its own account. Neither the Collateral Agent, any Secured Party nor any of their respective officers, directors, employees or agents shall be liable for failure to demand, collect or realize upon any of the Collateral or for any delay in doing so or shall be under any obligation to sell or otherwise dispose of any Collateral upon the request of any Grantor or any other Person or to take any other action whatsoever with regard to the Collateral or any part thereof. The powers conferred on the Collateral Agent and the Secured Parties hereunder are solely to protect the Collateral Agent’s and the Secured Parties’ interests in the Collateral and shall not impose any duty upon the Collateral Agent or any Secured Party to exercise any such powers. The Collateral Agent and the Secured Parties shall be accountable only for amounts that they actually receive as a result of the exercise of such powers, and neither they nor any of their officers, directors, employees or agents shall be responsible to any Grantor for any act or failure to act hereunder, except for their own bad faith, gross negligence or willful misconduct.

Section 7.05.          Successors and Assigns. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of any Guarantor, Grantor or the Collateral Agent that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns and shall inure to the benefit of the other Secured Parties and their respective successors and assigns; provided that except as permitted by the Credit Agreement no Guarantor may assign, transfer or delegate any of its rights or obligations under this Agreement without the prior written consent of the Collateral Agent.

Section 7.06.          Survival of Agreement. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any Lender or on its behalf and notwithstanding that the Administrative Agent, the Collateral Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended under the Credit Agreement, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under any Loan Document is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated.

Section 7.07.          Counterparts; Effectiveness; Several Agreement. This Agreement may be executed in counterparts, each of which shall constitute an original but all of which,

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when taken together, shall constitute single contract. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement. This Agreement shall become effective as to any Loan Party when a counterpart hereof executed on behalf of such Loan Party shall have been delivered to the Collateral Agent and a counterpart hereof shall have been executed on behalf of the Collateral Agent, and thereafter shall be binding upon such Loan Party and the Collateral Agent and their respective permitted successors and assigns, and shall inure to the benefit of such Loan Party, the Administrative Agent, the Collateral Agent and the other Secured Parties and their respective successors and assigns, except that no Loan Party shall have the right to assign or transfer its rights or obligations hereunder or any interest in this Agreement or in the Collateral (and any such assignment or transfer shall be void) except as contemplated by this Agreement or the Credit Agreement. This Agreement shall be construed as a separate agreement with respect to each Loan Party and may be amended, modified, supplemented, waived or released with respect to any Loan Party without the approval of any other Loan Party and without affecting the obligations of any other Loan Party hereunder.

Section 7.08.          Severability. Any provision in this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

Section 7.09.          Right of Set-Off.  If an Event of Default shall have occurred and be continuing, each Lender and each of its Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender or Affiliate to or for the credit or the account of any Loan Party against any of and all the obligations of such Loan Party now or hereafter existing under this Agreement owed to such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement and although such obligations may be unmatured. The applicable Lender shall notify the Borrower, the Collateral Agent and the Administrative Agent of such set-off or application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such set-off or application under this Section 7.09. The rights of each Lender under this Section 7.09 are in addition to other rights and remedies (including other rights of set-off) which such Lender may have.

Section 7.10.          GOVERNING LAW; JURISDICTION; CONSENT TO SERVICE OF PROCESS.  (a) THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK.

(b)           Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding

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arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Collateral Agent, the Issuing Bank, any Lender or any Loan Party may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document in the courts of any jurisdiction.

(c)           Each of the Loan Parties hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section 7.10. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d)           Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 7.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 7.11.          WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY).

Section 7.12.          Headings. Article and Section headings and the Table of Contents used in this Agreement are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

Section 7.13.          Security Interest Absolute. All rights of the Collateral Agent hereunder, the Security Interest, the grant of a security interest in the Pledged Collateral and all obligations of each Grantor and Guarantor hereunder shall be absolute and unconditional irrespective of (a) any lack of validity or enforceability of the Credit Agreement, any other Loan Document, any agreement with respect to any of the Obligations or any other agreement or instrument relating to any of the foregoing, (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations, or any other amendment or waiver of or any consent to any departure from the Credit Agreement, any other Loan Document or any other agreement or instrument, (c) any exchange, release or non-perfection of any Lien on other collateral, or any release or amendment or waiver of or consent under or departure from any guarantee, securing or guaranteeing all or any of the Obligations, or (d) any other

33

circumstance that might otherwise constitute a defense available to, or a discharge of, any Grantor or Guarantor in respect of the Obligations or this Agreement.

Section 7.14.          Termination or Release.  (a) This Agreement and the Guarantees made in this Agreement shall terminate and the Security Interest and all other security interests granted hereby shall be automatically released when all the Loan Document Obligations have been indefeasibly paid in full and the Lenders have no further commitment to lend under the Credit Agreement, the LC Exposure has been reduced to zero and the Issuing Bank has no further obligations to issue Letters of Credit under the Credit Agreement.

(b)           A Person which was a Loan Party immediately prior to the consummation of any transaction permitted by the Credit Agreement shall automatically be released from its obligations hereunder and the Security Interest in the Collateral of such Person shall be automatically released upon the consummation of any transaction permitted by the Credit Agreement as a result of which such Person ceases to be a Loan Party.

(c)           Upon any sale or other transfer by any Grantor of any Collateral that is permitted under the Credit Agreement, or upon the effectiveness of any written consent to the release of the security interest granted hereby in any Collateral pursuant to Section 9.02 of the Credit Agreement, the security interest in such Collateral shall be automatically released.

(d)           In connection with any termination or release pursuant to paragraph (a), (b) or (c) of this Section 7.14, the Collateral Agent shall execute and deliver to any Person, at such Person’s expense, all documents that such Person shall reasonably request to evidence such termination or release of its obligations or the Security Interests in its Collateral. Any execution and delivery of documents pursuant to this Section 7.14 shall be without recourse to or warranty by the Collateral Agent.

Section 7.15.          Additional Subsidiaries; Holdings.

(a)           Pursuant to Section 5.12 of the Credit Agreement, each Subsidiary of a Loan Party that was not in existence or not a Subsidiary on the date of the Credit Agreement and is not (x) an Inactive Subsidiary (other than an Inactive Subsidiary that has satisfied the Collateral and Guarantee Requirement) or (y) a Permitted Joint Venture (other than a Permitted Joint Venture Loan Party), is required to enter in this Agreement as a Subsidiary Loan Party upon becoming such a Subsidiary. Upon execution and delivery by the Collateral Agent and a Subsidiary of an instrument in the form of Exhibit I hereto, such Subsidiary shall become a Subsidiary Loan Party hereunder with the same force and effect as if originally named as a Subsidiary Loan Party in this Agreement. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

(b)           Upon Holdings becoming a party to the Credit Agreement, Holdings is required to enter into this Agreement as a Loan Party. Upon execution and delivery by the Collateral Agent and Holdings of an instrument in the form of Exhibit I hereto, Holdings shall become a Loan Party hereunder with the same force and effect as if originally named as a Loan

34

Party in this Agreement. The execution and delivery of any such instrument shall not require the consent of any other Loan Party hereunder. The rights and obligations of each Loan Party hereunder shall remain in full force and effect notwithstanding the addition of any new Loan Party as a party to this Agreement.

Section 7.16.          Collateral Agent Appointed Attorney-in-Fact.  (a) Each Grantor hereby irrevocably appoints the Collateral Agent and any officer or agent thereof, with full power of substitution, as its true and lawful attorney-in-fact of such Grantor with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, for the purpose of carrying out the provisions of this Agreement and taking any appropriate action and executing any and all documents and instruments that the Collateral Agent may deem necessary or desirable to accomplish the purposes hereof. Without limiting the generality of the foregoing, each Grantor hereby gives the Collateral Agent the power and right, on behalf of such Grantor, without notice to or assent by such Grantor to do any of the following:

in the name of such Grantor or in its own name, or otherwise, to take possession and endorse, assign, collect and/or deliver any and all notes, acceptances, checks, drafts, money orders or other instruments of payment due under any Receivable or with respect to any other Collateral and file any claim or take any other action or proceeding in any court of law or equity or otherwise deemed appropriate by the Collateral Agent for the purpose of collecting any and all such moneys due under any Receivable or with respect to any other Collateral whenever payable;

in the case of Intellectual Property, execute and deliver, and have recorded, any and all agreements, instruments, documents and papers as the Collateral Agent may request to evidence the Collateral Agent’s and the Secured Parties’ security interest in such Intellectual Property and the goodwill and general intangibles of such Grantor relating thereto or represented thereby;

pay or discharge taxes and Liens levied or placed on or threatened against the Collateral, effect any repairs or any insurance called for by the terms of this Agreement and pay all or any part of the premiums therefor and the costs thereof;

execute, in connection with any sale provided for in Section 5.01, any indorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral;

(1) direct any party liable for any payment under any of the Collateral to make payment of any and all moneys due or to become due thereunder directly to the Collateral Agent or as the Collateral Agent shall direct; (2) ask or demand for, collect, and receive payment of and receipt for, any and all moneys, claims and other amounts due or to become due at any time in respect of or arising out of any Collateral; (3) sign and indorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, notices and other documents in connection with any of the Collateral; (4) commence and prosecute any suits, actions or proceedings at law or in equity in any court of competent jurisdiction to collect the Collateral or any portion thereof and to enforce any other right in respect of any Collateral; (5) defend any suit, action or proceeding brought against such Grantor with respect to any Collateral; (6) settle, compromise or adjust any such suit, action or proceeding and, in connection therewith, give such discharges or releases as the Collateral Agent may deem appropriate; (7) assign any Copyright, Patent or Trademark (along with the goodwill of the business to which any

35

such Copyright, Patent or Trademark pertains), throughout the world for such term or terms, on such conditions, and in such manner, as the Collateral Agent shall in its sole discretion determine; and (8) generally, sell, transfer, pledge and make any agreement with respect to or otherwise deal with any of the Collateral as fully and completely as though the Collateral Agent were the absolute owner thereof for all purposes, and do, at the Collateral Agent’s option and such Grantor’s expense, at any time, or from time to time, all acts and things which the Collateral Agent deems necessary to protect, preserve or realize upon the Collateral and the Collateral Agent’s and the Secured Parties’ security interests therein and to effect the intent of this Agreement, all as fully and effectively as such Grantor might do; and

license or sublicense whether on an exclusive or non-exclusive basis, any Intellectual Property for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine and, in connection therewith, such Grantor hereby grants to the Collateral Agent for the benefit of the Secured Parties a royalty-free, world-wide irrevocable license of its Intellectual Property.

Anything in this Section 7.16(a) to the contrary notwithstanding, the Collateral Agent agrees that it will not exercise any rights under the power of attorney provided for in this Section 716(a) unless an Event of Default shall have occurred and be continuing.

(b)           If any Grantor fails to perform or comply with any of its agreements contained herein, the Collateral Agent, at its option, but without any obligation so to do, may perform or comply, or otherwise cause performance or compliance, with such agreement.

(c)           The expenses of the Collateral Agent incurred in connection with actions undertaken as provided in this Section 7.16, together with interest thereon at a rate per annum equal to the rate per annum at which interest would then be payable on past due Revolving Loans that are ABR Loans under the Credit Agreement, from the date of payment by the Collateral Agent to the date reimbursed by the relevant Grantor, shall be payable by such Grantor to the Collateral Agent on demand.

(d)           Each Grantor hereby ratifies all that said attorneys shall lawfully do or cause to be done by virtue hereof. All powers, authorizations and agencies contained in this Agreement are coupled with an interest and are irrevocable until this Agreement is terminated and the security interests created hereby are released.

Section 7.17.          Further Assurances. Notwithstanding anything to the contrary herein, the parties hereto agree to comply with the requirements set forth in Section 5.13 of the Credit Agreement.

[Signature Pages to Follow]

36

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AGA MEDICAL CORPORATION,

By:
Name:
Title:

AMPLATZER MEDICAL SALES CORPORATION,

By:
Name:
Title:

LEHMAN COMMERCIAL PAPER INC., as Collateral Agent,

By:
Name:
Title:

37

Exhibit I to the

Guarantee and

Collateral Agreement

SUPPLEMENT NO.              dated as of [ ], to the Guarantee and Collateral Agreement dated as of July 28, 2005, among AGA MEDICAL CORPORATION, a Minnesota corporation (the “Borrower”), Amplatzer Medical Sales Corporation (the “Subsidiary Guarantor”; the Subsidiary Guarantor and the Borrower are referred to collectively herein as the “Grantors”) and Lehman Commercial Paper Inc., a [New York] banking corporation (“Lehman”), as Collateral Agent (in such capacity, the “Collateral Agent”).

A.            Reference is made to the Credit Agreement dated as of July 28, 2005 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, Bank of America, N.A., Citicorp USA, Inc., Deutsche Bank Trust Company Americas, Wachovia Bank, National Association and Lehman, as Administrative Agent.

B.            Capitalized terms used in this Agreement and not otherwise defined in this Agreement shall have the meanings assigned to such terms in the Credit Agreement and the Collateral Agreement referred to therein.

C.            The Grantors have entered into the Collateral Agreement in order to induce the Lenders to make Loans and the Issuing Bank to issue Letters of Credit. Section 7.15 of the Collateral Agreement provides that [Holdings] [additional Subsidiaries] of the Borrower may become [Subsidiary] Loan Parties under the Collateral Agreement by execution and delivery of an instrument in the form of this Supplement. The undersigned [Subsidiary] [Holdings] (the “[New Subsidiary] [Holdings”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a [Subsidiary] Loan Party under the Collateral Agreement in order to induce the Lenders to make additional Loans and the Issuing Bank to issue additional Letters of Credit and as consideration for Loans previously made and Letters of Credit previously issued.

Accordingly, the Collateral Agent and [the New Subsidiary] [Holdings] agree as follows:

SECTION 1.           In accordance with Section 7.15 of the Collateral Agreement, [the New Subsidiary] [Holdings] by its signature below becomes a [Subsidiary] Loan Party, a Grantor and a Guarantor under the Collateral Agreement with the same force and effect as if originally named therein as a [Subsidiary] Loan Party and [the New Subsidiary] [Holdings] hereby (a) agrees to all the terms and provisions of the Collateral Agreement applicable to it as a [Subsidiary] Loan Party, Grantor and Guarantor thereunder and (b) represents and warrants that the representations and warranties made by it as a Grantor and Guarantor thereunder are true and correct on and as of the date hereof. In furtherance of the foregoing, [the New Subsidiary] [Holdings], as security for the payment and performance in full of the Obligations (as defined in the Collateral Agreement), does hereby create and grant to the Collateral Agent, its successors and assigns, for the ratable benefit of the Secured Parties, their successors and assigns, a security interest in and lien on all [the New Subsidiary’s] [Holdings’] right, title and interest in and to the Collateral (as defined in the Collateral Agreement) of the New Subsidiary. Each reference to a “Guarantor” or “Grantor” in the Collateral Agreement shall be deemed to include [the New Subsidiary] [Holdings]. The Collateral Agreement is hereby incorporated in this Agreement by reference.

SECTION 2.           [The New Subsidiary][Holdings] represents and warrants to the Collateral Agent and the other Secured Parties that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.           This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Supplement shall become effective when the Collateral Agent shall have received a counterpart of this Supplement that bears the signature of [the New Subsidiary] [Holdings] and the Collateral Agent has executed a counterpart hereof. Delivery of an executed signature page to this Supplement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Supplement.

SECTION 4.           [The New Subsidiary] [Holdings] hereby represents and warrants that set forth under its signature hereto is (i) the true and correct legal name of [the New Subsidiary] [Holdings], (ii) its jurisdiction of formation, (iii) its Federal Taxpayer Identification Number or its organizational identification number and (iv) the location of its chief executive office.

SECTION 5.           Except as expressly supplemented hereby, the Collateral Agreement shall remain in full force and effect.

SECTION 6.         THIS SUPPLEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

SECTION 7.           Any provision of this Supplement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof and in the Collateral Agreement; the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 8.           All communications and notices hereunder shall be in writing and given as provided in Section 7.01 of the Collateral Agreement.

SECTION 9.           [The New Subsidiary] [Holdings] agrees to reimburse the Collateral Agent for its reasonable out-of-pocket expenses in connection with this Supplement, including the reasonable fees, other charges and disbursements of counsel for the Collateral Agent.

IN WITNESS WHEREOF, [the New Subsidiary] [Holdings] and the Collateral Agent have duly executed this   the Collateral Agreement as of the day and year first above written.

[NAME OF [NEW SUBSIDIARY] [HOLDINGS]],

By:
Name:
Title:

Legal Name:
Jurisdiction of Formation:
Location of Chief Executive Office:

LEHMAN COMMERCIAL PAPER INC., as Collateral Agent,

By:
Name:
Title:

Schedule I
to the Supplement No.
to the Guarantee and
Collateral Agreement

LOCATION OF COLLATERAL

Description	Location

EQUITY INTERESTS

Issuer	Number of Certificate	Registered Owner	Number and Class of Equity Interests	Percentage of Equity Interests

DEBT SECURITIES

Issuer	Principal Amount	Date of Note	Maturity Date

INTELLECTUAL PROPERTY

1. Copyrights

Registered Owner	Title	Registration Number	Expiration Date

II. Copyright Applications

Registered Owner	Title	Registration Number	Date Filed

III. Copyright Licenses

Licensee	Licensor	Title	Registration Number	Expiration Date

IV.           Patents

Registered Owner	Mark	Registration Number	Expiration Date

V. Patent Applications

Registered Owner	Mark	Registration Number	Date Filed

VI. Patent Licenses

Licensee	Licensor	Mark	Registration Number	Expiration Date

VII. Trademarks

Registered Owner	Type	Registration Number	Expiration Date

VIII. Trademark Applications

Registered Owner	Type	Registration Number	Date Filed

IX. Trademark Licenses

Licensee	Licensor	Type	Registration Number	Expiration Date

EXHIBIT D

FORM OF PERFECTION CERTIFICATE

Reference is made to the Amended and Restated Credit Agreement, dated as of April 28, 2006 (as further amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), among AGA Medical Holdings, Inc. (“Holdings”), AGA Medical Corporation (the “Borrower”), the Lenders and Issuing Banks party thereto and Lehman Commercial Paper Inc., as Administrative Agent. Capitalized terms used but not defined herein have the meanings assigned in the Credit Agreement or the Collateral Agreement referred to therein, as applicable.

As used herein, the term “Companies” means Holdings and each of its Subsidiaries.

The undersigned, the Director of Finance and Controller and the General Counsel, respectively, of the Borrower, hereby certify to the Administrative Agent and each other Secured Party as follows:

Section 1.               Names  (a)  Attached hereto as Schedule 1A is (i) the exact legal name of each Company as such name appears in its respective certificate or document of formation, (ii) each other legal name such Company has had in the past five years, including the date of the relevant name change, and (iii) each other name, including trade names and similar appellations, such Company or any of its divisions or other business units has used in connection with the conduct of its business or the ownership of its properties at any time during the past five years.

(b)           Except as set forth on Schedule 1B hereto, no Company has changed its identity or business structure in any way within the past five years. Changes in identity and business structure include mergers, acquisitions and consolidations, as well as any change in form, nature or jurisdiction of formation. If any merger, acquisition or consolidation has occurred, Schedule 1B sets forth the information required by Sections 1 and 2 of this certificate as to each acquiree and each other constituent party to such merger, acquisition or consolidation.

(c)           Attached hereto as Schedule 1C is the (i) jurisdiction of formation of each Company that is a registered organization, (ii) organizational identification number, if any, (iii) address (including the county) of the chief executive office of such Company and (iv) the federal taxpayer identification number of each Company.

Section 2.               Locations  (a)  Attached hereto as Schedule 2A is a list of all real property held by each Company, whether owned or leased, the name of the Company that owns or leases said property. Copies of any deeds, title insurance policies, surveys and other records relating to the real property listed on Schedule 2A have been delivered to the Administrative Agent.

(b)           Attached hereto as Schedule 2B is (i) the name and address of any Person other than a Company that has possession of any Collateral (indicating whether such Person holds such Collateral subject to a Lien (including, but not limited to, warehousemen’s, mechanics’ and other statutory liens)) and (ii) any other addresses where a Company maintains or has maintained during the previous four months a place of business or any Collateral (other than Accounts and General Intangibles) not otherwise identified on Schedule 1C, Schedule 2A or Schedule 2B.

Section 3.               Unusual Transactions  All Accounts have been originated, and all Inventory has been acquired, by the Companies in the ordinary course of business.

Section 4.               File Search Reports  File search reports have been obtained from the (a) Uniform Commercial Code (“UCC”) filing office related to each location of a Company identified in Schedules 1C, 2A and 2B (other than locations identified pursuant to clause (i) of Section 2(b) and (b) county recorder’s office related to the county where each Mortgaged Property is located. The search reports obtained pursuant to this Section 4 reflect no liens against any of the Collateral or any Mortgaged Property other than those liens permitted under the Credit Agreement.

Section 5.               UCC Filings  UCC financing statements have been prepared for filing in the appropriate UCC filing office related to the jurisdiction of formation for each Company. Attached hereto as Schedule 5 is a true and correct list of each such filing and the UCC filing office in which such filing is to be made.

Section 6.               Equity Interests  Attached hereto as Schedule 6 is a true and correct list of all the Equity Interests owned by Holdings and each subsidiary of Holdings (including the Borrower), specifying the Company, issuer and certificate number of, and the number and percentage of ownership represented by, such Equity Interests.

Section 7.               Debt Instruments  Attached hereto as Schedule 7 is a true and correct list of all debt instruments and other indebtedness held by Holdings and each subsidiary of Holdings (including the Borrower), specifying any promissory notes or intercompany notes evidencing such debt instruments or indebtedness.

Section 8.               Advances and Transfers  Attached hereto as Schedule 8 is a true and correct list of all (a) advances made by (i) Holdings to the Borrower or any Subsidiary, (ii) the Borrower to Holdings or any Subsidiary and (iii) any Subsidiary to the Borrower, Holdings or any other Subsidiary, in each case other than those identified on Schedule 7, which advances will be, on and after the date hereof, evidenced by one or more intercompany notes pledged to the Administrative Agent under the Collateral Agreement and (b) unpaid intercompany transfers of goods sold and delivered by the Borrower to any Subsidiary or by any Subsidiary to any other Subsidiary.

Section 9.               Mortgage Filings  Attached hereto as Schedule 9 is a true and correct list, with respect to each Mortgaged Property, of the (a) exact name of the Person that owns such property as such name appears in its certificate of formation, (b) if different from the name identified pursuant to clause (a), exact name of the current record owner of such property as such name appears in the records of the county recorder’s office for such property identified pursuant to the following clause and (c) county recorder’s office in which a Mortgage with respect to such property must be filed or recorded in order for the Administrative Agent to obtain a perfected security interest therein.

2

Section 10.             Intellectual Property  Attached hereto as Schedule 10, in proper form for filing with the United States Patent and Trademark Office or the United States Copyright Office, as applicable, is a true and correct list of each Company’s (i) Copyrights, Copyright Applications and Copyright Licenses, (ii) Patents, Patent Applications and Patent Licenses and (iii) Trademarks, Trademark Applications and Trademark Licenses, in each case including the name of the registered owner, relevant reference number, relevant date, a brief description thereof, the relevant country and, if applicable, the licensee and licensor.

Section 11.             Commercial Tort Claims  Attached hereto as Schedule 11 is a true and correct list of commercial tort claims held by any Company, including a brief description thereof.

Section 12.             Deposit Accounts and Securities Accounts  Attached hereto as Schedule 12 is a true and correct list of deposit accounts and securities accounts maintained by each Company, including the name and address of the depositary or securities institution, the type of account and the account number.

[Signature Page to Follow]

3

EXHIBIT D

IN WITNESS WHEREOF, the undersigned have duly executed this certificate on this 28th day of April, 2006.

AGA MEDICAL CORPORATION

By:
Name:	David Aberle
Title:	Director of Finance and Controller

By:
Name:	Peter Rother
Title:	General Counsel

[Signature Page to AGA Perfection Certificate]

EXHIBIT D

Schedule 1A

Names

Company’s Exact Legal Name	Former Names (Including Date of Change)	Other Names
AGA Medical Holdings, Inc.	None	None
AGA Medical Corporation	None	None
Amplatzer Medical Sales Corporation	None	None
AGA Medical FSC, Inc.	None	None
AGA Medical Switzerland Sari	None	None

Schedule 1B

Changes in Identity or Business Structure

None.

Schedule 1C

Jurisdiction of Formation, Organizational Identification Number
and Chief Executive Office Address

Company	Jurisdiction of Formation	Organizational Identification Number	Chief Executive Office Address (Including County)	Federal Taxpayer Identification Number
AGA Medical Holdings, Inc.	Delaware	3998472	682 Mendelssohn Avenue, Golden Valley, MN 55427 (Hennepin County)	20-4757212
AGA Medical Corporation	Minnesota	8T-881	682 Mendelssohn Avenue, Golden Valley, MN 55427 (Hennepin County)	41-1815457
Amplatzer Medical Sales Corporation	Minnesota	12K-944	682 Mendelssohn Avenue, Golden Valley, MN 55427 (Hennepin County)	37-1450639
AGA Medical FSC, Inc.	Barbados	n/a	682 Mendelssohn Avenue, Golden Valley, MN 55427 (Hennepin County)	98-0193980
AGA Medical Switzerland Sàrl	Switzerland	n/a	Chapelle 19a CH2034 Peseux Switzerland	98-0488706

Schedule 2A

Location of Owned or Leased Real Property

I.              Owned Real Properties

Property Address	Owner
9700 Schmidt Lake Road, Plymouth, Minnesota 55442	AGA Medical Corporation

II.            Leased Real Properties

Property Address	Tenant
682 Mendelssohn Avenue, Golden Valley, Minnesota 55427	AGA Medical Corporation

Schedule 2B

Other Persons and Other Addresses

I.              Other Persons Who Hold Collateral

None.

II.            Companies’ Other Addresses

None.

Schedule 5

UCC Filings

Company	UCC Filing Office
AGA Medical Holdings, Inc.	Secretary of State, DE
AGA Medical Corporation	Secretary of State, MN
Amplatzer Medical Sales Corporation	Secretary of State, MN

Schedule 6

Equity Interests

Holder	Issuer	Certificate Number	Number of Equity Interests	Percentage of Ownership
AGA Medical Holdings, Inc.	AGA Medical Corporation	5	200,000 shares common stock	100%
AGA Medical Corporation	Amplatzer Sales Corporation	1	10,000 shares common stock	100%
AGA Medical Corporation	AGA Medical FSC, Inc.	1	1 ordinary share	100%
AGA Medical Corporation	AGA Medical Switzerland Sàrl	n/a	19,000 CHF paid in capital	95%

Schedule 7

Debt Instruments

Letters of Credit:

Applicant	Issuing Bank	Beneficiary	Number	Amount
AGA Medical Corporation	U.S. Bank National Association	Chubb & Son, a division of Federal Insurance Company	SLCMMSP03734	$300,000

Schedule 8

Advances and Transfers

Intercompany Note, dated as of July 28, 2005, between AGA Medical Corporation and Amplatzer Medical Sales Corporation.

Schedule 9

Mortgaged Property

Record Owner	Address	County Recorder’s Office
AGA Medical Corporation	9700 Schmidt Lake Road Plymouth, MN 55442	Hennepin County Recorder 300 South Sixth Street Minneapolis MN 55487-0083 (612) 348-3050

Schedule 10

Intellectual Property

I.              Copyrights

Registered Owner	Title	Country	Registration Number	Registration Date
AGA Medical Corporation	amplatzer occlusion devices asd pda pfo vsd	United States	TX5532900	7/11/2002

II.            Copyright Applications

None.

III.           Copyright Licenses

None.

IV.           Patents

Registered Owner	Patent Title	Country	Patent Number	Patent Date
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Australia	762205	10/2/2003
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Australia	752585	2/20/2003
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	Australia	737934	12/20/2001
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Australia	727012	3/15/2001
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Australia	711677	2/3/2000
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Australia	2001261620	6/24/2004
AGA Medical Corporation	retrievable self expanding shunt	Australia	2001249146	5/6/2004
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Australia	2001247364	11/19/2004
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	Canada	2319521	5/4/2004
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Canada	2302164	3/2/2004
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Canada	2252913	6/25/2002
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	Canada	2194669	7/5/2005
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Canada	2341228	10/11/2005

Registered Owner	Patent Title	Country	Patent Number	Patent Date
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Canada	2408943	11/8/2005
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	China PRC	ZL99809569.9	11/9/2004
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	China PRC	ZL98813470.5	4/2/2003
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	China PRC	ZL98808876.2	10/2/2002
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	China PRC	ZL97194488.1	4/30/2003
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	China PRC	ZL01803164.1	4/27/2005
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	China PRC	ZL01112410.5	4/20/2005
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	China PRC	ZL00816390.1	4/20/2005
AGA Medical Corporation	retrievable self expanding shunt	China PRC	ZL01112212.9	8/10/2005
AGA Medical Corporation	intravascular flow restrictor	China PRC	ZL03102917.5	1/2/2006
AGA Medical Corporation	method and apparatus for occluding aneurysms	EPO	0902704	8/20/2003
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	EPO	0808138	10/5/2005
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Eurasia	004855	8/26/2004
AGA Medical Corporation	retrievable self expanding shunt	Eurasia	004287	2/26/2004
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Eurasia	003973	12/25/2003
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Eurasia	003693	8/28/2003
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Eurasia	002415	4/25/2002
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	Eurasia	002106	12/24/2001
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Eurasia	001480	4/23/2001
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Eurasia	001447	4/23/2001
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	Hong Kong	HK1032892	6/13/2003
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Hong Kong	HK1038871	7/29/2005
AGA Medical Corporation	retrievable self expanding shunt	Hong Kong	HK1045250	8/10/2005
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Hong Kong	HK1051958	8/12/2005

Registered Owner	Patent Title	Country	Patent Number	Patent Date
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	India	192376	919/2005
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Japan	3643309	2/4/2005
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	Japan	3524494	2/20/2004
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Japan	3706337	8/5/2005
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Japan	3742113	11/18/2005
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	New Zealand	518276	2/9/2004
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	New Zealand	538682	2/9/2006
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Singapore	92089	2/21/2004
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Singapore	92088	7/31/2003
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Singapore	92060	11/30/2004
AGA Medical Corporation	retrievable self expanding shunt	Singapore	92087	6/30/2005
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	South Africa	2002/8841	1/28/2004
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	South Korea	463297	12/15/2004
AGA Medical Corporation	retrievable self expanding shunt	South Korea	451476	9/23/2004
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	South Korea	428820	4/13/2004
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	South Korea	400506	9/23/2003
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	South Korea	393441	7/22/2003
AGA Medical Corporation	repositionable and recapturable vascular stent/grant	South Korea	536788	12/8/2005
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	South Korea	508469	8/8/2005
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Sri Lanka	12877	9/30/2004
AGA Medical Corporation	retrievable self expanding stent	Sri Lanka	12876	9/30/2004
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Sri Lanka	12875	9/30/2004
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	United States	6682546	1/27/2004
AGA Medical Corporation	intravascular flow restrictor	United States	6638257	10/28/2003

Registered Owner	Patent Title	Country	Patent Number	Patent Date
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	United States	6599308	7/29/2003
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	United States	6579303	6/17/2003
AGA Medical Corporation	method and apparatus for occluding aneurysms	United States	6506204	1/14/2003
AGA Medical Corporation	retrievable self expanding shunt	United States	6468303	10/22/2002
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	United States	6468301	10/22/2002
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	United States	6447531	9/10/2002
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	United States	6402772	6/11/2002
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	United States	6368339	4/9/2002
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	United States	6334864	1/1/2002
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	United States	6241678	6/5/2001
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	United States	6210338	4/3/2001
AGA Medical Corporation	method and apparatus for occluding aneurysms	United States	6168622	1/2/2001
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	United States	6123715	9/26/2000
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	United States	5944738	8/31/1999
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	United States	5846261	12/8/1998
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	United States	5725552	3/10/1998
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	United States	6932837	8/23/2005
AGA Medical Corporation	intravascular flow restrictor	United States	7001409	2/21/2006

V.            Patent Applications

Registered Owner	Patent Title	Country	Application Number	Application Date
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Australia	2005201132	3/16/2005
AGA Medical Corporation	intravascular flow restrictor	Australia	2002360495	12/5/2002

Registered Owner	Patent Title	Country	Application Number	Application Date
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Brazil	PI0500995-2	3/16/2005
AGA Medical Corporation	intravascular flow restrictor	Brazil	PI0215626-1	12/5/2002
AGA Medical Corporation	retrievable self expanding shunt	Brazil	PI01095366	9/25/2002
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Brazil	PI01095374	9/25/2002
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Brazil	PI01108158	5/16/2001
AGA Medical Corporation	intravascular flow restrictor	Canada	2477725	12/5/2002
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Canada	2501033	3/16/2005
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Canada	2403613	3/12/2001
AGA Medical Corporation	retrievable self expanding shunt	Canada	2402101	3/12/2001
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Canada	2392940	11/28/2000
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	China PRC	200510071608.4	3/18/2005
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	China PRC	200410087702.4	10/22/2004
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	EPO	05251472.6	3/11/2005
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	EPO	01204926.8	12/17/2001
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	EPO	01935533.8	5/16/2001
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	EPO	01920293.6	3/12/2001
AGA Medical Corporation	retrievable self expanding shunt	EPO	01922330.4	3/12/2001
AGA Medical Corporation	sizing catheter for measuring septal defects	EPO	99941988	7/30/1999
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	EPO	00992348.3	11/28/2000
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	EPO	98953347.6	10/12/1998
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	EPO	98946804.6	9/1/1998
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	EPO	97922307	4/14/1997
AGA Medical Corporation	intravascular flow restrictor	EPO	02795754.7	12/5/2002
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Eurasia	200500381	3/18/2005
AGA Medical Corporation	intravascular flow restrictor	Eurasia	200401098	9/22/2004
AGA Medical Corporation	intravascular flow restrictor	Hong Kong	03109386.0	12/24/2003

Registered Owner	Patent Title	Country	Application Number	Application Date
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Hong Kong	03104315.7	6/17/2003
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Hong Kong	03101775.6	3/12/2003
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Hong Kong	02106707.9	9/13/2002
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Hong Kong	01108087.6	11/16/2001
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Hong Kong	00105963.2	9/21/2000
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Hong Kong	03100702.3	1/16/2006
AGA Medical Corporation	repositionable and recaputrable vascular stent/graft	Hong Kong	05106531.8	8/1/2005
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	India	602DEL2005	3/18/2005
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	India	14471DEL	8/4/2004
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	India	12831DEL2004	7/12/2004
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	India	338DEL2004	3/1/2004
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	India	1114DEL2003	9/8/2003
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	India	1115DEL2003	9/8/2003
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	India	00476/DEL	5/7/2002
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	India	00860/DEL	3/12/2001
AGA Medical Corporation	retrievable self expanding shunt	India	00862/DEL	3/12/2001
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	India	00452/DEL	11/28/2000
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	India	1106/de199	8/13/1999
AGA Medical Corporation	percutaneous catheter directed constricting occlusion device	India	2910/de198	9/30/1998
AGA Medical Corporation	intravascular flow restrictor	India	2528/delnp/2004	12/5/2002
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Indonesia	P00200500145	3/18/2005
AGA Medical Corporation	intravascular flow restrictor	Indonesia	W00200401861	8/31/2004
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Indonesia	00200202307	5/16/2001
AGA Medical Corporation	retrievable self expanding stent	Indonesia	00200202305	3/12/2001

Registered Owner	Patent Title	Country	Application Number	Application Date
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Indonesia	00200202306	3/12/2001
AGA Medical Corporation	intravascular flow restrictor	Japan	2003-572629	8/31/2004
AGA Medical Corporation	sizing catheter for measuring cardiovascular structures	Japan	2001-539510	11/28/2000
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Japan	2001-583635	5/16/2001
AGA Medical Corporation	retrievable self expanding shunt	Japan	2001-570325	3/21/2001
AGA Medical Corporation	repositionable and recapturable vascular stent/graft	Japan	2001-570203	3/12/2001
AGA Medical Corporation	percutaneous catheter directed intravascular occlusion devices	Japan	2000-510380	9/1/1998
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	Japan	8-504395	7/10/1995
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Japan	2005-078665	3/18/2005
AGA Medical Corporation	method of forming medical devices; intravascular occlusion devices	Japan	2005-319544	11/2/2005
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Mexico	PAa2005002928	3/16/2005
AGA Medical Corporation	intravascular flow restrictor	Mexico	PAa2004008439	8/31/2004
AGA Medical Corporation	alignment member for delivering a non-symmetric device with a pre-defined orientation	Mexico	011196	5/16/2001
AGA Medical Corporation	intravascular flow restrictor	New Zealand	534953	8/27/2004
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Singapore	200502755-2	3/9/2005
AGA Medical Corporation	intravascular flow restrictor	Singapore	200405312-0	8/30/2004
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	South Africa	2005/02143	3/14/2005
AGA Medical Corporation	intravascular flow restrictor	South Africa	2004/6757	12/5/2002
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	South Korea	200522530	3/18/2005
AGA Medical Corporation	intravascular flow restrictor	South Korea	2004-7013649	9/1/2004
AGA Medical Corporation	intravascular flow restrictor	Sri Lanka		12/5/2002
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	Sri Lanka		3/19/2005
AGA Medical Corporation	open structure sizing device	United States	11/033233	1/11/2005
AGA Medical Corporation	multi-layer braided structures for occluding vascular defects	United States	10/804993	3/19/2004
AGA Medical Corporation	intravascular flow restrictor	United States	10/408805	4/7/2003
AGA Medical Corporation	intravascular deliverable stent for reinforcement of abdominal aortic aneurysm	United States	11/331640	1/13/2006

Registered Owner	Patent Title	Country	Application Number	Application Date
AGA Medical Corporation	flanged occlusion devices and methods	United States	60/560825	4/8/2004

VI.                                 Patent Licenses

On March 24, 2006, NMT Medical, Inc. and Lloyd A Marks granted an exclusive patent license to AGA Medical Corporation of United States Patent No. 5,108,420 (titled “Aperture Occlusion Device”), issued on April 28, 1992, on United States Patent Application Serial No. 07/649,593 (filed February 1, 1991).

VII.                             Trademarks

Registered Owner	Trademark	Country	Registration Number	Registration Date
AGA Medical Corporation	AMPLATZER	Australia	744470	9/22/1997
AGA Medical Corporation	AMPLATZER	Canada	500695	9/16/1998
AGA Medical Corporation	AMPLATZER	China PRC	1247606	2/14/1999
AGA Medical Corporation	AMPLATZER	European Community	633917	2/26/1999
AGA Medical Corporation	AMPLATZER	Japan	4231110	1/14/1999
AGA Medical Corporation	AMPLATZER	Russian Fed.	171204	1/14/1999
AGA Medical Corporation	AMPLATZER	United States	2144604	3/17/1998
AGA Medical Corporation	TORQVUE	United States	2760128	9/2/2003
AGA Medical Corporation	TORQVUE & Design	United States	2818165	2/24/2004

VIII.                         Trademark Application

Registered Owner	Trademark	Country	Serial No.	Date Filed
AGA Medical Corporation	AMPLATZER	United States	769603	9/22/1997

IX.                                 Trademark Licenses

None.

EXHIBIT D

Schedule 11

Commercial Tort Claims

AGA v. William Liebesny, Brent Peterson, Creative Data & Design, Inc., JZ Technologies, Inc. and Karen Liebesny, Hennepin County, Minnesota, Court File No. CT 04-13823, pursuant to which the Borrower seeks to recover approximately $1.6 million plus damages against a former employee of the Borrower and persons affiliated with such former employee (collectively, the “Defendants”) in connection with the Defendants’ alleged defrauding of the Borrower. The Borrower believes that it is unlikely that substantial amounts will be recovered from the Defendants in the above-referenced civil action.

EXHIBIT D

Schedule 12

Deposit Accounts and Securities Accounts

Institution	Account Description	Institution Address	Institution Account Name	Institution Account Number	Currency
US Bank National Association	Cash - Checking	James Kellogg Commercial Banking BC-MN-H03W US Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 612-303-3513	Premium Business Checking	1 047 7401 4799	US Dollars
US Bank National Association	Cash - Checking	James Kellogg Commercial Banking BC-MN-H03W US Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 612-303-3513	Basic Business Checking with Interest	1 801 9208 8896	US Dollars
US Bank National Association	Cash - Checking	James Kellogg Commercial Banking BC-MN-H03W US Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 612-303-3513	Eurodollar Investment Sweep	2 731 0128 8606	US Dollars
US Bank National Association	Cash - Savings	James Kellogg Commercial Banking BC-MN-H03W US Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 612-303-3513	Preferred Business Money Market	1 731 0131 6730	US Dollars
Piper Jaffray	Cash - Savings 2	Joann Hinnenthal 800 Nicollet Mall Minneapolis, MN 55402 800-333-6000	Money Market	1021-0335	US Dollars
US Bank National Association	Petty Cash	James Kellogg Commercial Banking BC-MN-H03W US Bancorp Center 800 Nicollet Mall Minneapolis, MN 55402 612-303-3513	Premium Business Checking	1 047 5678 1001	US Dollars
Deutsche Bank AG	Deutsche Bank - Euro	Dirk Hillenbrand Borsenplatz 7-11 D-60313 Frankfurt Germany email:dirk.hillenbrand@db.com	N/A	175-3284	Euro

Institution	Account Description	Institution Address	Institution Account Name	Institution Account Number	Currency
Deutsche Bank AG	Deutsche Bank - Euro	Dirk Hillenbrand Borsenplatz 7-11 D-60313 Frankfurt Germany email:dirk.hillenbrand@db.com	N/A	175-3284	Euro
Deutsche Bank AG	Deutsche Bank - USD	Dirk Hillenbrand Borsenplatz 7-11 D-60313 Frankfurt Germany email:dirk.hillenbrand@db.com	N/A	175-3284	US Dollars
Credit Suisse	Current	Credit Suisse CH-2001 Neuchatel Switzerland	N/A	547687-1	CHF

Exhibit E

BORROWING REQUEST

Lehman Commercial Paper Inc.,

as Administrative Agent for

the Lenders,

Attention:	Carmen Pi-Santana
745 Seventh Avenue
New York, New York 10019
Fax: (646) 834-2379

April 27, 2006

Ladies and Gentlemen:

The undersigned, AGA Medical Corporation, a Minnesota corporation (the “Borrower”), refers to the Amended and Restated Credit Agreement to be dated as of April 28, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrower, the Lenders and Issuing Banks from time to time party thereto and Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. The Borrower hereby gives you notice pursuant to Section 2.03 of the Credit Agreement that it requests a Borrowing under the Credit Agreement, and in that connection sets forth below the terms on which such Borrowing is requested to be made:

(A)	Date of Borrowing (which is a Business Day)	April 28, 2006

(B)	Principal Amount of Borrowing	$215,000,000

(C)	Class of Borrowing	Tranche B Term Loan

(D)	Type of Borrowing	ABR Borrowing

(E)	Interest Period and the last day thereof	N/A

(F)	Funds are requested to be disbursed to the Borrower’s account as follows (Account No. 104774014799)

Very truly yours,

AGA MEDICAL CORPORATION,

by:	/s/ Frank Gougeon
Name: Frank Gougeon
Title: President & CEO

[SIGNATURE PAGE TO INTEREST ELECTION REQUEST]

2

Exhibit F

INTEREST ELECTION REQUEST

Lehman Commercial Paper Inc.,

as Administrative Agent for

the Lenders,

Attention:	Carmen Pi-Santana
745 Seventh Avenue
New York, New York 10019
Fax: (646) 834-2379

April 28, 2006

Ladies and Gentlemen:

Reference is made to the Amended and Restated Credit Agreement dated as of April 28, 2006 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), the Borrower, the Lenders and Issuing Banks from time to time party thereto and Lehman Commercial Paper Inc., as Administrative Agent (in such capacity, the “Administrative Agent”). Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement. This notice constitutes an Interest Election Request, and the Borrower hereby requests the conversion or continuation of a Borrowing under the Credit Agreement, and in that connection the Borrower specifies the following information with respect to the Borrowing to be converted or continued as requested hereby:

(A)	Borrowing to which this request applies: Tranche B Term Loan (ABR Borrowing)

(B)	Principal amount of the Borrowing to be converted/continued: $215,000,000

(C)	Effective date of election (which is a Business Day): May 3, 2006

(D)	Interest rate basis of resulting Borrowing: Eurodollar Borrowing

(E)	Interest Period of resulting Borrowing: 3-month LIBOR

[Signature Page Follows]

The Borrower hereby represents and warrants to the Administrative Agent and the Lenders that, on the date of this Borrowing Request and on the date of the related Borrowing, the conditions to lending specified in Section 4.02 of the Credit Agreement have been satisfied.

AGA MEDICAL CORPORATION,

By:	/s/ Franck Gougeon
Name: Franck Gougeon
Title: President & CEO

[SIGNATURE PAGE TO BORROWING REQUEST]

2